ASSET PURCHASE AGREEMENT

by and among

RELIANT ENERGY WHOLESALE GENERATION, LLC and

RELIANT ENERGY ASSET MANAGEMENT, LLC,

as Sellers,

and

NEVADA POWER COMPANY,

as Purchaser

APRIL 21, 2008

BIGHORN POWER PLANT

Clark County, Nevada

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; USAGE[INSERT PAGE NUMBER]

Section 1.1Definitions[INSERT PAGE NUMBER]

Section 1.2Rules as to Usage[INSERT PAGE NUMBER]

Section 1.3Schedules and Exhibits[INSERT PAGE NUMBER]

ARTICLE II SALE AND PURCHASE; PRICE; CLOSING[INSERT PAGE NUMBER]

Section 2.1Sale and Purchase; Definition of Purchased Assets; Excluded Liability[INSERT PAGE NUMBER]

Section 2.2Purchase Price[INSERT PAGE NUMBER]

Section 2.3Allocation of Purchase Price[INSERT PAGE NUMBER]

Section 2.4The Closing[INSERT PAGE NUMBER]

Section 2.5Closing Deliveries.[INSERT PAGE NUMBER]

Section 2.6Further Assurances; Post-Closing Cooperation[INSERT PAGE NUMBER]

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS[INSERT PAGE NUMBER]

Section 3.1Existence[INSERT PAGE NUMBER]

Section 3.2Authority[INSERT PAGE NUMBER]

Section 3.3Binding Agreement[INSERT PAGE NUMBER]

Section 3.4No Conflicts[INSERT PAGE NUMBER]

Section 3.5Approvals and Filings[INSERT PAGE NUMBER]

Section 3.6No Material Adverse Effect[INSERT PAGE NUMBER]

Section 3.7Legal Proceedings[INSERT PAGE NUMBER]

Section 3.8Compliance with Laws[INSERT PAGE NUMBER]

Section 3.9Title to Personal Property[INSERT PAGE NUMBER]

Section 3.10Real Property.[INSERT PAGE NUMBER]

Section 3.11Condition of Purchased Assets[INSERT PAGE NUMBER]

Section 3.12Warranty Matters[INSERT PAGE NUMBER]

Section 3.13Contracts.[INSERT PAGE NUMBER]

Section 3.14Permits.[INSERT PAGE NUMBER]

Section 3.15Insurance[INSERT PAGE NUMBER]

Section 3.16Environmental Matters.[INSERT PAGE NUMBER]

Section 3.17Labor Matters[INSERT PAGE NUMBER]

Section 3.18Employee Matters[INSERT PAGE NUMBER]

Section 3.19Brokers[INSERT PAGE NUMBER]

Section 3.20Intellectual Property[INSERT PAGE NUMBER]

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER[INSERT PAGE NUMBER]

Section 4.1Existence[INSERT PAGE NUMBER]

Section 4.2Authority[INSERT PAGE NUMBER]

Section 4.3Binding Agreement[INSERT PAGE NUMBER]

Section 4.4No Conflicts[INSERT PAGE NUMBER]

Section 4.5Approvals and Filings[INSERT PAGE NUMBER]

Section 4.6Legal Proceedings[INSERT PAGE NUMBER]

Section 4.7Brokers[INSERT PAGE NUMBER]

Section 4.8Financial Resources[INSERT PAGE NUMBER]

Section 4.9Opportunity for Independent Investigation[INSERT PAGE NUMBER]

ARTICLE V COVENANTS[INSERT PAGE NUMBER]

Section 5.1Efforts to Close and Fulfillment of Conditions[INSERT PAGE NUMBER]

Section 5.2Operation and Maintenance of Purchased Assets[INSERT PAGE NUMBER]

Section 5.3Purchaser's Inspection Right[INSERT PAGE NUMBER]

Section 5.4Cooperation with Facility Takeover and Transition of Operations[INSERT PAGE NUMBER]

Section 5.5Employee and Benefit Matters[INSERT PAGE NUMBER]

Section 5.6Risk of Loss[INSERT PAGE NUMBER]

Section 5.7Interim Reports[INSERT PAGE NUMBER]

Section 5.8Update of Schedules[INSERT PAGE NUMBER]

Section 5.9No Solicitation of Competing Transaction[INSERT PAGE NUMBER]

Section 5.10Use of Certain Names[INSERT PAGE NUMBER]

Section 5.11Support Obligations.[INSERT PAGE NUMBER]

Section 5.12Termination of Certain Services and Contracts[INSERT PAGE NUMBER]

ARTICLE VI CONDITIONS TO CLOSING[INSERT PAGE NUMBER]

Section 6.1Purchaser's Conditions Precedent[INSERT PAGE NUMBER]

Section 6.2Sellers' Conditions Precedent[INSERT PAGE NUMBER]

ARTICLE VII TERMINATION[INSERT PAGE NUMBER]

Section 7.1Termination Prior to Closing[INSERT PAGE NUMBER]

Section 7.2Effect of Termination or Breach Prior to Closing[INSERT PAGE NUMBER]

ARTICLE VIII INDEMNIFICATION[INSERT PAGE NUMBER]

Section 8.1Indemnification by Sellers[INSERT PAGE NUMBER]

Section 8.2Indemnification by Purchaser[INSERT PAGE NUMBER]

Section 8.3Method of Asserting Claims[INSERT PAGE NUMBER]

Section 8.4Limitations of Liability.[INSERT PAGE NUMBER]

Section 8.5Indemnification in Case of Strict Liability or Indemnitee Negligence[INSERT PAGE NUMBER]

ARTICLE IX TAX MATTERS[INSERT PAGE NUMBER]

Section 9.1Representations and Warranties[INSERT PAGE NUMBER]

Section 9.2Transfer Taxes[INSERT PAGE NUMBER]

Section 9.3Property Taxes[INSERT PAGE NUMBER]

Section 9.4Sellers' Tax Indemnification[INSERT PAGE NUMBER]

Section 9.5Purchaser Tax Indemnification[INSERT PAGE NUMBER]

Section 9.6Refunds[INSERT PAGE NUMBER]

Section 9.7Contests[INSERT PAGE NUMBER]

Section 9.8Assistance and Cooperation[INSERT PAGE NUMBER]

Section 9.9Information[INSERT PAGE NUMBER]

Section 9.10Tax Returns[INSERT PAGE NUMBER]

Section 9.11Survival of Obligations[INSERT PAGE NUMBER]

Section 9.12Adjustments to Purchase Price[INSERT PAGE NUMBER]

ARTICLE X SURVIVAL; NO OTHER REPRESENTATIONS[INSERT PAGE NUMBER]

Section 10.1Survival of Representations, Warranties, Covenants and Agreements[INSERT PAGE NUMBER]

Section 10.2No Other Representations[INSERT PAGE NUMBER]

ARTICLE XI DISPUTE RESOLUTION[INSERT PAGE NUMBER]

Section 11.1Dispute Resolution[INSERT PAGE NUMBER]

Section 11.2Venue[INSERT PAGE NUMBER]

Section 11.3Waiver of Trial by Jury[INSERT PAGE NUMBER]

Section 11.4Service of Process[INSERT PAGE NUMBER]

ARTICLE XII LIMITED REMEDIES AND DAMAGES[INSERT PAGE NUMBER]

Section 12.1Exclusive Remedies[INSERT PAGE NUMBER]

Section 12.2Limitation of Liability[INSERT PAGE NUMBER]

Section 12.3Specific Performance[INSERT PAGE NUMBER]

ARTICLE XIII MISCELLANEOUS[INSERT PAGE NUMBER]

Section 13.1REI Guaranty[INSERT PAGE NUMBER]

Section 13.2Notices[INSERT PAGE NUMBER]

Section 13.3Payments[INSERT PAGE NUMBER]

Section 13.4Entire Agreement[INSERT PAGE NUMBER]

Section 13.5Expenses[INSERT PAGE NUMBER]

Section 13.6Public Announcements[INSERT PAGE NUMBER]

Section 13.7Confidentiality[INSERT PAGE NUMBER]

Section 13.8Waivers[INSERT PAGE NUMBER]

Section 13.9Amendment[INSERT PAGE NUMBER]

Section 13.10No Construction Against Drafting Party[INSERT PAGE NUMBER]

Section 13.11No Third Party Beneficiary[INSERT PAGE NUMBER]

Section 13.12Headings[INSERT PAGE NUMBER]

Section 13.13Invalid Provisions[INSERT PAGE NUMBER]

Section 13.14Governing Law[INSERT PAGE NUMBER]

Section 13.15No Assignment; Binding Effect[INSERT PAGE NUMBER]

Section 13.16Counterparts[INSERT PAGE NUMBER]

Section 13.17Time of Essence[INSERT PAGE NUMBER]

Bighorn Generating Facility

SCHEDULES:

Schedule 1.1(a)	Assigned Facility Agreements
Schedule 1.1(b), Part A	Materials and Equipment
Schedule 1.1(b), Part B	Stores and Inventory
Schedule 1.1(c)	Requested Consents
Schedule 1.1(d) Schedule 1.1(e) Schedule 1.1(f) Schedule 1.1(g) Schedule 1.1(h) Schedule 1.1(i)	Easements Permitted Liens Transferred Intellectual Property Project Employees Stores and Inventory Methodology Transferred Permits
Schedule 2.1.3	Excluded Assets
Schedule 5.2(b)(iii)	Material Assigned Facility Agreements
Schedule 5.2(d)	Permitted Actions
Sellers' Disclosure Schedule

Section 1.1(a):                                           Sellers' Knowledge Persons
Section 3.4:                                           Consents and Actions
Section 3.5:                                           Approvals and Filings
Section 3.7:                                           Sellers' Legal Proceedings
Section 3.10(d)Real Property - Material Liens
Section 3.10(f):Real Property – Commitments to or Agreements with any Governmental Authority Affecting the Use or Ownership of the Real Property
Section 3.10(g):Real Property – Agreements for the Sale, Exchange, Encumbrance, Lease or Transfer of Any of the Real Property or Any Portion of the Same by Sellers
Section 3.10(h):Real Property – Notices of Non-Compliance with Applicable Material Conditions, Covenants and Restrictions that Encumber the Real Property
Section 3.11:Materials and Equipment and Tangible Personal Property
Section 3.12:Warranty Matters
Section 3.14(a):Facility Permits
Section 3.14(b)(i):Permit Parties
Section 3.14(b)(ii):Compliance with and Status of Facility Permits
Section 3.15:List of Insurance Policies
Section 3.16:Environmental Matters
Section 3.16(d):Material Environmental Permits
Section 3.18(b):Seller Plans
Section 3.20(a):Intellectual Property
Section 3.20(b):Infringement of Intellectual Property
Section 5.11(a):Support Obligations
Section 9.1:Tax Matters Exceptions

Purchaser's Disclosure Schedule	Section 1.1(a): Purchaser's Knowledge Persons Section 4.5:Approvals and Filings Section 4.6: Purchaser's Legal Proceedings

EXHIBITS:

Exhibit A Exhibit B Exhibit C	Form of Bill of Sale and Assignment Form of Easement and Lease Assignment and Assumption Agreement Form of Assignment Agreement
Exhibit D	Form of Requested Consent

Bighorn Generating Facility

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of April 21, 2008 (the "Effective Date"), by and among RELIANT ENERGY WHOLESALE GENERATION, LLC, a Delaware limited liability company ("REWG"), RELIANT ENERGY ASSET MANAGEMENT, LLC, a Delaware limited liability company ("REAM"), and NEVADA POWER COMPANY, an electric utility organized under the laws of the State of Nevada ("Purchaser").  REWG and REAM are also each referred to herein individually as a "Seller" and collectively as the "Sellers."  REWG and REAM, on the one hand, and Purchaser, on the other hand, are also each referred to herein as a "Party" and collectively as the "Parties."

RECITALS

A.           REWG wholly owns an operating natural gas-fired combined-cycle electric generation plant known as the "Bighorn Generating Facility" that is nominally rated approximately 598 MW and is located 35 miles south of Las Vegas, Nevada in southern Clark County, Nevada, near Primm, Nevada, on land leased by REWG.  REAM owns certain assets used in the operation of the Bighorn Generating Facility.

B.           REWG and REAM are subsidiaries of, and indirectly wholly owned by, Reliant Energy, Inc., a Delaware corporation ("REI").

C.           Purchaser desires to purchase all of the assets of, and used in connection with, the Bighorn Generating Facility.

D.           The Parties have determined to set forth in this Agreement the terms and conditions of their agreements regarding the foregoing.

AGREEMENTS

For and in consideration of the Recitals set forth above, the respective covenants and agreements of the Parties herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS; USAGE

Section 1.1 Definitions

 Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1.

"2002 Settlement Agreement" means the Settlement Agreement, dated as of December 18, 2002, among Reliant Energy Services, Inc., REWG (as successor-in-interest to Reliant Energy Bighorn, LLC), Reliant Energy Arrow Canyon, LLC and Purchaser.

"2003 Settlement Agreement" means the Settlement Agreement, dated as of January 31, 2003, among Purchaser, SCE, Duke Energy Moapa, LLC, GenWest, LLC, Las Vegas Cogeneration II, Mirant Las Vegas, LLC and REWG (as successor-in-interest to Reliant Energy Bighorn, LLC), by which they resolved issues set for hearing in FERC Docket No. ER02-2344-000 and certain SCE-related issues set for hearing in FERC Docket Nos. ER02-1741-000 and ER02-1742-000.

"2005 Settlement Agreement" means the settlement agreement filed with FERC on May 23, 2005 among Purchaser, Purchaser's Chuck Lenzie Generating Station, Valley Electric Association, Inc., SCE, GenWest, LLC, Las Vegas Cogeneration II, Mirant Las Vegas, LLC, REWG and Southern Nevada Water Authority, which attached the Amended and Restated 2003 Settlement Agreement and resolved the issues set for hearing in FERC Docket Nos. ER02-1741-000 and ER02-1742-000 that were not resolved in the 2003 Settlement Agreement, among other issues.

"Acquisition Proposal" shall mean any proposal or offer made by any Person other than Purchaser to acquire all or a substantial part of the Project.

"Action" means any suit, claim, proceeding, arbitration, audit or investigation by or before any Governmental Authority or arbitral tribunal.

"Adjustment Amount" has the meaning given to it in Section 2.2.4(a) of this Agreement.

"Adjustment Statement" has the meaning given to it in Section 2.2.4(a) of this Agreement.

"Affiliate" of any Person means any other Person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with such Person.

"Agreement" has the meaning given to it in the Preamble of this Agreement.

"Amended and Restated 2003 Settlement Agreement" means the amendment and restatement of the 2003 Settlement Agreement, entered into among Purchaser, Purchaser's Chuck Lenzie Generating Station, SCE, GenWest, LLC, Las Vegas Cogeneration II, Mirant Las Vegas, LLC, REWG and Southern Nevada Water Authority, which is attached to the 2005 Settlement Agreement and was filed with FERC on May 23, 2005.

"Amended Transmission Services Agreement” has the meaning given to it in Section 5.1(k).

"Amended TSA FERC Order" has the meaning given to it in Section 5.1(k) of this Agreement.

"Assigned Facility Agreements" means the Contracts which are listed on Schedule 1.1(a) of this Agreement.

"Assignment Agreements" has the meaning given to it in Section 2.5.1(b)(viii) of this Agreement.

"Assumed Liabilities" has the meaning given to it in Section 2.1.4(b) of this Agreement.

"Bighorn Generating Facility" has the meaning given to it in the Recitals.

"Bill of Sale and Assignment" has the meaning given to it in Section 2.5.1(b)(i) of this Agreement.

"Books and Records" means books, records, files, documents, instruments, papers, correspondence that can be reasonably and practically provided, journals, deeds, licenses, supplier, contractor and subcontractor lists, supplier design interface information, computer files and programs (other than Sellers' enterprise-wide computer programs), retrieval programs, environmental studies prepared by third parties, environmental reports prepared by third parties, construction reports, annual operating plans, monthly operating reports, operating logs, operations and maintenance records, purchase orders, safety and maintenance manuals, incident reports, injury reports, engineering design plans, blue prints and as-built plans, records drawings, drawings, specifications, test reports, quality documentation and reports, hazardous waste disposal records, personnel records, training records, procedures and similar items, in each case, in all formats in which they are reasonably and practically available, including electronic, where applicable; in each case, in the possession of Sellers or their Affiliates and to the extent relating to the Project; provided, however, that any such data currently contained in computer systems shall be provided in electronic format as either fixed form or character delimited data and shall include record descriptions, to the extent the computer systems of Purchaser and the Sellers are compatible in allowing such data provision; in each case excluding (a) documents subject to attorney-client privilege or information from third parties subject to confidentiality restrictions binding on Sellers or their Affiliates; provided that Sellers have used commercially reasonable efforts to procure waivers of such confidentiality provisions, (b) documents relating to the sale process of the Project, and (c) price curves, power curves or other proprietary information of Sellers or their Affiliates.

"Business Day" means any day except Saturday, Sunday or a weekday that banks in Las Vegas, Nevada or New York, New York are closed.

"Claim Threshold" has the meaning given to it in Section 8.4.1 of this Agreement.

"Closing" has the meaning given to it in Section 2.4 of this Agreement.

"Closing Date" has the meaning given to it in Section 2.4 of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Continuing Support Obligation" has the meaning given to it in Section 5.11(b) of this Agreement.

"Contract" means any agreement, lease, license (other than a Permit), note, bond, evidence of indebtedness, mortgage, indenture, security agreement, instrument or other contract.

"Control" of any Person means the possession, directly or indirectly, of the power either to (a) vote fifty percent (50%) or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (b) direct or cause the direction of management or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise, excluding in each case, any secured lender of such Person.

"Default Rate" has the meaning given to it in Section 2.2.4(c) of this Agreement.

"Easements" means those easements, licenses, rights-of-way and other real property rights set forth on Schedule 1.1(d).

"Easement and Lease Assignment and Assumption Agreement" has the meaning given to it in Section 2.5.1(b)(ii) of this Agreement.

"Effective Date" has the meaning given to it in the Preamble of this Agreement.

"Environmental Condition" means the presence or Release to the environment of Hazardous Materials, including any migration of Hazardous Materials through air, soil or water.

"Environmental Law" means any applicable statute, law, rule, regulation, ordinance, order or other legally enforceable directive of any Governmental Authority having lawful jurisdiction over the assets in question, that is in effect as of the Closing Date and relates to pollution, safety or protection of human health (to the extent relating to exposure to Hazardous Materials) or the environment, including (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. ("CERCLA"), (b) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (c) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., (e) the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. § 5101 et seq., (f) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., (g) the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, (h) the Oil Pollution Act, 33 U.S.C. § 2701 et seq., (i) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., and (j) the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, each as amended and in effect on the Closing Date.

"Environmental Permits" means any Permits required by Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any entity that, together with any Seller, would be deemed a single employer within the meaning of Code Section 414 or ERISA Section 4001(b).

"Estimated Closing Statement" has the meaning given to it in Section 2.2.3 of this Agreement.

"Estimated Purchase Price" has the meaning given to it in Section 2.2.2 of this Agreement.

"Estimated Stores and Inventory Amount" has the meaning given to it in Section 2.2.3 of this Agreement.

"Excluded Assets" has the meaning given to it in Section 2.1.3 of this Agreement.

"Excluded Liabilities" has the meaning given to it in Section 2.1.4(a) of this Agreement.

"Facility" means the Bighorn Generating Facility consisting of an operating natural gas-fired, combined-cycle, electric generation plant and the pipeline interconnections, electrical interconnections and all other related equipment and other associated property located within the Site as described in Schedule 1.1(b), Part A.

"Facility Permits" has the meaning given to it in Section 3.14(a) of this Agreement.

"Federal Power Act" means the Federal Power Act of 1935, as amended.

"FERC" means the Federal Energy Regulatory Commission.

"FERC Approval" means the final approval to be issued by FERC under Section 203 of the Federal Power Act with respect to the transactions contemplated hereby.

"Financing Liens" means (a) that certain Deed of Trust, recorded April 2, 2003 as Instrument No. 02400 in Book 20030402 of the Official Records of Clark County, Nevada, as assigned by that certain Assignment, recorded July 8, 2003 as Instrument No. 00629 in Book 20030708 of said Official Records, as modified by agreements recorded July 8, 2003 as Instrument No. 00630 in Book 20030708 of said Official Records, December 22, 2004 as Instrument No. 0003580 in Book 20041222 of said Official Records, November 2, 2005 as Instrument No. 0002253 in Book 20051102, and December 7, 2006 as Instrument No. 0005432 in Book 20061207 and (b) that certain Assignment recorded April 2, 2003 as Instrument No. 02401 in Book 20030402 of said Official Records, as assigned by that certain Assignment, recorded July 8, 2003 as Instrument No. 00629 in Book 20030708 of said Official Records, as modified by agreement recorded July 8, 2003 as Instrument No. 00631 in Book 20030708 of said Official Records.

"GAAP" means generally accepted accounting principles in the United States of America applied on a consistent basis.

"Good Operating Practices" means, with respect to the Facility, the practices, methods and acts generally engaged in or approved by a significant portion of the independent electric power industry in the United States for similarly situated facilities in the United States during a particular period, or any of such practices, methods and acts, which, in the exercise of reasonable judgment in light of the facts known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with applicable Law, safety and economy, and taking into consideration the requirements of this Agreement, the Assigned Facility Agreements and the other Contracts affecting the operation of the Facility.  "Good Operating Practices" are not intended to be limited to the optimum practices, methods or acts, to the exclusion of all others, but rather to include a spectrum of possible practices, methods or acts generally acceptable in the region during the relevant period in light of the circumstances.

"Governmental Authority" means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof).

"Hazardous Materials" means (a) any substance, emission or material defined as or listed in any Environmental Law as a "regulated substance," "hazardous substance," "toxic substance," "pesticide," "hazardous waste," "hazardous material," "waste," "pollutant," "contaminant" or words of similar import in any Environmental Law; or (b) any products or substances containing petroleum, friable asbestos, polychlorinated biphenyls or radioactive materials.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Improvements" has the meaning given to it in Section 1.1 of the Lease.

"Indemnified Party" has the meaning given to it in Section 8.3.1 of this Agreement.

"Indemnifying Party" has the meaning given to it in Section 8.3.1 of this Agreement.

"Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Purchaser and Sellers for purposes of this Agreement.

"Intellectual Property" means (a) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing), (b) copyrights (including any registrations and applications for any of the foregoing), (c) trademarks, service marks, trade names, logos, slogans, trade dress and applications for registration of the foregoing, and (d) trade secrets and confidential information, including confidential know-how, processes, formulae, algorithms, models or methodologies.

"Interconnection Contracts" means (a) that certain Interconnection and Operation Agreement between Nevada Power Company and Reliant Energy Wholesale Generation, LLC, as successor in interest to Reliant Energy Bighorn, LLC, dated March 6, 2002 as amended by the First Revised Service Agreement No. 109, which is attached to the compliance filing with FERC by Nevada Power Company on June 26, 2002, accepted by FERC for filing effective as of March 6, 2002, (b) WSCC Reliability Management System Agreement dated March 6, 2002 between Purchaser and REWG (as successor-in-interest to Reliant Energy Bighorn, LLC), (c) the 2002 Settlement Agreement, the 2003 Settlement Agreement, the Amended and Restated 2003 Settlement Agreement, the 2005 Settlement Agreement and the Western Settlement Agreement, (d) Revised MOU I and MOU II, and (e) the SCE Tax Agreement.

"Law" means any statute, law, treaty, rule, code, common law, ordinance, regulation, certificate or order of any Governmental Authority, or any judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority, including each Environmental Law.

"Lease" means that certain Lease Agreement dated August 31, 2001, between Primm120 Limited Partnership, a Nevada limited partnership, as lessor, and Reliant Energy Bighorn, LLC, a Delaware limited liability company, predecessor-in-interest to REWG, as lessee, pursuant to which REWG leases certain real property located in Clark County, Nevada, as more particularly described in the Lease Agreement, as amended by First Amendment to Lease dated November 28, 2007, which, among other things, amended the description of the real property covered by the Lease Agreement.  The Lease is evidenced by that certain Memorandum of Lease recorded September 12, 2001, as Instrument No. 00229, Book 20010912, of the Official Records of Clark County, Nevada, as amended by Amendment of Memorandum of Lease recorded November 29, 2007, as Instrument No. 0001706, Book 20071129, of the Official Records of Clark County, Nevada.

"Liability" means any indebtedness and other obligations of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

"Lien" shall mean any mortgage, pledge, deed of trust, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other) or preference, priority or other security agreement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing or the filing of any financing statement or similar instrument under the Uniform Commercial Code as in effect in any relevant jurisdiction or comparable Law of any jurisdiction, domestic or foreign.

"Loss" means any damage, fine, penalty, deficiency, Liability, loss or expense (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Master Equipment Lease” means the Master Equipment Lease (including any amendments thereto) dated as of March 1, 2004 by and between REAM (as successor-in-interest to Reliant Energy Equipment Company, LLC) and REWG (as successor-in-interest to Reliant Energy Bighorn, LLC), relating to the lease of the Equipment (as defined therein).

"Material Adverse Effect" means a material adverse effect on (a) the Facility or the Purchased Assets, taken as a whole, or the operation or condition thereof or (b) the ability of Sellers to perform their obligations under this Agreement or any of the other Transaction Agreements to which any Seller is a party, provided, however, that the term Material Adverse Effect shall not include (i) any change resulting from changes in general international, national, regional or local economic, financial or market conditions, (ii) changes in general regulatory or political conditions, including any acts of war or terrorist activities not directed at the Project, (iii) strikes, work stoppages or other labor disturbances other than those involving only the Project workforce, (iv) increases in costs of commodities or supplies, including fuel, (v) weather or meteorological events (other than short-term events such as tornados and storms), (vi) any change of Laws that does not disproportionately affect the Project relative to similarly-situated projects, or (vii) any effect having a disproportionate impact on the Facility compared to other generating facilities in Purchaser's control area, to the extent resulting from the voluntary action of Purchaser relating to the transmission of power from the Facility.

"Materials and Equipment" means the equipment, machinery, apparatus, furniture, computer hardware, vehicles, Stores and Inventory, tools (including special tools), dies, construction in progress and other tangible personal property used, or to be used, by Sellers for or in the operation or maintenance of the Facility, including the Materials and Equipment listed in Schedule 1.1(b), Part A, which schedule does not include Stores and Inventory.

"MOU II" means the RRSU Western Memorandum of Understanding, dated March 24, 2005, between Purchaser and REWG, attached to the Western Settlement Agreement and approved by FERC on June 1, 2005.

"Objectionable Title and Survey Matters" has the meaning given to it in Section 5.1(f) of this Agreement.

"Overlap Period" means any taxable period beginning on or before and ending after the Closing Date.

"Overlap Period Taxes" means any Taxes (other than Seller Income Taxes) imposed on or with respect to the Purchased Assets or any of the Sellers for an Overlap Period.

"Party" or "Parties" has the meaning given to it in the Preamble of this Agreement.

"Permits" means permits, licenses, approvals, certificates, letter rulings, orders, decrees, judgments, writs, injunctions or similar actions of any Governmental Authority.

"Permitted Encumbrances" has the meaning given to it in Section 5.1(f) of this Agreement.

"Permitted Liens" means (a) those Liens set forth on Schedule 1.1(e), (b) zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Authority, (c) Liens for Taxes not yet delinquent, (d) mechanics', carriers', workers', repairers' and other similar Liens arising or incurred under Assigned Facility Agreements in the ordinary course of business which are not yet due and payable or which do not exceed $500,000 in the aggregate and the validity of which is being contested in good faith by appropriate proceedings, (e) Liens expressly granted under the Assigned Facility Agreements, (f) prior to Closing, the Financing Liens, and (g) such other charges, easements, restrictions and encumbrances which do not materially detract from the value of, or materially interfere with the present use of, the Purchased Assets in the aggregate.

"Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity.

"Pre-Closing Books and Records" has the meaning given to it in Section 2.6.2(a) of this Agreement.

"Pre-Closing Taxes" has the meaning given to it in Section 9.4 of this Agreement.

"Pre-Closing Tax Period" shall mean any taxable period ending on or before the Closing Date, or with respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date, the portion of such taxable period ending on the Closing Date.

“Primm Easements” has the meaning given to it in Section 5.1(f) of this Agreement.

"Project" means the Facility and all Real Property Interests, Materials and Equipment, Books and Records, Assigned Facility Agreements, Transferred Permits, Transferred Intellectual Property and, to the extent transferable without consent or requisite consent has been obtained, all third-party warranties and related assignments and, to the extent owned by REWG or its Affiliates, other assets currently used for the Facility.

"Project Employees" means those individuals listed on Schedule 1.1(g) of this Agreement.

"Property Taxes" has the meaning given to it in Section 9.3 of this Agreement.

"PUCN" means the Public Utilities Commission of Nevada.

"PUCN Approval" means a final order issued by the PUCN pursuant to NAC 704.9518 approving an amendment to Purchaser's 3-year action plan, which order (a) approves Purchaser's acquisition of the Purchased Assets, (b) does not contain conditions or terms that adversely and materially affect Purchaser's preferred supply side plan, and (c) is not the subject of (i) a petition for reconsideration or rehearing filed pursuant to NAC 703.801 or (ii) motion for a preliminary injunction filed pursuant to NRS 703.374.

"Purchase Price" has the meaning given to it in Section 2.2.1 of this Agreement.

"Purchase Price Allocation" has the meaning given to it in Section 2.3 of this Agreement.

"Purchased Assets" has the meaning given to it in Section 2.1.1 of this Agreement.

"Purchaser" has the meaning given to it in the Preamble of this Agreement.

"Purchaser Consent Representative" means the person appointed by Purchaser and notified to Sellers with appropriate contact information for the purpose of giving consents and receiving notices required pursuant to Section 5.2(c) of this Agreement.

"Purchaser Indemnified Party" has the meaning given to it in Section 8.1 of this Agreement.

“Purchaser Process Agent” has the meaning given to it in Section 11.4(b) of this Agreement.

"Purchaser Savings Plan" has the meaning given to it in Section 5.5(e) of this Agreement.

"Purchaser's Disclosure Schedule" means the schedule delivered to Sellers by Purchaser herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

"Purchaser's Knowledge" means the actual knowledge of the Persons listed on Section 1.1(a) of the Purchaser's Disclosure Schedule; provided, however, that each such Person shall be deemed to have knowledge of a matter of which such Person has received written notice.

"Real Property" means the Site, the Improvements, and the Easements.

"Real Property Documents" is defined in Section 3.10(d) of this Agreement.

"Real Property Interests" means the leasehold interest in the Site, the interest in the Improvements created by Section 3.8 of the Lease, and the easement interest in the Easements.

"Real Property Transfer Taxes" has the meaning given to it in Section 9.2 of this Agreement.

"REAM" has the meaning given to it in the Preamble.

"RECS" means Reliant Energy Corporate Services, LLC.

"REI" has the meaning given to it in the Recitals.

"Related Person" means with respect to Sellers and Purchaser, their respective Affiliates, and the employees, officers and directors of Sellers, Purchaser and their respective Affiliates.

"Release" shall have the same meaning as the word "Release" as defined under Section 101(22) of CERCLA, 42 U.S.C. § 9601(22); provided, that the exclusions from such statutory definition of "Release" set forth in CERCLA § 101(22)(A)-(D) inclusive shall not apply to the definition of "Release" in this Agreement.

"Remediation" means actions required under Environmental Laws or by a Governmental Authority, or a claim by a third party against a Purchaser Indemnified Party where remediation in connection with such claim would be in accordance with Good Operating Practices, in each case to address a Release of Hazardous Materials, including any monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work.

"Requested Consents" means the consents set forth on Schedule 1.1(c) of this Agreement.

"Retained Information" has the meaning given to it in Section 2.6.2(b) of this Agreement.

"Revised MOU I" means the Revised RRSU Memorandum of Understanding between Purchaser and REWG (as successor-in-interest to Reliant Energy Bighorn, LLC) filed as Attachment E to the 2003 Settlement Agreement ("MOU I"), as amended by the revised memorandum of understanding between Purchaser and REWG entered into pursuant to the 2005 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement, conforming MOU I with the revisions agreed to in the 2005 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement.

"REWG" has the meaning given to it in the Preamble.

"RRSU" means Regional Required System Upgrades.

"Sales Taxes" has the meaning given to it in Section 9.2 of this Agreement.

"SCE" means Southern California Edison Company.

"SCE RRSU Refund" means any service credits and cash refunds provided by SCE with respect to the payments made under the Revised MOU I and SCE Tax Agreement relating to the Bighorn Generating Facility, pursuant to paragraphs 26 through 33 of the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement.

"SCE Tax Agreement" means the Tax Agreement, dated effective January 31, 2003, among REWG (as successor-in-interest to Reliant Energy Bighorn, LLC), SCE and Purchaser, as such is modified by the revised SCE Tax Agreement included as Attachment C to the Amended and Restated 2003 Settlement Agreement.

"Seller" and "Sellers" each has the meaning given to it in the Preamble to this Agreement.

"Seller Income Taxes" means any franchise or similar Taxes imposed on, or Taxes imposed on, or measured by reference to, the net income or net worth of, Sellers or Affiliates of Sellers.

"Seller Marks" has the meaning given to it in Section 5.10 of this Agreement.

"Seller Plans" has the meaning given to it in Section 3.18(b) of this Agreement.

“Seller Process Agent” has the meaning given to it in Section 11.4(c) of this Agreement.

"Seller Savings Plan" means Reliant Energy, Inc. Savings Plan.

"Seller's Title/Survey Objection Response" has the meaning given to it in Section 5.1(f) of this Agreement.

"Sellers' Disclosure Schedule" means the schedule delivered to Purchaser by Sellers herewith and dated as of the Effective Date, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Sellers pursuant to this Agreement.

"Sellers' Indemnified Party" has the meaning given to it in Section 8.2 of this Agreement.

"Sellers' Knowledge" means the actual knowledge of the Persons listed on Section 1.1(a) of the Sellers' Disclosure Schedule; provided, however, each such Person shall be deemed to have knowledge of a matter of which such Person received written notice.

"Severance Plan" means the Reliant Energy, Inc. 2003 Involuntary Severance Benefits Plan for Employees With Annual Base Pay Less Than $150,000 or, as applicable, the Reliant Energy, Inc. 2003 Involuntary Severance Benefits Plan for Employees with Annual Base Pay At Least $150,000 But Less Than $200,000, both As Amended and Restated Effective June 1, 2004.

"Site" means the real property located in Clark County, Nevada, covered by and described in the Lease.

"Stores and Inventory" means supplies, inventories, materials, lubricants, chemicals, filters, fittings, connectors, seals, gaskets, repair and replacement parts, which are located at the Site or in transit to the Site or deliverable to Sellers at the Facility pursuant to the Assigned Facility Agreements, as of the Closing Date, and used, or to be used, in connection with the operation and maintenance of the Facility.  Certain items of Stores and Inventory as of the Effective Date are listed on Schedule 1.1(b), Part B.

"Stores and Inventory Amount" means an amount equal to the value of Stores and Inventory, which amount shall not exceed the Stores and Inventory Cap Amount.  For purposes of determining value, new Stores and Inventory shall be valued at the original delivered cost, while used Stores and Inventory shall be valued by the Stores and Inventory Methodology at a portion of the original delivered costs based on the remaining useable life of such Stores and Inventory.

"Stores and Inventory Cap Amount" means an amount equal to $8,000,000.

"Stores and Inventory Methodology" means the methodology described on Schedule 1.1(h) for inventorying and valuing the Stores and Inventory.

"Support Obligations" has the meaning given to it in Section 5.11(a) of this Agreement.

"Survey" has the meaning given to it in Section 5.1(f) of this Agreement.

"Surveyor" means Finley Engineering Company, Inc., with an address of Twin Oaks, Suite B-250, 1800 NW 169th Place, Beaverton, Oregon 97006.

"Tax" or "Taxes" means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any foreign, federal, state or local government or any agency or political subdivision of any such government, which taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation taxes and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

"Tax Claim" has the meaning given to it in Section 9.7 of this Agreement.

"Tax Returns" means any return, report, rendition, information return, claim for refund or other document (including any related or supporting information) supplied to or required to be supplied to any Taxing Authority with respect to Taxes, including any attachments, amendments and supplements thereto.

"Taxing Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

"Title and Survey Objection Notice" has the meaning given to it in Section 5.1(f) of this Agreement.

"Title Company" means Fidelity National Title Agency of Nevada, Inc., with an address of 500 N. Rainbow, Suite 100, Las Vegas, Nevada 89107, Attention: Mark Harper.

"Title Insurance Commitment" has the meaning given to it in Section 5.1(f) of this Agreement.

"Title Insurance Policy" has the meaning given to it in Section 5.1(f) of this Agreement.

"Transaction Agreements" has the meaning given to it in Section 3.2 of this Agreement.

"Transaction Documents" has the meaning given to it in Section 3.2 of this Agreement.

"Transfer Taxes" has the meaning given to it in Section 9.2 of this Agreement.

"Transferred Employees" means Project Employees to whom Purchaser offers employment and who accept such employment effective on the Closing in accordance with Section 5.5 of this Agreement.

"Transferred Intellectual Property" means the Intellectual Property and licenses to use such owned by the Sellers and used exclusively in the Project to the extent identified on Schedule 1.1(f).

"Transferred Permits" means those Permits set forth on Schedule 1.1(i), and any Permits obtained by Sellers after the Effective Date that are transferable to Purchaser and designated as Transferred Permits by Purchaser, interests in which are to be conveyed by the Sellers to Purchaser as part of the Purchased Assets.

"Transmission Services Agreement" means that certain Service Agreement for Long-Term Firm Point-to-Point Transmission Service, designated as Service Agreement No. 90, dated July 5, 2001, between Purchaser and Reliant Energy Services, Inc.

"Welfare Benefits" has the meaning given to it in Section 5.5(c) of this Agreement.

"Western Settlement Agreement" means the Settlement Agreement, dated as of March 21, 2005, entered into among Purchaser, Valley Electric Association, Inc., Purchaser's Chuck Lenzie Generating Station, GenWest, LLC, Las Vegas Cogeneration II, LLC, Mirant Las Vegas, LLC, REWG, and Southern Nevada Water Authority, which resolves issues in FERC Docket No. ER04-152-000.

Section 1.2 Rules as to Usage

Except as otherwise expressly provided herein, the following rules shall apply to the usage of terms in this Agreement:

            (a) The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

            (b) "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

            (c) "Writing," "written" and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

            (d) Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Law and any rules and regulations promulgated thereunder.

            (e) References to a Person are also to its permitted successors and assigns.

            (f) "Hereof," "herein," "hereunder" and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or exhibit or schedule or other attachment thereto.  References in an instrument to "Article," "Section" or another subdivision or to an exhibit, schedule or other attachment are, unless the context otherwise requires, to an article, section, subsection or subdivision of or an exhibit or schedule or other attachment to such agreement or instrument.

            (g) Pronouns, whenever used in any agreement or instrument that is governed by this Agreement and of whatever gender, shall include all Persons.  References to any gender include, unless the context otherwise requires, references to all genders.

            (h) The word "or" will have the inclusive meaning represented by the phrase "and/or."  "Shall" and "will" have equal force and effect.

            (i) Whenever the consent or approval of any Party is required pursuant to this Agreement, unless expressly stated that such consent or approval is to be given in the sole discretion of such Party, such consent or approval shall not be unreasonably withheld or delayed.

            (j) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

            (k) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3 Schedules and Exhibits

This Agreement consists of the Articles contained herein and the Schedules and Exhibits attached hereto, all of which comprise part of one and the same agreement with equal force and effect.

ARTICLE II

SALE AND PURCHASE; PRICE; CLOSING

    Section 2.1 Sale and Purchase; Definition of Purchased Assets; Excluded Liability

    Section 2.1.1 Purchased Property.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall, or shall cause Reliant Energy Services, Inc. (with respect to the Transmission Services Agreement) to, sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens and Permitted Encumbrances), and Purchaser will purchase and pay for, all of Seller’s right, title and interest in and to the Project, excluding the Excluded Assets (the "Purchased Assets").

           Section 2.1.2 Assignment and Assumption of Assigned Facility Agreements.  On the terms and subject to the conditions set forth in this Agreement, effective as of the Closing, Sellers shall assign to Purchaser and Purchaser shall assume all of Sellers' rights under the Assigned Facility Agreements and (a) in the case of Assigned Facility Agreements other than the Interconnection Contracts and the Transmission Services Agreement, all of Sellers' obligations arising after the Closing under such Assigned Facility Agreements, and (b) in the case of Interconnection Contracts and the Transmission Services Agreement, all of Sellers' obligations under the Interconnection Contracts and all of the obligations of Reliant Energy Services, Inc. under the Transmission Services Agreement, other than any refund liability of REWG to SCE pursuant to paragraph 31 of the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement, with respect to refunds received by REWG.  As of Closing, Purchaser hereby releases, and agrees to cause its Affiliates to release Sellers and their Affiliates, unconditionally and irrevocably, from any and all claims, demands, causes of action, suits, damages, attorneys’ fees, and costs or expenses of any type, whether known or unknown, fixed or contingent, liquidated or unliquidated of any kind or character arising from or relating in any way to the Interconnection Contracts and the Transmission Services Agreement, other than any refund liability of REWG to SCE pursuant to paragraph 31 of the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement, with respect to refunds received by REWG.  For the avoidance of doubt, with respect to indemnity obligations under the Assigned Facility Agreements (other than the Interconnection Contracts and the Transmission Services Agreement), Purchaser shall assume liability only for events that occur after the Closing.

Section 2.1.3 Retention of Certain Assets.  Sellers shall have no obligation to transfer any interest or rights in those agreements, assets and properties described in Schedule 2.1.3 attached hereto (the "Excluded Assets"), and Purchaser shall have no Liability with respect thereto.  The Parties acknowledge and agree that Sellers shall have the right on or prior to the Closing Date to retain or to transfer and assign to one or more of Sellers' Affiliates their interests in the Excluded Assets.

Section 2.1.4 Excluded Liabilities; Assumed Liabilities.

            (a) Excluded Liabilities.  On and after the Closing, and without further Liability of Purchaser, Sellers or their Affiliates, as the case may be, shall retain the following duties and Liabilities, direct or indirect, known or unknown, absolute or contingent (the "Excluded Liabilities"):

(i) all Liabilities arising from any violation of applicable Environmental Law (A) by Sellers or their Affiliates or (B) to the extent of Sellers’ Knowledge, any other Person acting on behalf of the Sellers or their Affiliates, in each case in connection with the construction, operation or maintenance of the Facility or the Real Property prior to the Closing;

(ii) all Liabilities arising from any Environmental Condition on the Real Property to the extent existing prior to the Closing, including Liabilities related to Remediation, natural resource damages, bodily injury or property damage, but only to the extent caused by (A) Sellers or their Affiliates or (B) to the extent of Sellers’ Knowledge, caused by any other Person;

(iii) all Liabilities arising from the off-site transportation, disposal, recycling or storage, or arrangement for same, of Hazardous Materials, from the Site prior to the Closing, including Liabilities related to Remediation, natural resource damages, bodily injury or property damage, to the extent resulting from the actions of (a) Sellers or their Affiliates or (b) to the extent of Sellers’ Knowledge, any other Person acting on behalf of the Sellers or their Affiliates;

(iv) all Liabilities that have arisen or may arise with respect to (A) any Seller Plan including, but not limited to, the Severance Plans, (B) any Project Employee, employee of RECS, REWG or REAM or former employee of any of the foregoing, who is not a Transferred Employee, and (C) any Transferred Employee to the extent attributable to events or circumstances occurring or existing on or prior to the Closing Date, except as provided in Section 5.5(f); and

(v) all Liabilities of Sellers and their Affiliates under the Assigned Facility Agreements not expressly assumed by Purchaser pursuant to Section 2.1.2 and all Liabilities under Contracts relating to the Project which are not Assigned Facility Agreements.

            (b) Assumed Liabilities.  On and after the Closing and without further Liability of Sellers or their Affiliates, Purchaser shall assume, and Purchaser hereby agrees to pay, satisfy and discharge when due, the following duties and liabilities of Sellers and their Affiliates (the "Assumed Liabilities"):

(i) all Liabilities of Sellers and their Affiliates under the Assigned Facility Agreements expressly assumed by Purchaser pursuant to Section 2.1.2;

(ii) all liabilities and obligations of Sellers and their Affiliates under the Permits arising after the Closing, except to the extent Sellers have an indemnification obligation to Purchaser attributable to Section 3.14;

(iii) all liabilities and obligations of Sellers and their Affiliates to be assumed by Purchaser pursuant to Section 5.5; and

(iv) all liabilities and obligations relating to or arising from the ownership or operation of the Purchased Assets and the Facility after the Closing, except to the extent Sellers have an indemnification obligation to Purchaser hereunder.

    Section 2.2 Purchase Price

    Section 2.2.1 Amount.  In consideration of the sale, assignment, conveyance, transfer and delivery to Purchaser as of the Closing of the Purchased Assets, Purchaser shall pay to REWG for the benefit of the Sellers an amount equal to the sum of (a) $500,000,000, which amount shall be allocated $343,762,500 to the Purchased Assets held by REWG, and $156,237,500 to the Purchased Assets held by REAM, with applicable Nevada sales and use Taxes being included in the amount allocated to the Purchased Assets held by REAM, and (b) the Stores and Inventory Amount (collectively, and subject to adjustment in Section 5.6, the "Purchase Price").

Section 2.2.2 Payment of Estimated Purchase Price.  At the Closing, Purchaser shall pay or cause to be paid to REWG for the benefit of the Sellers an amount which shall be the sum of the following (the "Estimated Purchase Price"):  (a) $500,000,000 and (b) the undisputed portions of the Estimated Stores and Inventory Amount less (c) any downward adjustment to the Purchase Price pursuant to Section 5.6.

Section 2.2.3 Estimated Adjustment.  At least ten (10) Business Days prior to the Closing Date, Sellers, in consultation with Purchaser, shall conduct an inventory survey, which (a) will be conducted pursuant to the Stores and Inventory Methodology and (b) may be observed by Purchaser, and prepare and deliver to Purchaser an estimated closing statement certified to be a good faith estimate by a duly authorized officer of REWG (the "Estimated Closing Statement").  The Estimated Closing Statement shall set forth in reasonable detail Sellers' best estimate of the Stores and Inventory Amount (the "Estimated Stores and Inventory Amount"), which statement shall include a description, part number, quantity on hand, average unit cost (adjusted for remaining useable life, if used) and extended value (quantity times average unit cost) with respect to each class of inventory, including the assumptions and calculations used by Sellers in such estimate.  Within five (5) Business Days following the delivery of the Estimated Closing Statement by Sellers to Purchaser, Purchaser may object in good faith to the Estimated Stores and Inventory Amount in writing.  If Purchaser objects to the Estimated Stores and Inventory Amount, the Parties shall attempt to resolve their differences by negotiation.  If the Parties are unable to do so within two (2) Business Days prior to the Closing Date (or if Purchaser does not object to the Estimated Stores and Inventory Amount), the amount of the Estimated Stores and Inventory Amount not in dispute shall be included in the Estimated Purchase Price.  The disputed portion shall be paid as a post-Closing adjustment to the extent required by Section 2.2.4.

Section 2.2.4 Purchase Price Adjustment.

(a) Within sixty (60) days after the Closing, Purchaser, in consultation with Sellers, shall prepare and deliver to the Sellers a statement (the "Adjustment Statement"), which reflects the difference between (i) the Stores and Inventory Amount as of the Closing Date, based on an inventory survey conducted by Purchaser within fifteen (15) days after the Closing Date, which (A) will be conducted pursuant to the Stores and Inventory Methodology and (B) may be observed by Sellers, and (ii) the undisputed Estimated Stores and Inventory Amount (such difference, the "Adjustment Amount").  The Adjustment Statement shall be prepared using the Stores and Inventory Methodology and, to the extent such Stores and Inventory Methodology is incomplete, GAAP, which statement shall include a description, part number, quantity on hand, average unit cost (adjusted for remaining useable life, if used) and extended value (quantity times average unit cost) with respect to each class of inventory, including the assumptions and calculations used by Purchaser in such statement.  The Parties agree to cooperate in connection with the preparation of the Adjustment Statement and related information and shall provide each other with such books, records and information as may be reasonably requested from time to time in connection therewith and in connection with Sellers' review thereof.

(b) Sellers may dispute the Adjustment Amount; provided, however, that Sellers shall notify Purchaser in writing of the disputed amount, and the basis of such dispute, within ten (10) Business Days of Sellers' receipt of the Adjustment Statement.  In the event of a dispute with respect to any part of the Adjustment Amount, Purchaser and Sellers shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If Purchaser and Sellers are unable to reach a resolution of such differences within thirty (30) days of receipt of Sellers' written notice of dispute to Purchaser, Purchaser and Sellers shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine such disputed amounts, based on the Stores and Inventory Methodology and, to the extent such Stores and Inventory Methodology is incomplete, based on GAAP, and report to the Parties, within thirty (30) days after such submission, and such report shall be final, binding and conclusive on the Parties hereto with respect to the amounts disputed.  The fees and disbursements of the Independent Accounting Firm shall be shared equally by Purchaser and Sellers.

(c) Within ten (10) Business Days after Sellers' receipt of the Adjustment Statement, the Party owing the Adjustment Amount shall pay all undisputed amounts.  If there is a dispute with respect to any amount of the Adjustment Statement, within five (5) Business Days after the final determination of any amounts on the Adjustment Statement, the Party owing the Adjustment Amount shall pay to the other Party an amount equal to the disputed Adjustment Amount as finally determined to be payable with respect to the Adjustment Statement.  Any amount paid under this Section 2.2.4 shall be paid with interest for the period from, and including, the Closing Date to, but excluding, the date of payment, calculated at the lesser of (i) the prime rate under "Money Rates" as reported in the Wall Street Journal on the first Business Day of the month during which interest is payable plus two percent (2%) or (ii) the maximum rate of interest permitted to be charged by applicable Law (such lesser rate, the "Default Rate").

Section 2.2.5 Amounts in Respect of Mechanics' Liens.  Notwithstanding anything in this Section 2.2.5 or Section 2.5 to the contrary, Purchaser may withhold from the Estimated Purchase Price an amount equal to the value of all mechanics', carriers', workers', repairers' and other similar Liens in existence at Closing on the Purchased Assets, other than those arising or incurred under Assigned Facility Agreements in the ordinary course of business, relating to obligations which are not yet due and payable.  To the extent such Liens are not remedied by Sellers within ninety (90) days after Closing or such earlier date notified at least ten (10) Business Days in advance by Purchaser to Seller as is reasonably necessary, Purchaser shall be entitled to apply the portion of the Estimated Purchase Price so withheld to remedy any such Liens, in satisfaction of payment to Sellers of such portion of the Purchase Price.  Upon all such Liens having been remedied by Sellers or by Purchaser pursuant to the preceding sentence, Purchaser shall pay to REWG any remaining amounts of the Purchase Price retained by Purchaser under this Section 2.2.5.

Section 2.2.6 Method of Payment of Purchase Price.  Payment of the Estimated Purchase Price and the Adjustment Amount shall be made in United States Dollars, by wire transfer of immediately available federal funds to an account located in the United States as REWG or, if applicable, Purchaser may specify by notice.

Section 2.2.7 Proration.

Purchaser and Sellers agree that the following items relating to the Purchased Assets shall be prorated without duplication of any such items as of the Closing Date, with Sellers liable to the extent such items relate to any time period through the Closing Date, and Purchaser liable to the extent such items relate to periods commencing after the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

(i) any real and personal property ad valorem taxes imposed on tangible or intangible property with respect to the Purchased Assets as provided in Section 9.3, Section 9.4 and Section 9.5;

(ii) any rent payments or fees made or paid prior to the Closing in respect of the Real Property;

(iii) any charges for water, telephone, electricity and other utilities and any other payment for goods and services; and

(iv) (A) any annual Permit, license and registration fees associated with the Purchased Assets and (B) any prepayments under the Assigned Facility Agreements.

In connection with the prorations referred to in this Section 2.2.7, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual amounts paid are available.  Such prorated amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days of the date that the previously unavailable actual figures become available.  Sellers and Purchaser agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.2.7.

Section 2.3 Allocation of Purchase Price

.  Not later than forty-five (45) days after the Closing, Purchaser shall provide Sellers with an allocation of the Purchase Price, plus any liabilities deemed assumed for U.S. federal income Tax purposes, among the Purchased Assets as of the Closing Date using the allocation method provided by Section 1060 of the Code and the Treasury regulations thereunder (the "Purchase Price Allocation").  The Purchase Price Allocation shall be subject to the consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed.  The Parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 of the Code and the regulations thereunder, and except for any adjustment to the Purchase Price, the Purchase Price Allocation shall be adjusted only if and to the extent necessary to comply with such requirements.  Purchaser and Sellers agree that they will not take nor will they permit any Affiliate to take, for Tax purposes, any position inconsistent with such Purchase Price Allocation; provided, however, that (a) Purchaser's cost may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated, and (b) the amount realized by Sellers may differ from the amount allocated to reflect transaction costs that reduce the amount realized for federal income Tax purposes.  Each of the Sellers, on the one hand, or Purchaser, on the other hand, shall notify Purchaser or the Sellers, respectively, within twenty (20) days after notice or commencement of an examination, audit or other proceeding regarding the allocation determined under this Section 2.3.

Section 2.4 The Closing

.  The closing of the transactions contemplated herein (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP at Four Times Square, New York, New York 10036, at 10:00 a.m. local time on the date as soon as practicable (but in no event longer than ten (10) Business Days, subject to an additional ten (10) Business Day extension at the election of Purchaser in the event of an amendment or update to the Sellers' Disclosure Schedule pursuant to Section 5.8 which occurs less than 10 days prior to the Closing Date) after the conditions to the Closing set forth in Section 6.1 and Section 6.2 have been satisfied or waived, or at such other place, time or date as Purchaser and Sellers mutually agree (the "Closing Date").  The Closing shall be deemed effective as of 12:01 A.M. Las Vegas time on the day after the Estimated Purchase Price has been paid to REWG and the Easement and Lease Assignment and Assumption Agreement, the Bill of Sale and Assignment and the Assignment Agreements have been executed and delivered to Purchaser.

Section 2.5 Closing Deliveries.

Section 2.5.1 Purchaser's Closing Deliveries.  At the Closing, Purchaser will

(a) pay to REWG the Estimated Purchase Price in accordance with Section 2.2.2 and

(b) execute and deliver or pay (as applicable) the following items to Sellers:

(i) A counterpart executed by Purchaser of a bill of sale, assignment and assumption agreement in the form of Exhibit A (the "Bill of Sale and Assignment");

(ii) A counterpart executed by Purchaser of an easement, sublicense and lease assignment and assumption agreement in the form of Exhibit B (the "Easement and Lease Assignment and Assumption Agreement");

(iii) A Certificate of Good Standing with respect to Purchaser, as of a recent date, issued by the Secretary of State of the State of Nevada;

(iv) Copies, certified by the Secretary or Assistant Secretary of Purchaser, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by Purchaser in connection herewith;

(v) A certificate of the Secretary or Assistant Secretary of Purchaser identifying the name and title and bearing the signatures of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

(vi) A certificate addressed to Sellers dated the Closing Date executed by a duly authorized officer of Purchaser to the effect that the conditions set forth in Section 6.2.1 and Section 6.2.2 have been satisfied by Purchaser;

(vii) Any amounts for which Purchaser is liable pursuant to Section 2.2.7 of this Agreement; and

(viii) Agreements (collectively, the "Assignment Agreements"), substantially in the applicable form attached hereto in Exhibit C, assigning to Purchaser all of the Assigned Facility Agreements (except to the extent assigned by the Bill of Sale and Assignment) and executed by Purchaser.

Section 2.5.2 Sellers' Closing Deliveries.  At the Closing, Sellers will execute and deliver (as applicable) to Purchaser the following items:

(a) A counterpart executed by the Sellers of the Bill of Sale and Assignment;

(b) A counterpart executed by REWG of the Easement and Lease Assignment and Assumption Agreement;

(c) A certification of non-foreign status of Reliant Energy Power Generation, Inc., as the owner of REWG and REAM, in the form and manner which complies with the requirements of Section 1445(b)(2) of the Code and Treasury Regulation Section 1.1445-2(b)(2) and in form and substance reasonably satisfactory to Purchaser;

(d) A Certificate of Good Standing with respect to each Seller, as of a recent date, issued by the Secretary of State of the State of Delaware;

(e) Copies, certified by the Secretary or Assistant Secretary of each Seller, of resolutions authorizing the execution and delivery of this Agreement and all of the other agreements and instruments, in each case, to be executed and delivered by such Seller in connection herewith;

(f) A certificate of the Secretary or Assistant Secretary of each Seller identifying the name and title and bearing the signatures of the officers of such Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

(g) A certificate addressed to Purchaser dated the Closing Date executed by a duly authorized officer of each Seller to the effect that the conditions set forth in Section 6.1.1 and Section 6.1.2 have been satisfied by Sellers;

(h) Record drawings in Sellers’ possession that include the as-built drawings reflecting the design of the Facility;

(i) Any amounts for which the Sellers are liable pursuant to Section 2.2.7 of this Agreement;

(j) The Assignment Agreements executed by all of the parties thereto except Purchaser; and

(k) Documents suitable for recording releasing the Financing Liens and a copy of a UCC-3 Termination Statement terminating that certain UCC-1 Financing Statement recorded April 2, 2003 as Instrument No. 02402 in Book 20030402 of the Official Records of Clark County, Nevada, as assigned by UCC Assignment recorded July 8, 2003 as Instrument No. 00632 in Book 20030708 of said Official Records, as amended by UCC Amendment recorded July 8, 2003 as Instrument No. 00633 in Book 20030708 of said Official Records.

Section 2.5.3 Escrow Holder.  If requested by Purchaser or Sellers, the Closing shall be consummated through an escrow with the Title Company acting as escrow holder, which may include delivery to the Title Company of the items in Section 2.5.1 and Section 2.5.2 of this Agreement and payment to the Title Company of the Estimated Purchase Price, Transfer Taxes and any amounts owing under Section 2.2.7 and Section 5.1(f), notwithstanding other provisions in this Agreement to the contrary.  Escrow shall close once all conditions to Closing have been satisfied or waived.

Section 2.6 Further Assurances; Post-Closing Cooperation

    Section 2.6.1 Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either Party's request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably deem necessary or desirable in order more effectively (a) to transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Purchased Assets, (b) to effectuate the assumption by Purchaser of the Assigned Facility Agreements, and (c) otherwise to consummate the transactions contemplated by this Agreement.  Purchaser shall provide to Sellers all invoices and supporting documentation received with respect to Assigned Agreements, which relate to any obligations arising thereunder prior to the Closing Date or any other obligation that remains with Sellers.

Section 2.6.2 Pre-Closing Books and Records.

(a) Following Closing, each Party and its Affiliates will afford each other Party, its counsel and its accountants, during normal business hours, reasonable access to the Books and Records with respect to periods prior to Closing (the "Pre-Closing Books and Records") and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental Authority, (iii) any Excluded Liabilities or (iv) any rights and obligations arising under Article VIII, Article IX or Article XI hereof.  Each Party shall maintain Pre-Closing Books and Records reasonably expected to be required in connection with the matters described in items (i) through (iv) of the preceding sentence in accordance with the ordinary course document retention policies of such Party; provided, however, that nothing in this Agreement shall be deemed to obligate either Party to maintain the Pre-Closing Books and Records for longer than two (2) years after Closing.

(b) Purchaser acknowledges and consents to the retention by Sellers of information made available to Purchaser relating to the Purchased Assets (the "Retained Information").  From and after the Closing Date, Sellers shall, and shall cause their representatives to, treat the Retained Information as strictly confidential (except to the extent compelled to disclose by judicial or administrative process or by other requirements of Law, any stock exchange or any other self-regulatory organization or as reasonably required by any Seller in connection with the matters described in clauses (i) through (iv) of Section 2.6.2(a)).

Section 2.6.3 Delivery of Books and Records.  No later than the Closing Date (or in the case of Books and Records not immediately required for the operation and maintenance of the Facility that cannot be reasonably and practicably delivered at the Closing, as soon as reasonably practicable thereafter, but no later than forty-five (45) days after the Closing Date), Sellers shall deliver any Books and Records (to the extent providing such to Purchaser does not violate any Law) that are not located at the Site to Purchaser at Purchaser's offices in Las Vegas, Nevada, the Site or another location as designated by Purchaser in or near Las Vegas, Nevada.

Section 2.6.4 RRSU Payments Refunds.  At any time after Closing, Sellers shall be entitled to receive any SCE RRSU Refund pursuant to the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement and any refunds from overpayments made by Sellers into the trust accounts established under Revised MOU I and MOU II and Sellers’ share of any interest earned on the balance of such accounts, net of Sellers’ share of any trustee fees and out-of-pocket expenses deducted by trustee prior to distribution.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Sellers' Disclosure Schedule, each of the Sellers, jointly and severally, represents and warrants to Purchaser that all of the statements contained in this Article III with respect to the Sellers are true and correct as of the Effective Date (unless another date is expressly indicated) and will be true and correct as of the Closing Date as though made on and as of the Closing Date.  Each exception and other response to this Agreement set forth in the Sellers' Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and, except as otherwise specifically stated with respect to such exception, relates only to such section and to other sections to the extent that the application of such exception or other response to such other sections is reasonably apparent on its face without further investigation.

Section 3.1 Existence

REWG is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  REAM is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Sellers has the requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted.  Each of the Sellers is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified, licensed or in good standing would not be reasonably expected to have a Material Adverse Effect.

Section 3.2 Authority

Each Seller has full limited liability company power and authority to execute and deliver this Agreement and all other agreements (the "Transaction Agreements") to be executed by Seller at Closing and all other instruments to which it is or will be a party in connection with the transactions contemplated hereby (together with the Transaction Agreements, the "Transaction Documents"), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and the Transaction Documents, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action.

Section 3.3 Binding Agreement

This Agreement and the Transaction Agreements to which each Seller is or will be a party have been or will be when delivered duly executed and delivered by each Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser and each other party thereto, this Agreement and the Transaction Agreements to which it is or will be a party are or will be when delivered valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors' rights generally, and (b) general equitable principles, including that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4 No Conflicts

Subject to the receipt of the Requested Consents, FERC Approval, the expiration or early termination of the waiting period under the HSR Act and receipt of the other consents and actions listed in Section 3.4 of Sellers' Disclosure Schedule, the execution and delivery by each Seller of this Agreement do not, and the execution and delivery by such Seller of the Transaction Agreements to which it is or will be a party, the performance by such Seller of its obligations under this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of such Sellers' organizational documents;

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Assigned Facility Agreement, material Contract or other material obligation (with or without notice or lapse of time or both) with respect to the Purchased Assets to which such Seller or any of its Affiliates is a party or by which such Seller, any of its Affiliates or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing (true and correct copies of which waivers or consents have been furnished to Purchaser);

(c) conflict with or result in a violation or breach in any material respect of any term or provision of any Law applicable to such Seller or the Purchased Assets; or

(d) result in the imposition or creation of any Lien (other than a Permitted Lien) upon any of the Purchased Assets, other than in favor of Purchaser;

Section 3.5 Approvals and Filings

Except for the Requested Consents, FERC Approval and expiration or early termination of the waiting period under the HSR Act and as set forth in Section 3.5 of Sellers' Disclosure Schedule, no material consent or approval of, filing with or notice to, any Governmental Authority or other Person by any Seller is required in connection with the execution, delivery and performance by any Seller of this Agreement or any of the Transaction Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby.

Section 3.6 No Material Adverse Effect

To Sellers' Knowledge, none of the Sellers has any Liability that has, or could be reasonably likely to have, a Material Adverse Effect.

Section 3.7 Legal Proceedings

Except as set forth in Section 3.7 of Sellers' Disclosure Schedule, there are no Actions (a) outstanding or pending to which a Seller is a party or (b) to Sellers' Knowledge, threatened against a Seller or any of its assets and properties, in each case which would be reasonably expected to (i) result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements, (ii) adversely affect the ownership, operation, maintenance or use of the Project or the Purchased Assets, or (iii) individually or in the aggregate, have a Material Adverse Effect.

Section 3.8 Compliance with Laws

Each of the Sellers is not in violation of or in default under any Law applicable to it (excluding any Environmental Laws which are addressed in Section 3.16), the Project or the Purchased Assets in any material respect.  None of the Sellers has received notification alleging that it is in violation of any Law (excluding any Environmental Laws which are addressed in Section 3.16) in any material respect in regard to the Project or the Purchased Assets.

Section 3.9 Title to Personal Property

REWG and REAM own, possess and will be conveying good and valid title to all of the Project (excluding the Excluded Assets) constituting personal property, free and clear of all Liens except Permitted Liens (excluding Assigned Facility Agreements which are addressed in Section 3.13, Intellectual Property which is addressed in Section 3.20 and Transferred Permits which are addressed in Section 3.14).

Section 3.10 Real Property.

(a) REWG is the current owner and holder of the leasehold estate created by the Lease, free and clear of all Liens other than Permitted Liens, but subject to Permitted Encumbrances and other matters of record.  To Seller’s Knowledge, the Lease is in full force and effect and is enforceable against the lessor thereunder in accordance with its terms.

(b) REWG is the current holder of the interest in the Improvements created by Section 3.8 of the Lease, free and clear of all Liens other than Permitted Liens, but subject to the terms and conditions of the Lease, Permitted Encumbrances and other matters of record.

(c) REWG is the current owner and holder of the easement rights created by the Easements, free and clear of all Liens other than Permitted Liens, but subject to Permitted Encumbrances and other matters of record.  To Seller’s Knowledge, each Easement is in full force and effect and enforceable against the grantor thereof in accordance with its terms.

(d) Seller has provided to Purchaser true and complete copies of the Lease, the Easements, and Liens thereon (except for Permitted Liens and Permitted Encumbrances), including those listed in Section 3.10(d) of the Sellers' Disclosure Schedule (together with all amendments, supplements, schedules and exhibits thereto) (collectively, the "Real Property Documents").

(e) Sellers have not received any notice that the whole or any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to Sellers' Knowledge, has any such condemnation, expropriation or taking been proposed.  None of the Sellers is a party to any lease, assignment or similar arrangement affecting or relating to any portion of the Real Property except for the Real Property Documents and as may be disclosed in the Title Insurance Commitment.  To Sellers' Knowledge, no security deposit or portion thereof with respect to any Real Property Document has been applied in respect of a breach or default under such Real Property Document that has not been re-deposited in full.  The Sellers do not owe any brokerage commissions or finder's fees with respect to such Real Property Documents.  None of the Sellers has received any notice of any material requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed and accepted.

(f) Other than Permitted Liens and as set forth in Section 3.10(f) of Sellers' Disclosure Schedule and as may be reflected in the Title Insurance Commitment, there are no commitments to or agreements by Sellers with any Governmental Authority affecting the use or ownership of the Real Property and, to Sellers' Knowledge, there are no commitments to or agreements with any Governmental Authority by any other party affecting the use or ownership of the Real Property.

(g) Except as set forth in Section 3.10(g) of Sellers' Disclosure Schedule, none of the Sellers is a party to any agreement for the sale, exchange, encumbrance, lease or transfer of any of the Real Property, the Real Property Interests or any portion of the Real Property or the Real Property Interests by Sellers.

(h) Except as set forth in Section 3.10(h) of Sellers' Disclosure Schedule, Sellers, to their Knowledge, are in compliance with applicable material conditions, covenants and restrictions that encumber the Real Property or the Real Property Interests.

Section 3.11 Condition of Purchased Assets

.  Except as set forth in Section 3.11 of Sellers' Disclosure Schedule, all Materials and Equipment are currently located on the Real Property and no Materials and Equipment intended for the Facility are being held by third parties pending payment by Sellers.  To Sellers’ Knowledge, Sellers have not failed to disclose to Purchaser any fact relating to the operation or condition of the Facility or the Real Property that could reasonably be likely to have a Material Adverse Effect.  The Facility has been operated in accordance with Good Operating Practices except matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Section 3.11 of Sellers' Disclosure Schedule, the Purchased Assets are sufficient to operate the business of the Facility as historically owned, operated and maintained for the last 24 months by Sellers, except for the Excluded Assets.

Section 3.12 Warranty Matters

 Section 3.12 of the Sellers' Disclosure Schedule identifies all currently effective warranties by any vendor, materialman, supplier, contractor or subcontractor relating to the Purchased Asset or any component thereof with a value of $50,000 or more.  To Sellers' Knowledge, there are no events that have occurred or conditions applicable that constitute or may constitute a defense to the continuing effectiveness of each such warranty.

Section 3.13 Contracts.

(a) Excluding the Assigned Facility Agreements, any Seller Plans and any Contracts with respect to which none of the Purchased Assets will be bound or have Liability after the Closing, there are no Contracts of the following types by which the Purchased Assets may be bound or relating to the employment at the Project of any Project Employee:

(i) Contracts for the future purchase, exchange or sale of electric power or ancillary services or fuel;

(ii) Contracts for the future transmission of electric power or fuel or for the storage of fuel;

(iii) interconnection Contracts;

(iv) other than Contracts of the nature addressed by Section 3.13(a)(i) and Section 3.13(a)(ii), Contracts for the future provision of goods or services requiring payments in excess of $500,000 for each individual Contract;

(v) outstanding agreements of guaranty, surety or indemnification, direct or indirect, by Sellers or any of their Affiliates for the benefit of the Purchased Assets;

(vi) Contracts with Sellers or any of their Affiliates relating to the future provision of goods or services;

(vii) employment and consulting Contracts;

(viii) Contracts providing severance benefits in excess of $100,000;

(ix) any collective bargaining agreement;

(x) outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including electric power, fuel or securities;

(xi) partnership, joint venture or limited liability company agreements;

(xii) Contracts relating to indebtedness;

(xiii) Contracts relating to the use of the Site; and

(xiv) Contracts relating to the use of Intellectual Property used in the operation of the Facility.

(b) Sellers have provided Purchaser with, or access to, true and complete copies of all Assigned Facility Agreements, including all amendments, supplements, schedules and exhibits thereto.  No written waiver or, to Sellers' Knowledge, verbal waiver of any term or condition of any Assigned Facility Agreement is currently in effect.  Neither REWG nor Reliant Energy Services, Inc. has assigned any of its interest in the Assigned Facility Agreements and its respective interests in the Assigned Facility Agreements are not subject to any Liens (other than Permitted Liens).

(c) Neither Seller, and to Sellers' Knowledge, no counterparty, is in default in any material respect in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in such a default under, any Assigned Facility Agreement.  To Sellers’ Knowledge, each Assigned Facility Agreement is in full force and effect.  Each Assigned Facility Agreement (other than the Real Property Documents), and to Sellers’ Knowledge each of the Real Property Documents, constitutes a legal, valid and binding agreement of the applicable Seller and, to Sellers' Knowledge, of each other party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors' rights generally and to general principles of equity).

Section 3.14 Permits.

(a) Except for those Permits required under Environmental Law, Sellers' representations and warranties for which are set forth exclusively under Section 3.16 of this Agreement, Section 3.14(a) of the Sellers' Disclosure Schedule sets forth all material Permits (but excluding those Permits related to environmental matters which are addressed in Section 3.16) that Sellers are required to obtain under applicable Law in connection with the ownership, operation, maintenance or use of the Facility (the "Facility Permits").

(b) Except as set forth in Section 3.14(b)(i) of Sellers' Disclosure Schedule, all Facility Permits are properly in the name of the Facility or a Seller.  Except as set forth in Section 3.14(b)(ii) of Sellers' Disclosure Schedule, each of the Sellers is in compliance in all material respects with each Facility Permit, and each Facility Permit is in full force and effect.

Section 3.15 Insurance

Section 3.15 of Sellers' Disclosure Schedule sets forth a true and complete list and description of all material insurance policies in force on the Effective Date with respect to the Purchased Assets, together with a statement of the aggregate amount of claims paid out and claims pending, under each such insurance policy, in each case relating to the Purchased Assets.  All policies are in full force and effect in all material respects, all premiums due thereon have been paid and the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies.  Furthermore, as they relate to the Purchased Assets, to Sellers’ Knowledge, (a) Sellers have not received any notice of cancellation or non-renewal of any such policy nor is the termination of any such policies threatened, (b) there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, (c) Sellers have not received any notice from any of its insurance carriers that any insurance premiums in respect of such policies will be increased in the future or that any insurance coverage presently provided for will not be available to the Sellers in the future on substantially the same terms as now in effect, and (d) Sellers have not received notice that the Facility or any Materials and Equipment or the operation thereof will not be insurable or will be subject to exclusions arising from actual or potential defects in the Purchased Assets.

Section 3.16 Environmental Matters.

Except as set forth in Section 3.16 of Sellers' Disclosure Schedule:

(a) Sellers have made available to Purchaser all of the material environmental site assessment reports and studies that were in the possession of Sellers, which relate to environmental matters in connection with ownership, construction, operation or maintenance of the Facility.

(b) None of the Sellers (i) has entered into or agreed to any judicial or administrative consent decree or order or (ii) is subject to any judgment, decree, or judicial or administrative order, relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Materials under any Environmental Law, in each case relating to the Facility or the Real Property, except for any such consent decree, order, or the like under which Sellers' obligations have been fully completed.

(c) There are no Actions pending nor, to Sellers' Knowledge, are there any Actions threatened, of which Sellers have received written notice, to which any Seller is a party under any Environmental Law relating to the Facility or the Real Property, except for such claims or Actions which have been fully resolved.

(d) All material Environmental Permits issued to any Seller and in effect with respect to the Facility or the Real Property are set forth in Section 3.16(d) of the Sellers' Disclosure Schedule.  All material Environmental Permits required for the ownership, construction, or operation of the Facility (i) are in effect to the extent required under any Environmental Law or (ii) a complete and timely application has been submitted such that an application shield would apply.  No appeal or any other action is pending, or to Seller's Knowledge, threatened, to revoke any such Environmental Permits, except for such appeal or other action, which has been fully resolved.

(e) Sellers are and have been in compliance with all applicable Environmental Laws in all material respects with respect to the Facility or the Real Property.

(f) None of the Sellers has Released Hazardous Materials on, beneath or from the Real Property, except for Releases of Hazardous Materials that would not reasonably be expected to result in a claim by a Governmental Authority or other Person not affiliated with Purchaser or a requirement to engage in a material Remediation.

(g) To Sellers' Knowledge, there are no facts, circumstances or conditions related to Sellers' operation of the Facility that currently exist that would make it reasonably likely that the Facility is in violation in any material respect with applicable Environmental Law.

Notwithstanding any other provision of this Agreement to the contrary (except for Environmental Permits that may require filing with, or approval by, Governmental Authorities under Section 3.5), this Section 3.16 contains the sole and exclusive representations and warranties of Sellers with respect to compliance with Environmental Laws, Environmental Permits, Hazardous Materials and Remediation.

Section 3.17 Labor Matters

                     (a) All of the Project Employees are employees of RECS.

                         (b) RECS is neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union or labor organization pertaining to the Project Employees.  There are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements with any labor union or labor organization that pertain to any Project Employee's employment with RECS.

(c) No labor union, labor organization or Project Employee has made a pending demand for recognition or certification to Sellers or RECS with respect to the Facility or Project Employees.  To Sellers’ Knowledge and to the knowledge of RECS, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to Project Employees.  To the knowledge of RECS and to Sellers' Knowledge, there have been no labor union organizing activities with respect to any Project Employees.

(d) From January 1, 2005, there has been no actual or, to the knowledge of RECS and to Sellers' Knowledge, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Project.

(e) With respect to the Project Employees, none of RECS or its respective employees, agents or representatives has committed any material unfair labor practice as defined in the National Labor Relations Act.

(f) RECS and Sellers, with respect to the Project Employees, are in compliance in all material respects with all applicable Laws relating to employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, worker classification, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers compensation, labor relations, employee leave issues and unemployment insurance.

Section 3.18 Employee Matters

(a) Neither Purchaser nor any of its Affiliates will incur any Liability under or otherwise in respect of any employee compensation or benefit plan, program, agreement or arrangement, providing retirement, incentive compensation, health, disability, severance, life, or equity compensation or benefits (including any employee benefit plan within the meaning of ERISA Section 3(3)), established or maintained by Sellers or their ERISA Affiliates.  Each such plan, program, agreement or arrangement maintained in respect of any individual performing services in respect of the Facility or otherwise in respect of the Purchased Assets has been maintained in material compliance with its terms and applicable Law, including ERISA and the Code.

(b) Section 3.18(b) of Sellers' Disclosure Schedule sets forth a complete list of each deferred compensation and each incentive compensation, stock purchase, equity compensation plan, program, agreement or arrangement; each "welfare" plan, fund or program that is within the meaning of Section 3(1) of ERISA; each "pension" plan, fund or program that is within the meaning of Section 3(2) of ERISA; each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, maintained or contributed to for the benefit of any Project Employee (the "Seller Plans").  With respect to each Seller Plan, Sellers have heretofore delivered or made available to Purchaser, a summary plan description, if applicable, or such other plan summary and the most recent determination letter received from the Internal Revenue Service with respect to each Seller Plan intended to qualify under Section 401(a) of the Code.  No Seller Plan is a “defined benefit plan” within the meaning of Section 414(j) of the Code.

Section 3.19 Brokers

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder's fee, brokerage commission or similar payment.

Section 3.20 Intellectual Property

(a) Section 3.20(a) of Sellers' Disclosure Schedule sets forth a complete list of all issued patents, registered trademarks, registered copyrights and applications for any of the foregoing owned by REWG and exclusively used in the Facility.  Except as set forth on Section 3.20(a) of Sellers' Disclosure Schedules, REWG has the right to use the Transferred Intellectual Property.

(b) Except as set forth on Section 3.20(b) of the Sellers' Disclosure Schedule, (i) REWG owns or has the right to use all material Intellectual Property used in the operations of the Facility as historically owned, operated and maintained for the last 24 months by Sellers, and (ii) to Sellers' Knowledge, no Person has or is infringing or misappropriating (whether directly or indirectly) any Transferred Intellectual Property.  No Person has asserted against REWG a claim in writing that the operation of the Facility as historically owned, operated and maintained for the last 24 months by Sellers infringes or misappropriates the Intellectual Property of such Person and, to Sellers’ Knowledge, there is no valid basis for any such claim.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser's Disclosure Schedule, Purchaser hereby represents and warrants to Sellers that all of the statements contained in this Article IV are true and correct as of the Effective Date (unless another date is expressly indicated) and will be true and correct as of the Closing Date as though made on and as of the Closing Date.  Each exception and other response to this Agreement set forth in the Purchaser's Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement, and, except as otherwise specifically stated with respect to such exception, relates only to such section and to other sections to the extent that the application of such exception or other response to such other sections is reasonably apparent on its face without further investigation.

Section 4.1 Existence

Purchaser is a corporation, duly formed, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets and properties.  Purchaser is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified, licensed or in good standing would not be reasonably expected to have a Material Adverse Effect.

Section 4.2 Authority

Purchaser has full corporate power and authority to execute and deliver this Agreement and all other agreements or instruments to which it is or will be a party in connection with the transactions contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and all other agreements or instruments to which it is or will be a party in connection with the transactions contemplated hereby, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action.

Section 4.3 Binding Agreement

This Agreement and the Transaction Agreements to which Purchaser is or will be a party have been or will be when delivered duly and validly executed and delivered by Purchaser and, assuming due and valid authorization, execution and delivery thereof by Sellers and each other party thereto, this Agreement and the Transaction Agreements to which Purchaser is or will be a party are or will be when delivered valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors' rights generally, and (b) general equitable principles, including that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 No Conflicts

Subject to the receipt of the Requested Consents, PUCN Approval, FERC Approval and the expiration or early termination of the waiting period under the HSR Act, the execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Transaction Agreements to which Purchaser is or will be a party, the performance by Purchaser of its obligations under this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby shall not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Purchaser's articles of incorporation and by-laws;

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract or other material obligation (with or without notice or lapse of time or both) to which Purchaser or any of its Affiliates is a party or by which any of their respective assets and properties may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing (true and correct copies of which waivers and consents have been furnished to Sellers); or

(c) conflict with or result in a violation or breach in any material respect of any term or provision of any Law applicable to Purchaser or any of its Affiliates or any of their respective assets and properties.

Section 4.5 Approvals and Filings

Except for the Requested Consents, PUCN Approval, FERC Approval, the Amended TSA FERC Order, the expiration or early termination of the waiting period under the HSR Act and as set forth in Section 4.5 of Purchaser’s Disclosure Schedule, no material consent or approval of, filing with or notice to, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Agreements to which Purchaser is or will be a party or the consummation by Purchaser of the transactions contemplated hereby or thereby.

Section 4.6 Legal Proceedings

Except as set forth in Section 4.6 of Purchaser's Disclosure Schedule, there are no Actions (a) outstanding or pending to which Purchaser is a party or (b) to Purchaser's Knowledge, threatened against Purchaser or any of its assets and properties, which would be reasonably expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements.

Section 4.7 Brokers

All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder's fee, brokerage commission or similar payment.

Section 4.8 Financial Resources

Purchaser will, at Closing, have unrestricted cash sufficient to satisfy its obligations required to be performed at Closing.

Section 4.9 Opportunity for Independent Investigation

Prior to its execution of this Agreement, Purchaser has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Facility and the Purchased Assets without reliance on Sellers; provided, that such independent investigation and verification shall not affect the express representations, warranties, covenants or other obligations of Seller contained in this Agreement.  Purchaser has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations.

                                ARTICLE V

COVENANTS

Section 5.1 Efforts to Close and Fulfillment of Conditions

After the Effective Date and prior to Closing:

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate and make effective the transactions contemplated by this Agreement.  Such actions shall include each Party using its commercially reasonable efforts to ensure satisfaction of the conditions precedent to its obligations hereunder, as soon as practicable after the Effective Date.

(b) Each Party shall provide reasonable cooperation to the other Party in obtaining consents, approvals or actions of, making all filings with and giving all notices to Governmental Authorities or other Persons required of the other Party to consummate the transactions contemplated hereby and by the Transaction Agreements.  The Parties shall use their commercially reasonable efforts to respond promptly and accurately to any requests for additional information made by any such Governmental Authority.  The Parties agree that they shall consult with each other with respect to the transfer to Purchaser or the obtaining by Purchaser or the Sellers of FERC Approval, PUCN Approval and applicable Permits, consents, approvals and authorizations of all third parties and Governmental Authorities, including the HSR Act filing; provided, that for the avoidance of doubt, the HSR Act and PUCN filings and attachments thereto need not be exchanged or preapproved by the non-filing Parties.  Purchaser shall file with the PUCN, within 30 days after the Effective Date, an amendment to Purchaser's 3-year action plan pursuant to NAC 704.9503, which amendment includes the Facility.  The Purchaser shall not terminate such amendment or amend such amendment to remove the Facility.  Each Party shall cooperate in good faith with the Governmental Authorities and undertake promptly any and all commercially reasonable action required to complete lawfully the transactions contemplated by this Agreement including agreeing to terms and conditions of approvals from Governmental Authorities that do not adversely affect the other Party.

(c) As promptly as practicable and, in any event, within thirty (30) days after the Effective Date, Purchaser shall file with the PUCN all documents reasonably required to obtain the PUCN Approval.  Purchaser shall use its commercially reasonable efforts to respond promptly and accurately to any requests for additional information made by the PUCN, and Sellers shall use their commercially reasonable efforts to cooperate with Purchaser in connection therewith.  Purchaser shall consult with Sellers on all principal filings submitted by Purchaser to the PUCN in connection with the PUCN Approval; provided, that such PUCN filings and attachments thereto need not be exchanged with, or preapproved by, Sellers.  For the avoidance of doubt, Sellers shall not be entitled to receive any proprietary data related to current and forecasted operations of Purchaser, including production models, operating costs and other similar information in connection with the preparation of the filing to the PUCN.  Each Party shall bear its own costs and expenses of the preparation of such filing.

(d) Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required by FERC, under the HSR Act or under any other federal, state or local Laws.  Each Party shall use commercially reasonable efforts to submit such filings within thirty (30) days after the execution hereof for filings with the FERC and for filings under the HSR Act.  The Parties shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate (provided that HSR Act filings and attachments need not be exchanged or preapproved by the other party and provided that any exchange of information between Seller and Purchaser in connection with any filings shall be done in a manner that complies with applicable antitrust laws).  Purchaser shall be responsible for all filing fees in connection with submissions by the Parties pursuant to the HSR Act.

(e) As provided in Section 5.1(d), the Parties shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder, as amended from time to time, with respect to the transactions contemplated hereby.  Each Party will bear its own costs and expenses of the preparation of such filing.

(f) Purchaser, at the cost and expense of the Sellers in an amount not to exceed $350,000, shall use commercially reasonable efforts to obtain and provide to Sellers, (i) on or before sixty (60) days before the Closing Date, a commitment for title insurance issued by the Title Company, endorsed with a CLTA Form 107.5 or 107.5-06 “Leasehold Improvements” endorsement, to insure Purchaser's leasehold interest in the Site, interests in the Improvements, and easement interests in the easements  (the “Primm Easements”) appurtenant to the Property created by Easement Agreement dated August 31, 2001, between Primm South Real Estate Company, Primm 120 Limited Partnership, and Reliant Energy Bighorn, LLC., (the "Title Insurance Commitment") and a current or updated ALTA/ACSM survey (the "Survey") of the Site prepared by the Surveyor, and (ii) on the Closing Date, a commitment to issue a title insurance policy, endorsed with a CLTA Form 107.5 or 107.5-06 “Leasehold Improvements” endorsement, reasonably insuring Purchaser's leasehold interest in the Site, interests in the Improvements, and easement interests in the Primm Easements subject only to the Permitted Encumbrances and the Permitted Liens (the "Title Insurance Policy").  The premium for the Title Insurance Policy shall be paid at Closing.  Purchaser shall be responsible for all costs of the Title Insurance Commitment, resulting Title Insurance Policy and the Survey in excess of the amount specified above to be paid by Sellers.  Purchaser may object to any matters shown on the Title Insurance Commitment and/or the Survey, other than Permitted Liens and the standard pre-printed exceptions that appear in the Title Insurance Commitment, by delivering written notice (the "Title and Survey Objection Notice") to Sellers no later than ten (10) days after receipt by the Purchaser of the later of the Title Insurance Commitment and the Survey.  If Purchaser does not deliver the Title and Survey Objection Notice within the prescribed 10-day period, all matters reflected on the Title Insurance Commitment and Survey shall be "Permitted Encumbrances", and all matters reflected on the Title Insurance Commitment and the Survey to which Purchaser does not object in the Title and Survey Objection Notice shall be Permitted Encumbrances.  Sellers may, but shall have no obligation to, remove or rectify prior to Closing any matters identified as objections in the Title and Survey Objection Notice (the "Objectionable Title and Survey Matters").  Within ten (10) days after receipt of Purchaser's Title and Survey Objection Notice, Seller shall provide Purchaser notice ("Seller's Title/Survey Objection Response") of those Objectionable Title and Survey Matters that Seller will remove or rectify and those that Seller elects not to remove or rectify.  If Seller elects not to remove or rectify any of the Objectionable Title and Survey Matters, Purchaser shall have the right to terminate this Agreement by delivering written notice to Sellers within ten (10) days following Purchaser's receipt of Seller's Title/Survey Objection Response.  If Purchaser does not deliver to Sellers such a notice of termination within the prescribed 10-day period, then Purchaser shall be deemed to have accepted the Objectionable Title and Survey Matters and they shall be deemed to be Permitted Encumbrances.  Sellers agree to provide an indemnity in favor of the Title Company for any Liens first appearing in public record and attaching to the Real Property or Liens attaching to the Real Property subsequent to the effective date of the Title Insurance Commitment which are caused by Sellers or which are within Sellers' Knowledge and not caused by either Seller or Purchaser.

(g) Sellers shall request the Requested Consents substantially in the form of Exhibit D attached hereto or other form acceptable to the Parties from the applicable counterparties to the Assigned Facility Agreements; provided that these forms shall not be required for purposes of Sections 6.1.5 and 6.2.5.

(h) Each Party shall use good faith efforts to give notice to the other promptly after it obtains Sellers’ Knowledge or Purchaser’s Knowledge, as the case may be, of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any representation or warranty contained in this Agreement made by it to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing Date and (ii) any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(i) Each of the Sellers and Purchaser agree to use commercially reasonable endeavors to refrain from taking any action which could reasonably be expected to materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that Sellers filing of a petition for leave to intervene or notice of intent to comment in any proceeding initiated by Purchaser pursuant to PUCN Docket No. 08-03034 or otherwise shall not be deemed to be an action which could reasonably be expected to materially delay the consummation of the transactions contemplated by this Agreement and shall not be an action with which Purchaser has any obligation to assist Sellers; provided further, that Purchaser's inclusion in its application for PUCN Approval requests or action plan items unrelated to the Purchased Assets shall not be deemed to be an action which could reasonably be expected to materially delay the consummation of the transactions contemplated by this Agreement.  REWG shall timely file a petition for leave to intervene in the PUCN proceeding(s) related to the approval of an amendment to Purchaser’s 3-year action plan that includes the Facility, retain counsel to represent REWG in such proceeding(s) in accordance with NAC 703.510, as amended, and actively support the regulatory approval process.

(j) No separate consent by Purchaser under any agreement to which Purchaser and any Seller is party that is required to consummate the transactions contemplated by this Agreement and the assignment and assumption of the Assigned Facility Agreements shall be required from Purchaser, and by its execution and delivery of this Agreement Purchaser hereby grants each such consent.  To the extent that at the Closing Purchaser assumes obligations of Sellers to Purchaser under Assigned Facility Agreements to which Purchaser is a counterparty, Purchaser hereby releases Sellers from such obligations effective as of the Closing.

(k) Prior to the Closing Date, Purchaser shall (1) enter into a transmission service agreement ("Amended Transmission Services Agreement") reflecting the same terms and conditions as the Transmission Services Agreement except that the Amended Transmission Service Agreement shall reflect the assignment of the Transmission Service Agreement to Purchaser, shall supersede the Transmission Service Agreement, and shall eliminate all future rights and obligations of Reliant Energy Services, Inc. under the existing Transmission Service Agreement, effective as of the Closing Date and (2) post the assignment on its Open Access Same Time Information System to the extent that such posting is required under Purchaser's open access transmission tariff and/or any other applicable FERC requirement.  Further, Purchaser shall file the Amended Transmission Service Agreement with FERC pursuant to Section 205 of the Federal Power Act and request an effective date as of the Closing Date, and FERC shall have issued an order accepting such filing (the "Amended TSA FERC Order").

Section 5.2 Operation and Maintenance of Purchased Assets

(a) After the Effective Date and prior to Closing, the Sellers shall operate and maintain the Facility in accordance with Good Operating Practices, in all material respects, in compliance with Law and otherwise in the ordinary course of business consistent with past practices.  Sellers shall provide notice to Purchaser if the expenditures for maintenance and capital improvements for the Project shall vary materially more or less than from the amounts set forth in the budget therefore and shall provide information related thereto reasonably requested by Purchaser.  Sellers shall provide Purchaser with a detailed budget of maintenance and capital expenditures through December 31, 2008 within two weeks of the date hereof.

(b) After the Effective Date and prior to Closing, the Sellers shall not, without the written consent of Purchaser:

(i) dispose of or assign any of the Purchased Assets except for obsolete and unneeded assets in the ordinary course of business and in accordance with Good Operating Practices; provided, that the original value of such Purchased Assets, other than such Purchased Assets suffering loss, damage, other casualty or breakage, to which Section 5.6 applies, and other than assets replaced as part of routine maintenance by assets of comparable or superior quality and value, does not exceed $6,000,000 in the aggregate;

(ii) incur or permit to exist any Lien on any of the Purchased Assets, other than the Permitted Liens;

(iii) enter into, amend, modify, terminate, grant any waiver under, give any consent or settle or compromise any claim with respect to; (A) any Assigned Facility Agreement listed on Schedule 5.2(b)(iii); (B) any other Assigned Facility Agreement and Contracts entered into after the Effective Date, except in the case of this clause (B) for any Contracts, amendments, modifications, terminations, waivers, consents, settlements or compromises entered into or made in the ordinary course of business, consistent with past practices, and without any cost to or Liability of Purchaser or adverse effect on the Purchased Assets, other than post-Closing Liability not in excess of $200,000 individually or $2,000,000 in the aggregate and which does not have a term beyond twelve months after Closing; or (C) any other Contracts, except in the case of this clause (C) for any agreements, amendments, modifications, terminations, waivers, consents, settlements or compromises without any cost to or Liability of Purchaser or adverse effect on the Purchased Assets.  At the election of Sellers, Contracts entered into in accordance with Section 5.2(b)(iii)(B) shall become Assigned Facility Agreements;

(iv) permit to lapse any rights to any Transferred Intellectual Property, except to the extent such rights are not required to fulfill Sellers' obligations pursuant to this Section 5.2;

(v) make any material modification to the Facility or the Real Property;

(vi) settle or compromise any litigation which could result in any cost to or Liability of Purchaser;

(vii) make any material change in the levels of Stores and Inventory maintained at the Facility for the applicable time of the year, except in the ordinary course of business, consistent with past practices and Good Operating Practices; provided, however, that nothing in this provision shall require Sellers to maintain Stores and Inventory with a cost in excess of the Stores and Inventory Cap Amount;

(viii) apply for or obtain any Permit without prior written notice to Purchaser, or modify or amend in any material respect any Permit associated with the Purchased Assets; or

(ix) enter into any agreement to do or engage in any of the foregoing.

(c) All notices of Sellers and requests by Sellers for consent or other action by Purchaser pursuant to this Section 5.2, and all responses of Purchaser pursuant thereto, shall be made in writing to or by a Purchaser Consent Representative.

(d) Notwithstanding anything to the contrary in Sections 5.2(b)(ii), (viii) and (ix), Sellers may, without the consent of Purchaser, take the actions described on Schedule 5.2(d); provided that any Liens created or Contracts entered into in connection therewith are removed or terminated as of Closing without any cost or Liability of Purchaser or adverse effect on the Purchased Assets.

Section 5.3 Purchaser's Inspection Right

After the Effective Date and prior to Closing, Purchaser, its Related Persons and its and their agents and representatives shall have reasonable access, upon reasonable prior notice, to the Site and, if requested, to the Books and Records, all for purposes of inspection and review; provided, however, that (a) any investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Purchased Assets and with reasonable advance notice to Sellers, (b) Purchaser shall require each Person conducting or participating in any such investigation to comply with Sellers' reasonably adopted procedures relating to safety and security, (c) Purchaser shall indemnify Sellers for any damage to property or persons resulting from any such investigation that is the result of the negligence or willful misconduct of Purchaser, its Related Person or its or their agents or representatives and is not covered by insurance, (d) the Sellers shall be entitled to have a representative present during the course of any such investigation, (e) the Sellers shall not be required to take any action that would constitute a waiver of the attorney-client privilege and (f) Purchaser shall reimburse the Sellers for the reasonable out-of-pocket costs pre-approved by Purchaser and demonstrated to Purchaser's reasonable satisfaction that are incurred by the Sellers in providing such assistance.

Section 5.4 Cooperation with Facility Takeover and Transition of Operations

Within thirty (30) days after the Effective Date, Purchaser shall deliver to the Sellers a list of its proposed representatives to the joint transition team.  The Sellers will add its representatives to such team within five (5) Business Days after receipt of Purchaser's list.  Such team will be responsible for preparing as soon as reasonably practicable after the Effective Date, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the Parties will cause to occur before and after the Closing and any other transfer of control matters that any Party reasonably believes should be addressed in such transition plan.  Purchaser and the Sellers shall use commercially reasonable efforts to cause their representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan no later than sixty (60) days after the Effective Date.

Section 5.5 Employee and Benefit Matters

(a) Within seven (7) days of the date hereof, Sellers or their Affiliates shall provide Purchaser with copies of the resumes, job applications or other relevant data containing a summary of each Project Employee’s employment history with the Sellers or their Affiliates.  Within twenty-one (21) days of the date hereof, but effective as of the Closing Date, Purchaser or an Affiliate of Purchaser, in its good faith discretion, shall offer employment (which shall be contingent on the occurrence of the Closing) to any or all of the Project Employees who are actively at work or absent due to a vacation or authorized absence or due to sick leave of less than ten (10) working days.  Each such offer of employment shall be consistent with the provisions of this Section 5.5 and shall remain open for a period of at least ten (10) days.  For a period of at least one (1) year beginning on the Closing Date and subject to the remaining paragraphs of this Section 5.5 and an individual's continued employment with Purchaser, Purchaser shall cause each Transferred Employee to be provided with (i) compensation, including base pay and annual incentive compensation opportunity (excluding equity compensation) equivalent to that paid to similarly situated employees of the Purchaser and at least ninety percent (90%) of such compensation provided to such employee by Seller and its Affiliates immediately prior to the Closing, and (ii) benefits (including severance benefits) on a basis substantially similar to those provided to similarly situated employees of Purchaser.  If Sellers or their Affiliates incur cash severance payment obligations under the Severance Plan on or within sixty (60) days after Closing with respect to any Project Employee(s) who do not receive offers of employment consistent with Section 5.5(a), then Purchaser will reimburse Sellers or their Affiliates (following receipt of documentation substantiating such payments), for such cash severance equal to fifty percent (50%) of the amount, if any, in excess of $200,000.00.

(b) Purchaser shall cause each Transferred Employee and his or her eligible dependents (including all such Transferred Employee's dependents covered immediately prior to the Closing by a Seller Plan that is a group health plan) to be covered under a group health plan maintained by Purchaser or an Affiliate of Purchaser that (i) provides medical and dental benefits to the Transferred Employee and such eligible dependents effective immediately upon the Closing and (ii) credits such Transferred Employee, for the year during which such coverage under such group health plan begins, with any deductibles and co-payments already incurred during such year under a Seller Plan that is a group health plan.  Purchaser shall cause each employee welfare benefit plan or program sponsored by Purchaser or one of its Affiliates that a Transferred Employee may be eligible to participate in on or after the Closing to waive any preexisting condition exclusion (provided such Transferred Employee was covered by Seller’s group health plan) with respect to participation and coverage requirements applicable to such Transferred Employee.

(c) Claims of Transferred Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, severance, life insurance and/or other welfare benefits ("Welfare Benefits") (other than disability benefits) that are incurred on or prior to the Closing Date shall be the sole responsibility of the Seller Plans.  Claims of Transferred Employees and their eligible beneficiaries and dependents for Welfare Benefits (other than disability benefits) that are incurred after the Closing Date shall be the sole responsibility of Purchaser.  For purposes of the preceding provisions of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided and not when the condition arose or when the course of treatment began, provided, however, that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred prior to the Closing Date.  A disability claim shall be treated as incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date; claims of individuals receiving long-term disability benefits under a Seller Plan as of the Closing shall be the sole responsibility of the Seller Plan.  Except as provided in the preceding sentence, claims of Transferred Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Closing, made on account of injuries or conditions giving rise to such claims which occur after the Closing Date, shall be the sole responsibility of Purchaser.  Seller shall be solely responsible for claims relating to “COBRA” coverage attributable to “qualifying events” occurring on or prior to the Closing Date with respect to any Project Employees and their beneficiaries and dependants.

(d) Purchaser shall cause the employee benefit plans and programs maintained after the Closing by Purchaser and the Affiliates of Purchaser to recognize each Transferred Employee's years of service and level of seniority prior to the Closing with Sellers and their Affiliates (including service with any other employer that was recognized by Sellers or their Affiliates) for purposes of (i) terms of employment, (ii) seniority, (iii) eligibility, vesting and benefit accrual under all employee benefit plans (other than benefit accrual under a defined benefit plan), and (iv) benefit determination under Purchaser's paid time-off and vacation policies.

(e) Sellers shall cause each Transferred Employee to be permitted to elect on the Closing Date (or as soon thereafter as reasonably practicable) a direct rollover of his or her account balance under a Sellers Savings Plan eligible to be rolled over to a defined contribution plan designated by Purchaser (the "Purchaser Savings Plan"), and Sellers shall cause the applicable Sellers Savings Plan to deliver to the Purchaser Savings Plan as soon as reasonably practicable after such date the promissory notes and other loan documentation, if any, of each Transferred Employee who has elected such a direct rollover in accordance with the procedures to be agreed to between Sellers and Purchaser.  Purchaser and Sellers shall cooperate and take such actions, if any, as are necessary to permit the continuation of loan repayments by Transferred Employees to the Sellers Savings Plan by payroll deductions during the ninety (90) day period beginning on the Closing Date; provided, however, that if a Transferred Employee makes a direct rollover election as described in this Section 5.5(e) within such 90-day period, then the Seller Savings Plan shall continue to accept loan repayments from such Transferred Employee by payroll deduction until the date of such direct rollover.  Purchaser shall cause the Purchaser Savings Plan to accept the direct rollover of electing Transferred Employees' benefits in cash and, if applicable, promissory notes that are not accelerated from the Seller Savings Plan.  From and after the date of such transfer, and to the extent of the amount transferred, Purchaser shall cause the Purchaser Savings Plan to assume the obligations of the Seller Savings Plan with respect to benefits contributed to the account of the Transferred Employees under the Seller Savings Plan, and the Seller Savings Plan shall cease to be responsible therefore.  Purchaser and Sellers shall cooperate in making all appropriate arrangements and filings, if any, in connection with the transfer described in this paragraph.  Sellers represent, covenant and agree with respect to the Seller Savings Plan, and Purchaser represents, covenants and agrees with respect to the Purchaser Savings Plan, that, as of the date of the transfer described in this paragraph, such plan will satisfy the requirements of Sections 401(a), (k), and (m) of the Code and will have received, or a pending application has been timely filed for, a favorable determination letter from the IRS regarding such qualified status and covering amendments required to have been adopted prior to the expiration of the applicable remedial amendment period.

(f) Sellers shall provide each Transferred Employee with payment, within thirty (30) days following the Closing Date, of any annual bonus award that such Transferred Employee would have earned under Sellers’ or their Affiliates’ bonus program for the fiscal year in which the Closing Date occurs, assuming performance at “target” levels was achieved, but prorated to reflect the portion of the year actually worked for Sellers.  Except to the extent required by applicable Law, Sellers and their Affiliates will not pay Transferred Employees their accrued and unused current, annual vacation, and Purchaser or an Affiliate of Purchaser shall provide, without duplication of benefits, all such Transferred Employees with paid vacation time rather than cash in lieu of vacation time for all such accrued and unused current, annual vacation through the Closing Date.

(g) If, within the one-year period beginning on the Closing Date, (i) a Transferred Employee voluntarily terminates his or her employment with Purchaser and its Affiliates within thirty (30) days after the date upon which he or she is notified that the principal place of his or her employment is changing to a location that is fifty (50) miles or more from the location of such employee's principal place of employment immediately prior to the Closing Date, or (ii) the employment of a Transferred Employee is terminated by Purchaser or an Affiliate of Purchaser for a reason other than cause (as that term is defined in the Severance Plan as of the Closing, but based on the terms of the plan as in effect on the Effective Date), then, in any such case, Purchaser shall provide such Transferred Employee with severance benefits (conditioned upon the Transferred Employee's timely execution of a full waiver and release of claims) at least equal to the severance benefits which such Transferred Employee would have received under the Severance Plan had the employment of such Transferred Employee been terminated under circumstances entitling him or her to benefits under such plan.  Such severance benefits shall be determined based on the terms of the Severance Plan in effect on the Effective Date, but Purchaser shall take into account such Transferred Employee's aggregate service with Purchaser and its Affiliates and his or her pre-Closing Date service recognized pursuant to this Section 5.5.

(h) Notwithstanding anything in this Section 5.5 to the contrary, to the extent any Transferred Employees are covered by a collective bargaining agreement on or after the Closing, the terms of such collective bargaining agreement shall govern.

(i) The provisions of this Section 5.5 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.5, express or implied, shall confer upon any Transferred Employees, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 5.5, express or implied, shall be construed to prevent Purchaser from terminating or modifying to any extent or in any respect any benefit plan that Purchaser may establish or maintain.

Section 5.6 Risk of Loss

.In the event of loss, damage or other casualty to the Purchased Assets, Sellers shall repair prior to the Closing Date to the previous condition of the Purchased Assets any such damage, loss or casualty to the Purchased Assets, or breakage of any component or components of the Purchased Assets up to an aggregate amount up to $20,000,000.  In the event the cost of repairs exceeds $20,000,000, Purchaser shall have the right to terminate this Agreement upon notice to Sellers, which right must be exercised within fifteen (15) Business Days after notice from Sellers estimating the cost of repairs; provided, that if Purchaser does not so terminate this Agreement, the Purchase Price shall be reduced by $20,000,000.  Sellers shall promptly notify Purchaser of any loss, damage or casualty to the Purchased Assets.

Section 5.7 Interim Reports

In connection with the continuing operation of the Facility, the Sellers shall use commercially reasonable endeavors between the Effective Date and Closing to provide the Purchaser copies of operational reports regularly prepared by Sellers.

Section 5.8 Update of Schedules

Sellers and Purchaser each shall use good faith efforts to notify the other if it obtains Sellers’ Knowledge or Purchaser’s Knowledge, as the case may be, at any time before the Closing Date that a Sellers' Disclosure Schedule previously delivered by Sellers was inaccurate or incomplete when delivered or has become inaccurate or incomplete as a result of subsequent events and shall provide related information and documents.  If such events arise after the Effective Date and are expressly permitted to occur under Section 5.2(b), Sellers shall promptly deliver to Purchaser no later than ten (10) Business Days after such discovery by Sellers an amendment or supplement to such schedule, which amendment or supplement shall be given effect for the purposes of determining the fulfillment of the condition precedent set forth in Section 6.1.1 or determining liability as set forth in Section 8.1(a) and Section 8.1(b) and the Sellers' Disclosure Schedule shall be read for all purposes as so amended or supplemented.

Section 5.9 No Solicitation of Competing Transaction

After the Effective Date and prior to Closing, Sellers shall not, directly or indirectly, solicit, initiate or participate in discussions or negotiations with any Person or group (other than Purchaser, any of its Affiliates or representatives) concerning any Acquisition Proposal.  The Sellers shall not, and shall cause each Affiliate not to, enter into any agreement with respect to any Acquisition Proposal.  The Sellers shall immediately notify, and shall cause their Affiliates to notify, Purchaser of any unsolicited proposal or inquiry, or amendment to any existing proposal or inquiry, received by Sellers, and the Sellers shall immediately communicate to Purchaser, or cause their Affiliates to communicate to Purchaser, the terms of any such unsolicited proposal or inquiry, or amendment to any existing proposal or inquiry, which any of them may receive in connection with such unsolicited proposal or inquiry or amendment to such existing proposal or inquiry.

Section 5.10 Use of Certain Names

Within forty-five (45) days following the Closing, Purchaser shall cause the Facility and the Purchased Assets to cease using the word "Reliant" and any word or expression similar thereto or constituting an abbreviation or extension thereof (the "Seller Marks"), including eliminating the Seller Marks from all the Purchased Assets and disposing of any unused stationery and literature of the Facility and the Purchased Assets bearing the Seller Marks; and thereafter, Purchaser shall not, and shall cause the Facility and the Purchased Assets not to use the Seller Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Seller or any of its Affiliates, and Purchaser acknowledges that it, its Affiliates, the Facility and the Purchased Assets have no rights whatsoever to use such Intellectual Property.

Without limiting the foregoing:

(a) Within fifteen (15) days after the Closing Date, Purchaser shall cause the Facility to change its name to a name that does not contain any of the Seller Marks.

(b) Within thirty (30) days after the Closing Date, Purchaser shall provide notice to all applicable Governmental Authorities and all counterparties to the Assigned Facility Agreements regarding the sale of the Purchased Assets to Purchaser and the new addresses for notice purposes.  Purchaser shall deliver to Sellers a copy of such notices.

Section 5.11 Support Obligations.

(a) Prior to Closing, Purchaser shall use commercially reasonable efforts to effect the full and unconditional release, effective as of the Closing, of the Sellers and their Affiliates from the credit support obligations listed on Section 5.11(a) of Sellers' Disclosure Schedule (collectively, the "Support Obligations"), including by offering within thirty (30) days following the Effective Date replacement bonds, guaranties, letters of credit, cash collateral and/or escrow arrangements, as needed, to effect the replacement of such Support Obligations.

(b) If Purchaser is not successful, following the use of commercially reasonable efforts, in obtaining the complete and unconditional release of Sellers and their Affiliates from any Support Obligations as of Closing (each such Support Obligation, until such time as such Support Obligation is released in accordance with Section 5.11(b)(i), a "Continuing Support Obligation"), then Sellers shall have the right to waive the condition to Closing set forth in Section 6.2.7 and:

(i) from and after the Closing, Purchaser shall continue to use commercially reasonable efforts to obtain promptly the full and unconditional release of Sellers and their Affiliates from each Continuing Support Obligation;

(ii) Purchaser shall indemnify Sellers and their Affiliates for any liabilities, losses, costs or expenses incurred by Sellers or their Affiliates in connection with each Continuing Support Obligation; and

(iii) Purchaser shall not, and shall cause its Affiliates not to, effect any amendments or modifications or any other changes to the obligations to which any of the Continuing Support Obligations relate, or to otherwise take any action that could increase, extend or accelerate the liability of Sellers or their Affiliates under any Continuing Support Obligation, without Sellers' prior written consent not to be unreasonably withheld.

(c) If any Continuing Support Obligations are outstanding after Closing, Purchaser shall deliver to Sellers at the Closing and maintain at all times thereafter an undertaking to perform Purchaser's obligations hereunder with respect to the Continuing Support Obligations.

Section 5.12 Termination of Certain Services and Contracts

Notwithstanding anything in this Agreement to the contrary, during the period between the date hereof and Closing Sellers may take such actions as may be necessary to terminate or sever as to the Facility (with appropriate mutual releases) upon the Closing any services provided by Sellers or any of their Affiliates, joint Tax services and joint legal services.

                             ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Purchaser's Conditions Precedent

.  The obligations of Purchaser hereunder to execute or deliver the items it is required to deliver pursuant to Section 2.5.1 are subject to the fulfillment to the reasonable satisfaction of Purchaser, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

Section 6.1.1 Representations and Warranties.  Each of the representations and warranties made by Sellers in this Agreement and qualified by materiality shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).  Each of the representations and warranties made by Sellers in this Agreement and not qualified by materiality shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures to be true and correct that would not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

Section 6.1.2 Performance.  Sellers shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

Section 6.1.3 Law.  There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Section 6.1.4 PUCN Approval; FERC Approval; HSR Act Filing.  The PUCN Approval, the FERC Approval, and the Amended TSA FERC Order shall have been duly obtained, made or given and shall be in full force and effect and all terminations or expirations of the waiting period under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred; provided, however, that if a party of record files, pursuant to NRS 703.373, a petition for judicial review of an order issued by the PUCN pursuant to NAC 704.9518 approving an amendment to Purchaser's 3-year action plan, which order approves, without any conditions or terms that adversely and materially affect Purchaser’s preferred supply side plan, Purchaser's acquisition of the Purchased Assets on terms consistent with this Agreement, but does not obtain a stay of such order pursuant to NRS 703.374(1), then this Section 6.1.4 shall be deemed to be satisfied with respect to the PUCN Approval.

Section 6.1.5 Requested Consents.  The Requested Consents shall have been duly obtained, made or given and shall be in full force and effect.

Section 6.1.6 Deliveries.  Sellers shall have executed and delivered to Purchaser, or shall be standing ready to execute and deliver to Purchaser at the Closing, the items set forth in Section 2.5.2 of this Agreement.

Section 6.1.7 Material Adverse Effect.  No Material Adverse Effect shall have occurred, which has not been cured by Sellers prior to the Closing Date to Purchaser's reasonable satisfaction.

Section 6.1.8 Title Insurance, Survey and Title Insurance Policy.  Purchaser shall have received the Title Insurance Commitment and the Survey, and the Title Company shall be in a position, upon Closing, to issue the Title Insurance Policy as contemplated by Section 5.1(f), subject only to the Permitted Encumbrances (including those Objectionable Title and Survey Matters that are deemed to be Permitted Encumbrances as provided in Section 5.1(f), the Permitted Liens, and the pre-printed exceptions set out in the Title Insurance Commitment.

Section 6.1.9 Transferred Permits.  Sellers shall have taken all actions necessary to be taken by Sellers to properly transfer to Purchaser their interest in the Transferred Permits and the Transferred Permits required to be transferred as of Closing or other Permits required to be issued to Purchaser as of Closing in each case under applicable Law shall have been so transferred or issued; provided that Purchaser shall have taken all actions necessary to be taken by Purchaser to properly transfer to Purchaser Seller’s interest in such Transferred Permits or to have such other Permits issued.

Section 6.2 Sellers' Conditions Precedent

The obligations of Sellers hereunder to execute or deliver the items they are required to deliver pursuant to Section 2.5.2 of this Agreement are subject to the fulfillment, to the reasonable satisfaction of Sellers at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

Section 6.2.1 Representations and Warranties.  Each of the representations and warranties made by Purchaser in this Agreement and qualified by materiality shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).  Each of the representations and warranties made by Purchaser in this Agreement and not qualified by materiality shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date), except for failures to be true and correct that would not reasonably be expected to have, in the aggregate, a material adverse effect on Purchaser's ability to perform its obligations hereunder.

Section 6.2.2 Performance.  Purchaser shall have performed and complied in all material respects with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

Section 6.2.3 Law.  There shall not be in effect on the Closing Date any Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Section 6.2.4 PUCN Approval; FERC Approval; HSR Act Filing.  The PUCN Approval, the FERC Approval, and the Amended TSA FERC Order shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of the waiting period imposed under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

Section 6.2.5 Requested Consents.  The Requested Consents shall have been duly obtained, made or given and shall be in full force and effect.

Section 6.2.6 Deliveries.  Purchaser shall have executed and delivered to Sellers, or shall be standing ready to execute and deliver to Sellers at the Closing, the items set forth in Section 2.5.1 of this Agreement and shall be standing ready to pay the Estimated Purchase Price.

Section 6.2.7 Release of Support Obligations.  Sellers shall have received the complete and unconditional release of Sellers and its Affiliates from the Support Obligations.

                                  ARTICLE VII

TERMINATION

Section 7.1 Termination Prior to Closing

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) at any time before the Closing, by Sellers or Purchaser upon notice to the other Party, in the event that any non-appealable Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(b) at any time before Closing as provided in Section 5.1(f) or Section 5.6;

(c) at any time before the Closing, by Sellers or Purchaser upon notice to the other Party, in the event (i) of a breach hereof by the non-terminating Party which gives rise to (A) a Material Adverse Effect or (B) a material adverse effect on (1) the ability of Purchaser to perform its obligations under this Agreement or (2) the validity or enforceability of the rights and remedies of any Seller under this Agreement or under any of the other Transaction Documents if, in the case of both clauses (A) and (B), the non-terminating Party fails to cure such breach within thirty (30) days following notification thereof by the terminating Party; provided, however, that if, at the end of such 30-day period, the non-terminating Party is endeavoring in good faith, and proceeding diligently, to cure such breach, the non-terminating Party shall have an additional thirty (30) days in which to effect such cure; or (ii) that any condition to such Party's obligations under this Agreement (other than the payment of money to the other Party) becomes impossible or impracticable to satisfy with the use of commercially reasonable efforts if such impossibility or impracticability is not caused by a breach hereof by such Party; provided, however, that if it is reasonably possible that the circumstances giving rise to the impossibility or impracticality may be removed prior to the expiration of the time period provided in this Section 7.1(c), then such notification may not be given until such time as the removal of such circumstances is no longer reasonably possible within such time period; or

(d) At any time following December 31, 2008, by Sellers or Purchaser upon notice to the other Party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating Party.

Section 7.2 Effect of Termination or Breach Prior to Closing

(a) If this Agreement is validly terminated pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c)(ii) or Section 7.1(d), there shall be no liability or obligation on the part of Sellers or Purchaser (or any of their respective Related Persons), except that the provisions of Section 3.19 (Brokers – Sellers), Section 4.7 (Brokers – Purchaser) Section 5.3(c) (Purchaser's Inspection Rights), Article XI (Dispute Resolution), Article XII (Limited Remedies and Damages), Section 13.2 (Notices), Section 13.3 (Payments), Section 13.4 (Entire Agreement), Section 13.5 (Expenses), Section 13.6 (Public Announcements), Section 13.7 (Confidentiality), Section 13.10 (No Construction Against Drafting Party), Section 13.11 (No Third Party Beneficiary), Section 13.12 (Headings), Section 13.13 (Invalid Provisions), Section 13.14 (Governing Law), Section 13.15 (No Assignment; Binding Effect), and this Section 7.2 shall continue to apply following any such termination.

(b) If this Agreement is validly terminated pursuant to Section 7.1(c)(i), by Purchaser or Sellers as a result of a breach by the non-terminating Party, then subject to Section 12.2 and notwithstanding any other provision of this Agreement to the contrary, the terminating Party shall be entitled to all rights and remedies available to it with respect to such breach.

                                 ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Sellers

Subject to the limitations set forth in Section 8.4 (Limitations of Liability), Section 9.4 (Sellers' Tax Indemnification), Section 10.1 (Survival) and Article XII (Limited Remedies and Damages) of this Agreement, if the Closing occurs, Sellers agree to indemnify and hold Purchaser and its Related Persons (each, a "Purchaser Indemnified Party"), harmless from and against (and to reimburse each Purchaser Indemnified Party as the same are incurred for) any and all Losses incurred by any Purchaser Indemnified Party resulting from any of the following:

(a) any breach of a representation or warranty made by Sellers in this Agreement;

(b) the breach by Sellers of, or default in the performance by Sellers of, any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or any of the other Transaction Documents; or

(c) the Excluded Assets or the Excluded Liabilities, provided, that any Purchaser Indemnified Party shall have the right at such party's sole discretion to elect to pursue recovery for any such Losses under either Section 8.1(a) (with respect to Section 3.16 (Environmental Matters)) or Section 8.1(c) (with respect to Section 2.1.4(a)(i)-(iii) inclusive (Excluded Liabilities)) hereof regardless of whether remedies for such Losses may also be available pursuant to any provision of this Agreement other than the one so elected by Purchaser Indemnified Party.

Section 8.2 Indemnification by Purchaser

.  Subject to the limitations set forth in Section 8.4 (Limitations of Liability), Section 9.5 (Purchaser's Tax Indemnification), Section 10.1 (Survival) and Article XII (Limited Remedies and Damages) of this Agreement, if the Closing occurs, Purchaser hereby agrees to indemnify and hold Sellers and their Related Persons (each, a "Sellers' Indemnified Party"), harmless from and against (and to reimburse each Sellers' Indemnified Party as the same are incurred for) any and all Losses incurred by any Sellers' Indemnified Party resulting from any of the following:

(a) any breach of a representation or warranty made by Purchaser in this Agreement;

(b) the breach by Purchaser of, or default in the performance by Purchaser of, any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any of the other agreements or instruments to which Purchaser is a party and which is being delivered in connection with this Agreement; or

(c) the Assumed Liabilities.

Section 8.3 Method of Asserting Claims

Section 8.3.1 Notification of Claims.  If any Purchaser Indemnified Party or Sellers' Indemnified Party (each, an "Indemnified Party") asserts that a Party has become obligated to the Indemnified Party pursuant to this Agreement other than pursuant to Article IX (as so obligated, an "Indemnifying Party"), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceeding, including making available any information, documents and things in the possession of the Indemnified Party.  Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice, unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of such failure or delay.  Any assertion by an Indemnified Party that an Indemnifying Party is liable to the Indemnified Party for indemnification pursuant to Section 8.1 or Section 8.2 above must be delivered to the Indemnifying Party prior to the expiration date (if applicable) of the representation, warranty, covenant or agreement giving rise to such indemnification obligation, as provided in Section 10.1.

        Section 8.3.2 Defense of Claims.  In fulfilling its obligations under this Section 8.3, after the Indemnifying Party has provided each Indemnified Party with a written notice of its agreement to indemnify each Indemnified Party under this Section 8.3, as between such Indemnified Party and the Indemnifying Party, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may reasonably deem appropriate; provided, that (a)  the Indemnifying Party will not consent to any settlement or entry of judgment imposing any obligations on any Indemnified Parties, other than financial obligations for which such Person will be indemnified hereunder, unless such Person has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion), and (b) the Indemnifying Party will not consent to any settlement or entry of judgment unless, in connection therewith, the Indemnifying Party obtains a full and unconditional release of the Indemnified Party from all liability with respect to such suit, action, investigation, claim or proceeding.  Notwithstanding the Indemnifying Party's election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel (at its own cost except as provided below) and to reasonably participate in the defense or investigation of such claim, action or proceeding, which participation shall be at the expense of the Indemnifying Party, (a) if on the advice of counsel to the Indemnified Party use of counsel of the Indemnifying Party's choice could reasonably be expected to give rise to a material conflict of interest, (b) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense, or (c) if separate counsel is retained to represent the Indemnifying Party in any action which seeks relief other than monetary damages against the Indemnified Party to the extent such representation is related to such relief.

Section 8.3.3 Real Property Title Claims.  Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall seek recourse and make claims solely from and against the title company issuing the Title Insurance Policy with respect to claims regarding title to the Real Property or Real Property Interests.  For the avoidance of doubt, the preceding sentence shall not affect any claims of Purchaser pursuant to Section 8.1(a) relating to Article III.

Section 8.4 Limitations of Liability.

Section 8.4.1 Claim Threshold.  Notwithstanding anything to the contrary contained in this Agreement, (a) Sellers shall have no liability for their obligations under Section 8.1 until the aggregate amount of all Losses incurred by the Purchaser Indemnified Parties equals or exceeds $3,750,000 (the "Claim Threshold"), in which event Sellers shall be liable for all such Losses in excess of the Claim Threshold; it being understood and agreed that the Claim Threshold shall not apply in the event of fraud or to claims for indemnification relating to Section 2.1.1 (Purchased Property), Excluded Liabilities under Section 2.1.4(a)(iv) and Section 2.1.4(a)(v), Excluded Assets, Section 2.2 (Purchase Price), Section 3.1 (Existence), Section 3.2 (Authority), Section 3.3 (Binding Agreement), Section 3.5 (Approvals and Filings), Section 3.9 (Title to Personal Property), Sections 3.10(a), (b) and (c) (Real Property), the last sentence of Section 3.13(b) (Contracts), the last sentence of Section 3.20(a) (Intellectual Property), Section 3.19 (Brokers) or Article IX (Tax Matters), in each case for which Sellers shall be responsible from dollar one, whether or not the Claim Threshold has been reached, and (b) Purchaser shall have no liability for its obligations under Section 8.2 until the aggregate amount of all Losses incurred by the Sellers' Indemnified Parties equals or exceeds the Claim Threshold, in which event Purchaser shall be liable for all such Losses in excess of the Claim Threshold; it being understood and agreed that the foregoing Claim Threshold shall not apply in the event of fraud or to claims for indemnification relating to Assumed Liabilities, Section 2.2 (Purchase Price), Section 4.1 (Existence), Section 4.2 (Authority), Section 4.3 (Binding Agreement), Section 4.5 (Approvals and Filings), Section 4.7 (Brokers) or Article IX (Tax Matters), in each case for which Purchaser shall be responsible from dollar one, whether or not the Claim Threshold has been reached.

Section 8.4.2 Cap Amount.  In no event shall (a) Sellers' aggregate liability arising out of their indemnification obligations under Section 8.1 or otherwise in any respect of or relating to this Agreement, exceed 30% of the Purchase Price; it being understood and agreed that the foregoing limitation shall not apply in the event of fraud or to claims for indemnification relating to Section 2.1.1 (Purchased Property), Excluded Liabilities under Section 2.1.4(a)(iv) and Section 2.1.4(a)(v), Excluded Assets, Section 2.2 (Purchase Price), Section 3.1 (Existence), Section 3.2 (Authority), Section 3.3 (Binding Agreement), Section 3.9 (Title to Personal Property), Sections 3.10(a), (b) and (c) (Real Property), the last sentence of Section 3.13(b) (Contracts), the last sentence of Section 3.20(a) (Intellectual Property), Section 3.19 (Brokers) or Article IX (Tax Matters), and any such excluded indemnifiable Losses shall not be deemed to count against or otherwise reduce such limitation on Sellers' aggregate liability; and (b) Purchaser's aggregate liability arising out of its indemnification obligations under Section 8.2 exceed 30% of the Purchase Price; it being understood and agreed that the foregoing limitation shall not apply in the event of fraud or to claims for indemnification relating to Assumed Liabilities or arising under any of Section 2.2 (Purchase Price), Section 4.1 (Existence), Section 4.2 (Authority), Section 4.3 (Binding Agreement), Section 4.7 (Brokers) or Article IX (Tax Matters), and any such excluded indemnifiable Losses shall not be deemed to count against or otherwise reduce such limitation on Purchaser's aggregate liability.  For the avoidance of doubt, Sellers' aggregate obligations under Section 5.6 shall not exceed $20,000,000.  Notwithstanding any of the foregoing, neither Sellers' nor Purchaser's aggregate liability under this Agreement shall exceed the Purchase Price (excluding Purchaser’s obligation to pay the Purchase Price).

Section 8.4.3 Environmental Matters.  Sellers and Purchaser agree that any remedial action, Remediation, correction of noncompliance, or other action required by this Agreement to be undertaken or for which indemnification is provided in this Article VIII, (i) shall be the most commercially reasonable method under the circumstances and based upon the understanding that the Facility and the Real Property are and will continue to be used for industrial purposes, (ii) shall not exceed the least stringent requirements of any applicable Environmental Law or any clean-up standards set forth, established, published, proposed or promulgated under, pursuant to or by an Environmental Law or Governmental Authority having jurisdiction over such remedial action, correction of noncompliance, or action, in each case as in effect on the date of such remedial action, correction of noncompliance, or other action or any requirement or order of any Governmental Authority having jurisdiction over such remedial action, correction of noncompliance, or action, and (iii) shall be conducted in compliance with all Environmental Laws.  To the extent necessary to achieve the purposes set forth in the preceding sentence, Purchaser shall agree to a deed restriction or other institutional controls on the Facility or the Real Property that is subject to such action, provided, that such deed restriction or other institutional controls shall not restrict or limit the industrial activities currently being performed at the Facility or the Real Property.  Purchaser agrees that it shall, in good faith, seek to enter, when necessary, into an agreement with the Governmental Authority having jurisdiction over the remedial action, correction of noncompliance or other action, to allow Purchaser to use the most commercially reasonable method and least stringent standard in connection with remedial action, correction of noncompliance, or other action under such circumstances and use.

Section 8.5 Indemnification in Case of Strict Liability or Indemnitee Negligence

.  THE INDEMNIFICATION PROVISIONS IN ARTICLE V, THIS ARTICLE VIII AND ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED ON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW), AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, JOINT, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE, JOINT, OR CONCURRENT STRICT LIABILITY IMPOSED ON THE PERSON SEEKING INDEMNIFICATION.

                             ARTICLE IX

TAX MATTERS

Section 9.1 Representations and Warranties

Sellers represent and warrant to Purchaser, except as set forth in Section 9.1 of Sellers' Disclosure Schedule that:

(a) (i) REAM and REWG have timely filed or will timely file when due with the proper Taxing Authority all Tax Returns that are required to be filed on or before the Closing Date (including all Tax Returns with respect to the Purchased Assets) and have timely paid or will timely pay in full all Taxes (whether or not due on such Tax Returns) required to be paid by REAM and REWG (including all Taxes with respect to the Purchased Assets except for property taxes that are the responsibility of Purchaser pursuant to Section 9.3); and (ii) such Tax Returns were prepared or will be prepared in the manner required by applicable Laws and were or will be true and complete in all material respects at the time of filing.  With respect to the Purchased Assets, neither REAM nor REWG has received any notice that any Taxes relating to any period prior to Closing are owing or delinquent that have not been paid.

(b) True and complete copies of all sales and use and property Tax Returns, relating to the Purchased Assets, and copies of all material written communications to or from any Taxing Authority relating to the Purchased Assets, for taxable years from 2004 through 2007 for sales and use Taxes and from 2004 through 2007 for property Taxes have been made available to Purchaser for inspection.

(c) Since the date of its inception, REWG has been treated as a disregarded entity for United States federal income Tax purposes.  Effective July 1, 2007, REAM elected to be treated as a disregarded entity for United States federal income Tax purposes and has been treated as a disregarded entity since its election.

(d) Neither REAM nor REWG has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to the Purchased Assets.

(e) There are no audits, claims, assessments, levies, administrative or judicial proceedings pending, or to Sellers' Knowledge, threatened, proposed or contemplated with respect to the Purchased Assets by any Taxing Authority.

(f) Each of REAM and REWG, with respect to the Purchased Assets, has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(g) Neither REAM nor REWG, with respect to the Purchased Assets, is a party to any joint venture, partnership or other arrangement or contract which is or has been qualified as, and treated as, a partnership for United States federal and state income Tax purposes.

(h) No claim has ever been made by a Taxing Authority in a jurisdiction where a Tax Return is not filed by, or with respect to, the Sellers or the Purchased Assets, that either the Sellers (with respect to the Purchased Assets) or any of the Purchased Assets is or may be subject to Tax in that jurisdiction.

(i) None of the Purchased Assets (i) has been depreciated under the "alternative depreciation system" within the meaning of Section 168(g)(2) of the Code or (ii) has been treated as (A) subject to the provisions of Section 168(f) of the Code or (B) subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Code.

(j) No Sales Taxes will be due in connection with the sale of the Purchased Assets by Sellers pursuant to this Agreement (including any Sales Taxes due as a result of the Master Equipment Lease, whether as a result of its cancellation, termination, expiration or otherwise) other the Sales Taxes that are included in the Purchase Price as provided in Section 2.2.1.

Section 9.2 Transfer Taxes

The Tax on transfers of real property under chapter 375 of the Nevada Revenue and Taxation Code ("Real Property Transfer Taxes"), if any, shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers.  All applicable Nevada sales and use taxes arising out of or in connection with the sale of the Purchased Assets by Sellers pursuant to this Agreement ("Sales Taxes") are included in the Purchase Price in accordance with Nevada Administrative Code Section 372.760.5 and as provided in Section 2.2.1 of this Agreement, and Sellers shall remit such Sales Tax included in the Purchase Price to the relevant Taxing Authority.  Sellers shall file all necessary documentation and Tax Returns with respect to the Sales Taxes and the Real Property Transfer Taxes (collectively, the "Transfer Taxes") and cause such Taxes, if any, to be paid to the relevant Taxing Authorities on a timely basis.  The Parties shall cooperate to comply with all Tax Return requirements for any and all Transfer Taxes and shall provide such documentation and take such other reasonable actions as may be necessary to minimize the amount of any Transfer Taxes.

Section 9.3 Property Taxes

Real and personal property ad valorem taxes with respect to the Purchased Assets ("Property Taxes") for the taxable period that includes the Closing Date shall be prorated on a daily basis to the Closing Date.  Sellers shall be liable only for the portion of such Property Taxes attributable to the portion of such taxable period ending on the Closing Date.  Following the Closing, Sellers and Purchaser shall cooperate and consult with each other with respect to the determination of such Property Taxes and Sellers shall have the right to participate (at their own expense) in any proceedings or disputes with the applicable Taxing Authority concerning the determination of the amount of such Property Taxes (including the determination of the value of the property with respect to which such Property Taxes are assessed).

Section 9.4 Sellers' Tax Indemnification

Sellers shall indemnify and hold harmless Purchaser from and against (a) any and all Seller Income Taxes, (b) any and all Taxes (other than Seller Income Taxes) imposed on or with respect to the Purchased Assets or any of the Sellers attributable to any Pre-Closing Tax Period ("Pre-Closing Taxes"), (c) any and all Transfer Taxes (including any Sales Taxes) for which Sellers are responsible pursuant to Section 9.2 of this Agreement, and (d) any Taxes arising from a breach by Sellers of their representations, warranties and covenants in this Article IX.  For purposes of determining the amount of Taxes attributable to the period deemed to end on the Closing Date for an Overlap Period:  (y) in the case of Taxes imposed on a periodic basis, such amount shall be equal to the product of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period; and (z) in the case of all other Taxes, shall be the amount of such Taxes that would be payable if the taxable year ended on the Closing Date. Notwithstanding anything to the contrary in this Agreement, no claim for Taxes shall be permitted under this Article IX unless such claim is first made not later than ninety (90) days after the expiration of the applicable statute of limitations (including extensions or waivers) with respect to such Taxes.  For the avoidance of doubt, the limitations of liability contained in Section 8.4 shall not apply with respect to any indemnification claim under this Section 9.4.

Section 9.5 Purchaser Tax Indemnification

Purchaser shall indemnify and hold harmless Sellers from and against (a) any Taxes with respect to the Purchased Assets attributable to the time period after the Closing Date, (b) any and all Transfer Taxes for which Purchaser is responsible pursuant to Section 9.2 and (c) any liability arising from a breach by Purchaser of its covenants set forth in this Article IX.

Section 9.6 Refunds

If, after the Closing Date, Purchaser actually receives a refund or actually utilizes a credit of any Tax attributable to a Pre-Closing Tax Period, Purchaser shall pay to REWG within fifteen (15) Business Days after such receipt or utilization an amount equal to such refund actually received or credit actually utilized (with respect to any Overlap Period, only so much of such refund or credit as relates to the portion of the taxable period ending on or before Closing Date), together with any interest actually received or actually credited thereon.  Purchaser shall take such action to obtain a refund or credit attributable to a Pre-Closing Tax Period or to mitigate, reduce or eliminate any Taxes that could be imposed for a Pre-Closing Tax Period (including with respect to the transactions contemplated hereby) as is reasonably requested by Sellers.  Sellers shall reimburse Purchaser for any reasonable, out-of-pocket costs that are incurred by Purchaser in providing such assistance.

Section 9.7 Contests

In the event Purchaser or Sellers receive written notice of any examination, claim, settlement, proposed adjustment, administrative or judicial proceeding or other matter ("Tax Claim") related to any Pre-Closing Taxes (other than entity-level Taxes, such as employment or wage Taxes or sales Taxes that are not material in amount) or Transfer Taxes, Purchaser or Sellers, as the case may be, shall notify the other Parties in writing as soon as reasonably practical (but in no event more than fifteen (15) Business Days) after receipt of such notice.  In the case of any Tax Claim relating to any Pre-Closing Taxes or Transfer Taxes that, if determined adversely to Sellers would be grounds for a claim for indemnity pursuant to Section 9.4 hereof, Sellers (at their sole cost and expense) shall have the right to control the conduct of such Tax Claim and shall have the right to settle such Tax Claim; provided, however, that (a) Purchaser may participate in the dispute of such Tax Claim at its own expense, (b) Sellers shall not settle, compromise or dispose of any Tax Claim in a manner that would reasonably be expected to adversely affect Purchaser (or any of its respective Affiliates) without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and (c) Sellers shall keep Purchaser reasonably informed with respect to the commencement, status and nature of any such Tax Claim.  In the case of any Tax Claim relating to any Overlap Period Taxes, Purchaser and Sellers may each participate, at their own expense, in the Tax Claim, and the Tax Claim shall be controlled by Purchaser or Sellers according to whichever would bear the burden of the greatest portion of the adjustment; provided, however, that the Party controlling the Overlap Period Tax Claim (1) shall not settle such Tax Claim without the consent of each other Party, which consent shall not be unreasonably withheld, conditioned or delayed, and (2) shall keep each other Party timely informed with respect to the commencement, status and nature of any such Tax Claim.

Section 9.8 Assistance and Cooperation

After the Closing Date, each of Sellers and Purchaser shall (and shall cause their respective Affiliates to) (a) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with the terms of this Agreement, and (b) cooperate fully in preparing for any audits of, or disputes with any Taxing Authority regarding, any Tax Returns of Sellers with respect to the Purchased Assets.

Section 9.9 Information

After the Closing, Sellers and Purchaser will make available to each other as reasonably requested all information, records or documents relating to liability or potential liability for Pre-Closing Taxes, Overlap Period Taxes and Transfer Taxes and will preserve such information, records or documents until thirty (30) days after the expiration of the applicable statute of limitations (including extensions or waivers thereof) with respect to the particular Tax to which the information, records or documents relate.

Section 9.10 Tax Returns

Sellers shall be responsible for preparing and timely filing all Tax Returns with the appropriate Taxing Authority with respect to the Purchased Assets relating to Tax periods ending on or prior to the Closing Date.  Purchaser shall be responsible for preparing and filing all other Tax Returns with respect to the Purchased Assets.

Section 9.11 Survival of Obligations

The representations, warranties and obligations of the Parties set forth in this Article IX shall remain in effect until ninety (90) days after expiration of the applicable statutes of limitation (giving effect to any extensions or waivers thereof) relating to the Tax or Tax Return in question.

Section 9.12 Adjustments to Purchase Price

The Parties hereby agree that any and all indemnity payments made pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

                             ARTICLE X

SURVIVAL; NO OTHER REPRESENTATIONS

Section 10.1 Survival of Representations, Warranties, Covenants and Agreements

The representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement shall survive the Closing and shall expire one (1) year from the Closing Date.  Notwithstanding the preceding sentence, (a) the representations and warranties contained in Section 3.1 (Existence), Section 3.2 (Authority), Section 3.3 (Binding Agreement), Section 3.19 (Brokers), Section 4.1 (Existence), Section 4.2 (Authority), Section 4.3 (Binding Agreement), Section 4.4 (No Conflicts), Section 4.5 (Approvals and Filings) and Section 4.7 (Brokers), the covenants in Section 2.1.2 (Assignment and Assumption of Assigned Facility Agreements), Section 2.1.4(b)(i) (Assumed Liabilities), Section 2.6.2(a) (Pre-Closing Books and Records), Article X (Survival, No Other Representations), Article XI (Dispute Resolution) and Article XII (Limited Remedies and Damages) shall survive indefinitely after the Closing, (b) Section 2.6.2(b) (Pre-Closing Books and Records) with respect to Retained Information, shall survive for so long as Sellers retain the Retained Information, (c) the covenants in Section 2.6.4 (RRSU Payment Refunds), with respect to SCE RRSU Refunds and refunds for overpayments in trust accounts under Revised MOU I and MOU II, shall survive until all such refunds have been paid, (d) the survival of representations, warranties, covenants and agreements contained in Article IX (Tax Matters) and Section 13.7 (Confidentiality) shall be governed solely by the terms therein, (e) the covenants in Sections 2.1.4(b)(ii), (iii) and (iv) (Assumed Liabilities) and the covenants in Section 2.1.4(a) (Excluded Liabilities) shall survive the Closing and shall expire on the date that is three (3) years after the Closing Date, and (f) Article VIII shall survive Closing in accordance with its terms.

Section 10.2 No Other Representations

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE PARTIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ANY OF THE PURCHASED ASSETS, OR ANY PART THEREOF, EXCEPT THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, ARTICLE IV AND ARTICLE V.  IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (i) SELLERS MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.16, (ii) SELLERS MAKE NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE PURCHASED ASSETS, AND (iii) SELLERS MAKE NO REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO INFORMATION PROVIDED TO PURCHASER IN RESPONSE TO QUESTIONS PRESENTED BY PURCHASER OR OTHER INFORMATION PROVIDED TO PURCHASER RELATING TO THE PURCHASED ASSETS; PROVIDED, THAT THIS SENTENCE SHALL NOT LIMIT THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IX.

(b) EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, THE PURCHASED ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS, WITH ALL FAULTS."

                                ARTICLE XI

DISPUTE RESOLUTION

Section 11.1 Dispute Resolution

Any dispute or claim arising under this Agreement which is not resolved in the ordinary course of business shall be referred to a panel consisting of a senior executive (President or a Vice President) of each of Purchaser and REWG, with authority to decide or resolve the matter in dispute, for review and resolution.  Such senior executives shall meet and in good faith attempt to resolve the dispute within thirty (30) days.  If the Parties are unable to resolve a dispute pursuant to this Section 11.1, such dispute shall be resolved in accordance with Section 11.2.

Section 11.2 Venue

Each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the State of New York and any federal court located in New York County, New York (or if no such court will accept jurisdiction, in any state or federal court of general jurisdiction in the State of New York, or if no such court will accept jurisdiction, in any court of competent jurisdiction in the United States) with respect to any proceeding relating to this Agreement, other than for any disputes relating to Purchase Price adjustments covered by Section 2.2.4 (which shall be resolved pursuant to Section 2.2.4).  Further, each of the Parties hereby irrevocably and unconditionally waives any objection or defense that it may have based on improper venue or forum non conveniens to the conduct of any such proceeding in any such courts.  The Parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum.  Each of the Parties (on behalf of itself and its Affiliates) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 11.3 Waiver of Trial by Jury

  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.4 Service of Process

(a) Each Party irrevocably consents to service of process in any such proceeding by the mailing thereof by certified mail, return receipt requested, addressed as provided in Section 13.2.1.

(b) Purchaser also irrevocably appoints CT Corporation System (the "Purchaser Process Agent"), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, as its agent to receive on behalf of Purchaser and its property service of copies of the summons and complaint and any other process which may be served by Sellers in any such proceeding.  Such service to Purchaser may be made by mailing or delivering a copy of such process to Purchaser in care of the Purchaser Process Agent, and Purchaser hereby irrevocably authorizes and directs the Purchaser Process Agent to accept such service on its behalf.  If for any reason the Purchaser Process Agent ceases to be available to act as Purchaser Process Agent, Purchaser agrees immediately to appoint a replacement process agent satisfactory to Sellers.

(c) Each Seller also irrevocably appoints CT Corporation System (the "Seller Process Agent"), with an office on the date hereof at 111 Eighth Avenue, New York 10011, as its agent to receive on behalf of such Seller and its property service of copies of the summons and complaint and any other process which may be served by Purchaser in any such proceeding.  Such service to Sellers may be made by mailing or delivering a copy of such process to Sellers in care of the Seller Process Agent, and each Seller hereby irrevocably authorizes and directs the Seller Process Agent to accept such service on its behalf.  If for any reason the Seller Process Agent ceases to be available to act as Seller Process Agent, Sellers agree immediately to appoint a replacement process agent satisfactory to Purchaser.

(d) Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by applicable Law.

                           ARTICLE XII

LIMITED REMEDIES AND DAMAGES

Section 12.1 Exclusive Remedies

THE EXPRESS REMEDIES SET FORTH IN SECTION 7.2(b) AND IN SECTION 12.3 AND THE INDEMNITIES SET FORTH IN ARTICLES V, VIII AND IX ARE THE SOLE AND EXCLUSIVE REMEDIES FOR A PARTY UNDER OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, IN TORT, COMMON LAW, STRICT LIABILITY, CONTRACT OR OTHERWISE, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE HEREBY WAIVED BY EACH PARTY.

Section 12.2 Limitation of Liability

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT, NO PARTY SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, LOST PROFITS OR LOSS OF REVENUE, WHETHER BY STATUTE, IN TORT, COMMON LAW, STRICT LIABILITY OR CONTRACT OR OTHERWISE.  THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES SHALL BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY PARTY, AND WHETHER LIABILITY IS BASED ON CONTRACT, TORT, STATUTE, COMMON LAW, STRICT LIABILITY OR OTHERWISE.  THIS PROVISION SHALL SURVIVE ANY TERMINATION, CANCELLATION OR SUSPENSION OF THIS AGREEMENT.

Section 12.3 Specific Performance

EACH PARTY AGREES THAT DAMAGE REMEDIES SET FORTH IN THIS AGREEMENT MAY BE DIFFICULT OR IMPOSSIBLE TO CALCULATE OR OTHERWISE INADEQUATE TO PROTECT ITS INTERESTS AND THAT IRREPARABLE DAMAGE MAY OCCUR IN THE EVENT THAT PROVISIONS OF THIS AGREEMENT ARE NOT PERFORMED BY THE PARTIES IN ACCORDANCE WITH THE SPECIFIC TERMS OF THIS AGREEMENT.  ANY PARTY MAY SEEK TO REQUIRE THE PERFORMANCE OF ANY OTHER PARTY'S OBLIGATIONS UNDER THIS AGREEMENT THROUGH AN ORDER OF SPECIFIC PERFORMANCE RENDERED BY THE FEDERAL COURT IN THE STATE OF NEVADA OR THE STATE COURTS IN THE STATE OF NEVADA AS PROVIDED IN SECTION 11.2 OF THIS AGREEMENT.

                              ARTICLE XIII

MISCELLANEOUS

Section 13.1 REI Guaranty

Concurrent with the execution of this Agreement, REI has delivered to Purchaser a guaranty whereby REI guarantees all obligations of Sellers under this Agreement.

Section 13.2 Notices

Section 13.2.1 Notice Addresses.  Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by fax, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to a Party at its address specified below:

If to Purchaser, to:

Nevada Power
P.O. Box 98910, Las Vegas, NV  89151
Facsimile No.:  (702) 367-5869
Attn:  Corporate Senior Vice President,
Energy Supply

with a copy to:

Nevada Power
P.O. Box 98910, Las Vegas, NV  89151
Facsimile No.:  (702) 367-5869
Attn:  General Counsel

If to Sellers, to:

Reliant Energy Wholesale Generation, LLC
Reliant Energy Asset Management, LLC
1000 Main Street, Suite 1200
Houston, Texas 77002
Facsimile No.: (713) 497-9190
Attn: Brandon Blossman

with a copy to:

Reliant Energy, Inc.
1000 Main Street, Suite 1200
Houston, Texas 77002
Facsimile No.: (713) 537-5987
Attn: General Counsel

Section 13.2.2 Effective Time.  Notice given by personal delivery, mail or overnight courier pursuant to this Section 13.2.2 shall be effective upon physical receipt.  Notice given by fax pursuant to this Section 13.2.2 shall be effective as of (a) the date of confirmed delivery if delivered before 5:00 p.m. local time on any Business Day, or (b) the next succeeding Business Day if confirmed delivery is after 5:00 p.m. local time on any Business Day or during any non-Business Day.

Section 13.3 Payments

Except for Payments due at Closing, if either Party is required to make any payment under this Agreement on a day other than a Business Day, the date of payment shall be extended to the next Business Day.  In the event a Party does not make any payment required or approved by the Parties under this Agreement on or before the due date, interest on the unpaid amount shall be due and paid at the Default Rate from the date such payment is due until the date such payment is made in full.  Any payment of such interest at the Default Rate pursuant to this Agreement shall not excuse or cure any default hereunder.  All payments shall first be applied to the payment of accrued but unpaid interest.

Section 13.4 Entire Agreement

This Agreement and the Transaction Agreements supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof, including, in each case, all schedules and exhibits thereto and that certain Offer Letter, dated April 1, 2008, between Purchaser and REI, and contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and thereof.

Section 13.5 Expenses

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance under this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

Section 13.6 Public Announcements

Prior to the Closing, Sellers and Purchaser will not issue or make any press releases or similar public announcements concerning the transactions contemplated hereby without the consent of the other.  If either Party is unable to obtain the approval of its press release or similar public statement from the other Party and such press release or similar public statement is, in the opinion of legal counsel to such Party, required by Law in order to discharge such Party's disclosure obligations, then such Party may make or issue the legally required press release or similar public statement and promptly furnish the other Party with a copy thereof.  Sellers and Purchaser will also obtain the other Party's prior approval of any press release to be issued immediately following the execution of this Agreement or the Closing announcing either the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 13.7 Confidentiality

Each Party hereto will hold, and will use commercially reasonable efforts to cause its Related Persons, agents, representatives, licensees, invitees, lenders, advisors and subcontractors to hold, in strict confidence from any Person (other than any such Related Persons, agents, representatives, licensees, invitees, lenders, advisors and subcontractors), unless (a) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental Authorities) or by other requirements of Law or as necessary or desirable to disclose in order to obtain the PUCN Approval, the FERC Approval or in connection with the HSR Act filing or (b) disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning any other Party or any of its Related Persons, agents, representatives, licensees, invitees, lenders, advisors and subcontractors furnished to it by any other Party or such other Party's Related Persons, agents, representatives, licensees, invitees, lenders, advisors and subcontractors in connection with this Agreement or the transactions contemplated hereby and, in the case of Purchaser prior to Closing and the Sellers after Closing, any information relating to the Purchased Assets, except to the extent that such documents or information can be shown to have been (i) previously known by the Party receiving such documents or information (except in the case of Sellers with respect to the Purchased Assets and after Closing), (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (iii) later acquired by the receiving Party from another source if the receiving Party is not aware after reasonable inquiry that such source is under an obligation to another Party hereto to keep such documents and information confidential.  In the event this Agreement is terminated, upon the request of any Party, each other Party will, and will use commercially reasonable efforts to cause its Related Persons, agents, representatives, licensees, invitees, lenders, advisors and subcontractors to, promptly (and in no event later than five (5) Business Days after such request) destroy or cause to be destroyed all copies of confidential documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Party furnished such documents and information or its Related Persons, agents, representatives, licensees, invitees, lenders, advisors and subcontractors.  The obligations contained in this Section 13.7 shall survive Closing or, if this Agreement is terminated pursuant to Article VII, such obligations shall survive for one (1) year following the termination of this Agreement.  The obligations in this Section 13.7 shall supersede the provisions of the Confidentiality Agreement, dated March 2, 2007, between Purchaser and REI.

Section 13.8 Waivers

Section 13.8.1 Grant of Waivers.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 13.8.2 Exercise of Remedies.  No failure or delay of any Party, in any one or more instances, (a) in exercising any power, right or remedy (other than failure or unreasonable delay in giving notice of default) under this Agreement or (b) in insisting upon the strict performance by the other Party of such other Party's covenants, obligations or agreements under this Agreement, shall operate as a waiver, discharge or invalidation thereof, nor shall any single or partial exercise of any such right, power or remedy or insistence on strict performance, or any abandonment or discontinuance of steps to enforce such a right, power or remedy or to enforce strict performance, preclude any other or future exercise thereof or insistence thereupon or the exercise of any other right, power or remedy.  Subject to Section 10.1, the covenants, obligations and agreements of a defaulting Party and the rights and remedies of the other Party upon a default shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

Section 13.9 Amendment

This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto.

Section 13.10 No Construction Against Drafting Party

The language used in this Agreement is the product of both Parties' efforts and each Party hereby irrevocably waives the benefits of any rule of contract construction that disfavors the drafter of a contract or the drafter of specific words in a contract.

Section 13.11 No Third Party Beneficiary

The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 13.12 Headings

The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 13.13 Invalid Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) Purchaser and Sellers shall negotiate an equitable adjustment in the provisions of the Agreement with a view toward effecting the purposes of the Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

Section 13.14 Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 13.15 No Assignment; Binding Effect

Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law.  This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 13.16 Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 13.17 Time of Essence

Time is of the essence with respect to all obligations of the Parties hereunder.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Purchase Agreement has been executed by the Parties as of the Effective Date.

RELIANT ENERGY WHOLESALE GENERATION, LLC

By:
Name:
Title:

RELIANT ENERGY ASSET MANAGEMENT, LLC

By:
Name:
Title:

NEVADA POWER COMPANY

By:
Name:
Title:

EXHIBITS

TO THE

ASSET PURCHASE AGREEMENT

by and among

RELIANT ENERGY WHOLESALE GENERATION, LLC

AND

RELIANT ENERGY ASSET MANAGEMENT, LLC

as Sellers,

and

NEVADA POWER COMPANY

as Purchaser

April 21, 2008

Exhibit A	Form of Bill of Sale and Assignment
Exhibit B	Form of Easement and Lease Assignment and Assumption Agreement
Exhibit C	Form of Assignment
Exhibit D	Form of Requested Consent

EXHIBIT A

FORM OF BILL OF SALE AND ASSIGNMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is entered into as of _____________, 2008 by and among Reliant Energy Wholesale Generation, LLC, a Delaware limited liability company ("REWG") and Reliant Energy Asset Management, LLC, a _________ ("REAM", and collectively with REWG, the "Sellers") and Nevada Power Company, an electric utility organized under the laws of the State of Nevada ("Purchaser").  Each of Sellers and Purchaser may be referred to individually herein as a "Party" and collectively as the "Parties".

RECITALS

A.           Reference is made to the Asset Purchase Agreement ("Purchase Agreement") dated as of April ___, 2008, by and among Sellers and Purchaser.  All capitalized terms herein not otherwise defined shall have the same meaning as set forth in the Purchase Agreement.

B.           Sellers and Purchaser desire to carry out, in part, the intent and purpose of the Purchase Agreement by the Sellers' execution and delivery to Purchaser of this Assignment evidencing the vesting in Purchaser of all of Sellers' right, title and interest in the Purchased Assets.

C.           Sellers and Purchaser desire to carry out, in part, the intent and purpose of the Purchase Agreement by Purchaser's execution and delivery to Sellers of this Assignment evidencing Purchaser's assumption of all duties and obligations under the Assigned Facility Agreements as set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1.    Bill of Sale.

(a)  Sellers do hereby assign, transfer, convey and deliver to Purchaser all of Sellers' right, title and interest in the Purchased Assets.

(b)  Sellers do hereby recognize the receipt of that portion of the Purchase Price payable at the Closing for the assignment and transfer of the Purchased Assets.

Section 2.    Assignment and Assumption of Assigned Facility Agreements and Assumed Liabilities.  Sellers hereby assign to Purchaser all of Sellers' right, title and interest in and to the Assigned Facility Agreements.  Purchaser hereby assumes and agrees to perform Sellers' obligations under the Assigned Facility Agreements to the extent set forth in the Purchase Agreement.  Purchaser assumes and hereby agrees to perform the Assumed Liabilities.  Nothing in this Assignment shall alter the rights and remedies of the Parties in the Purchase Agreement, including with respect to indemnification.  In the event of any inconsistency between this Assignment and the Purchase Agreement, the Purchase Agreement shall govern.

Section 3.    Successors and Assigns.  This Assignment shall be binding upon and shall inure to the benefit of Sellers and Purchaser and their respective successors and permitted assigns.

Section 4.    Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 5.    Severability.  If any term or provision of this Assignment shall be held invalid or unenforceable, the remainder of this Assignment shall not be affected.

Section 6.    Construction. Headings are solely for the Parties' convenience, are not a part of this Assignment, and shall not be used to interpret this Assignment.  This Assignment shall not be construed as if it had been prepared by one of the Parties, but rather as if all Parties have prepared it.

Section 7.    Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

Section 8.    Amendment. This Assignment may not be amended or altered except by a written instrument executed by Sellers and Purchaser.

[SIGNATURE PAGE FOLLOWS]

Exhibit A-

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first set forth above.

Sellers:	RELIANT ENERGY WHOLESALE GENERATION, LLC, a Delaware limited liability company

By:_______________________

By:  ________________________________________
Name:
Title:

RELIANT ENERGY ASSET MANAGEMENT, LLC, a ______________

By:  ________________________________________
Name:
Title:

Purchaser:	NEVADA POWER COMPANY, a Nevada corporation

By: ________________________________________
Name:
Title:

Exhibit A-

EXHIBIT B

A.P.N.:
A.P.N.:     _______________
R.P.T.T.:  $

Recorded at the Request of:
Nevada Title Company
Escrow No. _______________

Mail tax bill to and
When recorded mail to:
Nevada Power Company
P.O. Box 98910
Las Vegas, NV  89151-0001
Attn:  ____________________

FORM OF EASEMENT AND LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS EASEMENT AND LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is entered into as of _____, 2008 by and between Reliant Energy Wholesale Generation, LLC, a Delaware limited liability company ("Assignor"), and Nevada Power Company, an electric utility organized under the laws of the State of Nevada ("Assignee").  Assignor and Assignee collectively are referred to herein as the "Parties" and each, individually, as a "Party".

RECITALS

A.           Assignor is the current holder of the leasehold estate created by the Lease Agreement (as amended, the “Lease”) evidenced by Memorandum of Lease recorded September 12, 2001, as Instrument No. 00229, Book 20010912, of the Official Records of Clark County, Nevada, as amended by Amendment of Memorandum of Lease recorded ___________________, 200__, as Instrument No. ________, Book ________, of the Official Records of Clark County, Nevada.

B.           Subject to the terms and conditions of the Lease, Assignor is the current holder of the tenant’s interest created by Section 3.8 of the Lease in the Improvements (as defined in the Lease) constructed by Assignor pursuant to the Lease.

C.           Assignor is the current holder of the easement interests created by those certain easements described on Exhibit A attached hereto (the "Easements").

D.           Assignor desires to assign to Assignee all of Assignor's right, title and interest in the Lease (including, subject to the terms and conditions of the Lease, Assignor’s right, title and interest in the Improvements constructed by Assignor pursuant to the Lease), and the Easements, and Assignee desires to assume all duties and obligations of Assignor under the Lease and the Easements arising after the date hereof.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1.    Assignment and Assumption.  Assignor hereby grants, conveys and assigns to Assignee all of Assignor's right, title and interest in and to the Lease (including subject to the terms and conditions of the Lease, Assignor’s right, title and interest in and to the Improvements) and the Easements.  Assignee hereby assumes and agrees to perform any and all of the obligations of Assignor arising after the date hereof under the Easements and the Lease.

Section 2.            Successors and Assigns.  This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and permitted assigns.

Section 3.            Governing Law.  THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF).

Section 4.            Severability.  If any term or provision of this Assignment shall be held invalid or unenforceable, the remainder of this Assignment shall not be affected.

Section 5.            Construction. Headings are solely for the Parties' convenience, are not a part of this Assignment, and shall not be used to interpret this Assignment.  This Assignment shall not be construed as if it had been prepared by one of the Parties, but rather as if both Parties have prepared it.

Section 6.            Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

Section 7.            Amendment. This Assignment may not be amended or altered except by a written instrument executed by Assignor and Assignee.

Section 8.            Further Assurances.  Whenever requested to do so by the other Party, each Party shall execute, acknowledge and deliver any further conveyances, assignments, confirmations, satisfactions, releases, powers of attorney, instruments of further assurance, approvals, consents and any further instruments or documents that are necessary, expedient or proper to complete any conveyances, transfers, sales and assignments contemplated by this Assignment.  In addition, each Party shall do any other acts and execute, acknowledge and deliver any requested documents in order to carry out the intent and purpose of this Assignment.

[SIGNATURE PAGE FOLLOWS]

Exhibit B-

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first set forth above.

Assignor:	RELIANT ENERGY WHOLESALE GENERATION, LLC, a Delaware limited liability company

By: _________________________________________
Name: ______________________________________
Title: _______________________________________

Assignee:	NEVADA POWER COMPANY, an electric utility organized under the laws of the State of Nevada

By: _________________________________________
Name: ______________________________________
Title: _______________________________________

State of __________________ )
                                                   ) ss:
County of _________________)

This instrument was acknowledged before me on ___________, 2008, by ___________________________________________________ the ______________________ of Reliant Energy Wholesale Generation, LLC, a Delaware limited liability company.

________________________________
Notary Public
My Commission Expires: ____________

(Seal/Stamp)

State of __________________ )
                                                   ) ss:
County of _________________)

This instrument was acknowledged before me on ___________, 2008, by ___________________________________________________ the ______________________ of Nevada Power Company, a Nevada corporation.

________________________________
Notary Public
My Commission Expires: ____________

(Seal/Stamp)

Exhibit B-

Exhibit A

EASEMENTS

1.
Private Road Crossing Easement Agreement, dated December 12, 2002, between Reliant Energy Wholesale Generation, LLC (f/k/a Reliant Energy Bighorn, LLC) and Union Pacific Railroad Company, recorded as Instrument No. ________________, Book _________, in the Official Records of Clark County, Nevada.

2.
Wireline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company, recorded as Instrument No. ________________, Book _________, in the Official Records of Clark County, Nevada.

3.
Pipeline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company, recorded as Instrument No. ________________, Book _________, in the Official Records of Clark County, Nevada.

4.
Easement Agreement B-2, dated November 28, 2007, by and among Primm 120 Limited Partnership, Reliant Energy Wholesale Generation, LLC and Nevada Power Company (as amended by the side letter, dated November 28, 2007), recorded as Instrument No. ________________, Book _________, in the Official Records of Clark County, Nevada.

5.
Right-of-Way Grant N-74555, dated October 22, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management, as amended by that Partial Relinquishment and Amendment, dated September 15, 2004, recorded as Instrument No. ________________, Book _________, in the Official Records of Clark County, Nevada.

Exhibit B-

EXHIBIT C

FORM OF ASSIGNMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is entered into as of _____, 2008 by and between Reliant Energy Services, Inc., a Delaware corporation ("Assignor") and Nevada Power Company, an electric utility organized under the laws of the State of Nevada ("Assignee").  Assignor and Assignee collectively are referred to herein as the "Parties" and each, individually, as a "Party".

RECITALS

A.           Reference is made to the Asset Purchase Agreement ("Purchase Agreement") dated as of April ____, 2008, by and among Reliant Energy Wholesale Generation, LLC and Reliant Energy Asset Management, LLC, as Sellers, and Assignee, as Purchaser.  All capitalized terms herein not otherwise defined shall have the same meaning as set forth in the Purchase Agreement.

B.           The Parties desire to carry out, in part, the intent and purpose of the Purchase Agreement by Assignor's execution and delivery to Assignee of this Assignment evidencing the assignment to the Assignee of all of Assignor's right, title and interest in the Service Agreement for Long-Term Firm Point-To-Point Transmission Service, Service Agreement No. 90, dated as of July 5, 2001 by and between Assignee and/or Sierra Pacific Power Company and Assignor (the "TSA").

C.           The Parties desire to carry out, in part, the intent and purpose of the Purchase Agreement by Assignee's execution and delivery to Assignor of this Assignment evidencing Assignee's assumption of all duties and obligations arising after the date hereof under the TSA, as set forth in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Section 1.    Assignment and Assumption of TSA.  Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to the TSA.  Assignee hereby assumes and agrees to perform any and all of the obligations of Assignor under the TSA, arising after the date hereof.  Each Party hereby releases the other from all obligations arising under the TSA.

Section 2.           Representations and Warranties.  Assignor represents and warrants that:

(a) Existence.  Assignor is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and is licensed to do business as a corporation in the State of Nevada.

(b) Authority.  Assignor has full corporate power and authority to execute and deliver this Assignment and the TSA and to perform its obligations hereunder and thereunder.  The execution and delivery by Assignor of this Assignment and the performance by Assignor of its obligations hereunder have been duly and validly authorized by all necessary corporate action.

(c) Binding Agreement.  Each of this Assignment and the TSA is in full force and effect and constitutes the legal, valid and binding obligation of Assignor, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights or by equitable principles.  Assignor is not in violation or breach of or default under, or with notice or lapse of time or both, would be in violation or breach of or default under, the TSA.

(d) No Conflicts.  The execution and delivery by Assignor of this Assignment does not and the performance by Assignor of its obligations under this Assignment shall not: (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Assignor's organizational documents; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of the TSA or any note, bond, deed of trust, indenture, license, agreement, lease or other instrument or obligation to which Assignor is party or by which Assignor may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained in writing (true and correct copies of which waivers or consents have been furnished to Assignee); or (iii) conflict with or result in a violation or breach of any term or provision of any Law applicable to Assignor.

(e) No Prior Transfer.  Assignor has not assigned or otherwise transferred the TSA or any interest therein to any party.

Section 3.           Successors and Assigns.  This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

Section 4.           Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 5.           Severability.  If any term or provision of this Assignment shall be held invalid or unenforceable, the remainder of this Assignment shall not be affected.

Section 6.           Construction. Headings are solely for the Parties' convenience, are not a part of this Assignment, and shall not be used to interpret this Assignment.  This Assignment shall not be construed as if it had been prepared by one of the Parties, but rather as if both Parties have prepared it.

Section 7.           Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

Section 8.           Amendment. This Assignment may not be amended or altered except by a written instrument executed by Assignor and Assignee.

Section 9.           Further Assurances.  Whenever requested to do so by the other Party, each Party shall execute, acknowledge and deliver any further conveyances, assignments, confirmations, satisfactions, releases, powers of attorney, instruments of further assurance, approvals, consents and any further instruments or documents that are necessary, expedient or proper to complete any conveyances, transfers, sales and assignments contemplated by this Assignment.  In addition, each Party shall do any other acts and execute, acknowledge and deliver any requested documents in order to carry out the intent and purpose of this Assignment.

[SIGNATURE PAGE FOLLOWS]

Exhibit C-

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the date first set forth above.

Assignor:	RELIANT ENERGY SERVICES, INC., a Delaware corporation

By: _________________________________________
Name: ______________________________________
Title: _______________________________________

Assignee:	NEVADA POWER COMPANY, an electric utility organized under the laws of the State of Nevada

By: _________________________________________
Name: ______________________________________
Title: _______________________________________

Exhibit C-

EXHIBIT D
FORM OF REQUESTED CONSENT

This CONSENT AGREEMENT (this "Agreement") is entered  into as of _____________, 2008, among Reliant Energy Wholesale Generation, LLC, a Delaware limited liability company (with its successors and assigns, "Seller"), Nevada Power Company, an electric utility organized under the laws of Nevada (with its successors and assigns, "Purchaser"), and _______, a ______ (with its successors and assigns, "Company").  Purchaser, Seller and Company may be referred to individually herein as a "Party" and collectively as the "Parties".

RECITALS

WHEREAS, Seller and Company have entered into that certain _______, dated as of ____ (the "Assigned Agreement");

WHEREAS, Purchaser, Seller and Reliant Energy Asset Management, LLC have entered into that certain Asset Purchase Agreement, dated as of April _____, 2008 (the "Purchase Agreement"), pursuant to which Seller has agreed to assign all of its rights, title and interest under the Assigned Agreement to Purchaser, and Purchaser has agreed to assume all of Seller's obligations arising under the Assigned Agreement after the closing of the transactions under the Purchase Agreement (the "Transaction Closing Date"); and

WHEREAS, Seller requests consent from Company to transfer its rights, title, interest and obligations under the Assigned Agreement to Purchaser.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.           Consent and Agreement.  Company hereby consents to the assignment of all of Seller's right, title and interest in the Assigned Agreement to Purchaser.

2.           Assumption by Purchaser.  Purchaser acknowledges that it will assume all of the obligations of Seller arising under the Assigned Agreement after the Transaction Closing Date.

3.           Novation of Assigned Agreement.  Effective as of the Transaction Closing Date, Company hereby fully and unconditionally releases Seller and its affiliates from all liabilities (whether known or unknown, accrued or contingent, fixed or otherwise) under the Assigned Agreement arising after the Transaction Closing Date.

4.           Representations.

Company represents and warrants that: (i) to Company's knowledge, the Assigned Agreement is in full force and effect and constitutes the legal, valid and binding obligation of Company, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights or by equitable principles; (ii) neither Company nor, to Company's knowledge, Seller is in default of any obligation under the Assigned Agreement and neither has any existing counterclaims, offsets or defenses against the other; (iii) to Company's knowledge, no event or condition exists which would either immediately or with the passage of any applicable grace period or giving of notice, or both, enable Company or Seller to terminate or suspend its obligations under the Assigned Agreement; (iv) to Company's knowledge, no event or condition exists or has occurred which would give rise to any obligation of Seller to indemnify Company pursuant to the Assigned Agreement; (v) neither Company nor Seller has any payment amount under the Assigned Agreement outstanding or overdue and there are no pending claims for any payment amount related to the Assigned Agreement; (vi) the Assigned Agreement has not been amended or otherwise modified except as set out on Exhibit ___; (vii) Company is a ____ duly formed and validly existing under the laws of the State of ____; (viii) Company has power and authority to execute and deliver this Agreement, the execution and delivery of which by Company has been duly and validly authorized; and (ix) this Agreement constitutes the legal, valid and binding obligation of Company, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights or by equitable principles.

5.           Purchaser's address for notice under the Assigned Agreement is:

___________________
___________________
Attn: _______________

6.           Miscellaneous.

(i) This Agreement shall be binding upon the Parties and their respective successors and assigns, and may be executed in counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

(ii) In case any provision of this Agreement shall be invalid or unenforceable, the validity or enforceability of the remaining provisions shall not in any way be impaired thereby.  In the event of a conflict between this Agreement and the Assigned Agreement, the terms of this Agreement shall control.

(iii) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

(iv) This Agreement embodies the complete agreement among the Parties with respect to the subject matter hereof and supersedes all other oral or written understandings or agreements.

(v) Company agrees to execute and deliver such instruments and take such further actions as may be reasonably necessary to effectuate the purposes of this Agreement.

(vi) No change, amendment, modification, cancellation, discharge or waiver of any provision hereof shall be valid unless in writing and signed by all Parties.

Exhibit C-

IN WITNESS WHEREOF, the Parties have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

[COMPANY]

By:_______________________
Name:
Title:

[SELLER]

By:
Name:
Title:

PURCHASER:
NEVADA POWER COMPANY

By:
Name:
Title:

Exhibit C-

SCHEDULES

TO THE

ASSET PURCHASE AGREEMENT

by and among

RELIANT ENERGY WHOLESALE GENERATION, LLC

AND

RELIANT ENERGY ASSET MANAGEMENT, LLC

as Sellers,

and

NEVADA POWER COMPANY

as Purchaser

April 21, 2008

Capitalized terms used and not defined herein shall have the meaning assigned to them in the Asset Purchase Agreement.

Schedule 1.1(a), Part A	Assigned Facility Agreements
Schedule 1.1(a), Part B	Stores and Inventory
Schedule 1.1(b)	Materials and Equipment
Schedule 1.1(c)	Requested Consents
Schedule 1.1(d)	Easements
Schedule 1.1(e)	Permitted Liens
Schedule 1.1(f)	Transferred Intellectual Property
Schedule 1.1(g)	Project Employees
Schedule 1.1(h)	Stores and Inventory Methodology
Schedule 1.1(i)	Transferred Permits
Schedule 2.1.3	Excluded Assets
Schedule 5.2(b)(iii)	Material Assigned Facility Agreements
Schedule 5.2(d)	Permitted Actions
Sellers' Disclosure Schedule

Section 1.1(a): Sellers' Knowledge Persons
Section 3.4:  Consents and Action
Section 3.5:  Approvals and Filings
Section 3.7:  Sellers' Legal Proceedings
Section 3.10(d):Real Property – Material Liens
Section 3.10(f):Real Property – Commitments to or Agreements with Any Governmental Authority Affecting the Use or Ownership of the Real Property
Section 3.10(g):Real Property – Agreements for the Sale, Exchange, Encumbrance, Lease or Transfer of Any of the Real Property or Any Portion of the Same by Sellers
Section 3.10(h):Real Property – Notices of Non-Compliance with Applicable Material Conditions, Covenants and Restrictions that Encumber the Real Property
Section 3.11:Materials and Equipment; Tangible Personal Property
Section 3.12:Warranty Matters
Section 3.14(a):List of Facility Permits
Section 3.14(b)(i):Permit Parties
Section 3.14(b)(ii):Compliance with and Status of Facility Permits
Section 3.15:List of Insurance Policies
Section 3.16:Environmental Matters
Section 3.16(d):Material Environmental Permits
Section 3.18(b):  Seller Plans
Section 3.20(a):   Intellectual Property
Section 3.20(b):   Infringement of Intellectual Property
Section 5.11(a):    Support Obligations
Section 9.1:Tax Matters Exceptions

Purchaser's Disclosure Schedule	Section 1.1(a): Purchaser's Knowledge Persons Section 4.5 Approvals and Filings Section 4.6: Purchaser's Legal Proceedings

SCHEDULE 1.1(a)

ASSIGNED FACILITY AGREEMENTS

1.
Interconnection and Operation Agreement between Nevada Power Company and Reliant Energy Wholesale Generation, LLC, as successor in interest to Reliant Energy Bighorn, LLC, dated March 6, 2002 as amended by the First Revised Service Agreement No. 109, which is attached to the compliance filing with FERC by Nevada Power Company on June 26, 2002, accepted by FERC for filing effective as of March 6, 2002

2.
Regional Required System Upgrades Memorandum of Understanding between Reliant Energy Wholesale Generation, LLC, as successor in interest to Reliant Energy Bighorn, LLC, and Nevada Power Company, dated July 8, 2002

3.	Agreement for Large Standby Electric Service between Nevada Power Company and Reliant Energy Wholesale Generation, LLC, dated April 5, 2005

4.
Service Agreement for Long-Term Firm Point-to-Point Transmission Service, Service Agreement No. 90, between Sierra Pacific Power Company and/or Nevada Power Company and Reliant Energy Services, Inc., dated July 5, 2001

5.
Settlement Agreement among Reliant Energy Services, Inc., Reliant Energy Wholesale Generation, LLC, as successor in interest to Reliant Energy Bighorn, LLC, Reliant Energy Arrow Canyon, LLC and Nevada Power Company, dated December 18, 2002 (only as to assignment of rights and obligations under §4(d))

6.
Amendment and Restatement of the 2003 Settlement Agreement, among Nevada Power Company, Nevada Power Company's Chuck Lenzie Generating Station, Southern California Edison Company, GenWest, LLC, Las Vegas Cogeneration II, Mirant Las Vegas, LLC, Reliant Energy Wholesale Generation, LLC and Southern Nevada Water Authority, which is attached to the 2005 Settlement Agreement and was filed with FERC on May 23, 2005

7.
Settlement Agreement (for 2005) among Nevada Power Company, Nevada Power Company's Chuck Lenzie Generating Station, Valley Electric Association, Inc., Southern California Edison Company, GenWest, LLC, Las Vegas Cogeneration II, Mirant Las Vegas, LLC, Reliant Energy Wholesale Generation, LLC and Southern Nevada Water Authority, filed with FERC on May 23, 2005

8.
Revised Regional Required System Upgrades Memorandum of Understanding between Nevada Power Company and Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, filed as Attachment E to the 2003 Settlement Agreement, as amended by the revised memorandum of understanding between Nevada Power Company and Reliant Energy Wholesale Generation, LLC entered into pursuant to the 2005 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement, conforming MOU I with the revisions agreed to in the 2005 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement

9.	Amended and Restated Regional Required System Upgrades Western Memorandum of Understanding, dated March 24, 2005, between Reliant Energy Wholesale Generation, LLC and Nevada Power Company

10.
Settlement Agreement among Nevada Power Company, Valley Electric Association, Inc., Nevada Power Company's Chuck Lenzie Generating Station, GenWest, LLC, Las Vegas Cogeneration II, LLC, Mirant Las Vegas, LLC, Reliant Energy Wholesale Generation, LLC, and Southern Nevada Water Authority, dated as of March 21, 2005

11.
Tax Agreement among Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, Southern California Edison Company and Nevada Power Company, dated effective January 31, 2003

12.	WSCC Reliability Management System Agreement, dated March 6, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Nevada Power Company

13.	Reliant Energy Wholesale Generation, LLC Rate Schedule FERC No. 6, dated May 31, 2006 and approved July 20, 2006, between Reliant Energy Wholesale Generation LLC and Nevada Power Corporation

14.	Settlement Agreement, dated May 31, 2006 and approved by FERC on July 20, 2006, by and among Reliant Wholesale Energy Generation, LLC and Nevada Power Company

15.
Lease Agreement, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Primm 120 Limited Partnership, as amended by that First Amendment to Lease, dated November 28, 2007

16.	Amendment of Memorandum of Lease, dated November 28, 2007, between Primm 120 Limited Partnership and Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC

17.	Agreement Regarding Water, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Primadonna Company, LLC

18.
Stipulation and Agreement, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, The Primadonna Company, LLC, Primm South Real Estate Company and Primm 120 Limited Partnership

19.
Letter Update to Stipulation and Agreement, dated September 14, 2004, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, The Primadonna Company, LLC, Primm South Real Estate Company and Primm 120 Limited Partnership

20.
Easement Agreement, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Primm South Real Estate Company, Primm 120 Limited Partnership, as amended by that First Amendment, dated November 28, 2007

21.
Easement Agreement B-2, dated November 28, 2007, by and among Primm 120 Limited Partnership, Reliant Energy Wholesale Generation, LLC and Nevada Power Company, as amended by the side letter, dated November 28, 2007

22.
Private Road Crossing Easement Agreement, dated December 12, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

23.	Wireline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

24.	Pipeline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

25.
Delivery Meter Station Facility Lease, dated July 31, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Kern River Gas Transmission Company

26.	Signal Letter Agreement, dated October 2, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Kern River Gas Transmission Company

27.	Facilities Agreement, dated July 31, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Kern River Gas Transmission Company

28.
Right-of-Way Grant N-74555, dated October 22, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management, as amended by that Partial Relinquishment and Amendment, dated September 15, 2004

29.	Cost Recovery Agreement, dated March 29, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management

30.
Program Parts, Shop Repairs and Scheduled Outage Services Contract, dated September 30, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Siemens Westinghouse Power Corporation, as amended by Amendment No. 1, dated June 17, 2005 and Amendment No. 2, dated October 1, 2006

31.	Meteorological Data Agreement CBE 419, dated February 21, 2006, between Reliant Energy Wholesale Generation, LLC and Clark County, Nevada

32.	Settlement and Mutual Release Agreement, dated as of February 1, 2007, between Reliant Energy Wholesale Generation, LLC and Alstom Power Inc.

33.	Purchase Order Number 4501168957, dated March 25, 2008, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Cormetech, Inc.

34.	Purchase Order Number 4501172990, dated April 15, 2008, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and A-1 National Fire Co., Inc.

35.	Purchase Order Number 4501170131, dated March 31, 2008, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and United Anco Services

36.	Purchase Order Number 4501114486, dated May 29, 2007, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Univar USA Inc.

37.	Purchase Order Number 4500808860, dated March 26, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Enco Southwest, Inc.

38.	Contract Number 4600017299, dated February 3, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and GE Mobil Water Inc

39.	Contract Number 4600017899, dated August 25, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Viper Cleaning Systems

40.	Contract Number 4600017952, dated September 2, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Lawson Products, Inc.

41.	Contract Number 4600017436, dated April 1, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Nalco Company

42.	Contract Number 4600020452, dated June 13, 2007, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Total-Western Inc.

43.	Contract Number 4600019872, dated December 7, 2005, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Pall Advanced Separation Systems

44.	Contract Number 4600019951, dated January 1, 2006, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Siemens Power Generation Inc.

45.	Contract Number 4600018180, dated November 10, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and A-1 National Fire Co., Inc.

46.	Contract Number 4600017346, dated March 20, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Enco Southwest, Inc.

47.	Contract Number 4600017913, dated July 25, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Terminix International

48.	Contract Number 4600018071, dated October 6, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Republic Services of Southern Nevada

49.	Contract Number 4600018073, dated October 6, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Cool Reflections

50.	Contract Number 4600018155, dated October 31, 2003, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Arizona Valve & Fitting

51.	Contract Number 4600018544, dated March 30, 2004, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and H&E Equipment Services LLC

52.	Contract Number 4600019733, dated October 18, 2005, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Anytime Plumbing Inc.

53.	Software License Agreements

a.	CEMS (Continuous Emissions Monitoring System) Data loggers, server(s) and ESC Stackvision software license
b.	REDTag (tag & lock out system) PC and software license
c.	OSIsoft PI System & interfaces – Server and software[1]
d.	ABB Optimax

[1] SW license for OSI is assignable contingent on Purchaser agreeing to 1 year of software maintenance with OSIsoft.

Schedule 1.1(a) -

SCHEDULE 1.1(b), PART A

MATERIALS AND EQUIPMENT

2x1 configured combined-cycle facility consisting of:

Major Equipment

Two (2) Siemens 501 FD2 dry NOx combustion turbines with TXP Control System
Two (2) combustion turbine generators
Two (2) Alstom three pressure, natural circulation, water-tube heat recovery steam generators
One (1) Alstom steam turbine controlled by an Alstom P320-TGC and hydrogen cooled generator
Hamon 40 cell air cooled condenser
Two (2) 100 percent capacity Flowserve boiler-feed pumps (two per unit, total of four)
three 40 percent capacity Flowserve condensate pumps
ABB Bailey integrated control system

Balance of Plant

One (1) auxiliary boiler and system
Ammonia System
Cooling Water System
Water Treatment System
Service Water System
Data collection system

Interconnection

Transformers
Switchyard Equipment
Switchgear

Site
Control Room Building and Equipment (including office equipment such as office furniture, computers, printers, etc.)
Potable Water System
Site Draining System
Service Equipment (crane, forklift, pressure washer, four-wheel carts and other vehicles, tools, maintenance equipment, etc.)
Power/Lighting System
Fire Protection/Detection Equipment
Lab Equipment
Septic System
Security System

Schedule 1.1(b) -

SCHEDULE 1.1(b), PART B

STORES AND INVENTORY

Inventory list as of March 31, 2008 attached.

Schedule 1.1(b) -

SCHEDULE 1.1(c)

REQUESTED CONSENTS

1.
Delivery Meter Station Facility Lease, dated July 31, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Kern River Gas Transmission Company

2.
Lease Agreement, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Primm 120 Limited Partnership, as amended by that First Amendment to Lease, dated November 28, 2007

3.
Stipulation and Agreement, dated August 13, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, The Primadonna Company, LLC, Primm South Real Estate Company and Primm 120 Limited Partnership

4.
Private Road Crossing Easement Agreement, dated December 12, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

5.	Wireline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

6.	Pipeline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

7.
Program Parts, Shop Repairs and Scheduled Outage Services Contract, dated September 30, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Siemens Westinghouse Power Corporation, as amended by Amendment No. 1, dated June 17, 2005 and Amendment No. 2, dated October 1, 2006

Schedule 1.1(c) -

SCHEDULE 1.1(d)

EASEMENTS

1.
Easement Agreement, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Primm South Real Estate Company, Primm 120 Limited Partnership, as amended by that First Amendment, dated November 28, 2007

2.
Private Road Crossing Easement Agreement, dated December 12, 2002, between Reliant Energy Wholesale Generation, LLC as successor-in-interest to Reliant Energy Bighorn, LLC and Union Pacific Railroad Company

3.	Wireline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

4.	Pipeline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

5.
Easement Agreement B-2, dated November 28, 2007, by and among Primm 120 Limited Partnership, Reliant Energy Wholesale Generation, LLC and Nevada Power Company, as amended by the side letter, dated November 28, 2007

6.
Right-of-Way Grant N-74555, dated October 22, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management, as amended by that Partial Relinquishment and Amendment, dated September 15, 2004

Schedule 1.1(d) -

SCHEDULE 1.1(e)

PERMITTED LIENS

None

Schedule 1.1(e) -

SCHEDULE 1.1(f)

TRANSFERRED INTELLECTUAL PROPERTY

1.	Software License Agreements

a.	CEMS (Continuous Emissions Monitoring System) Data loggers, server(s) and ESC Stackvision software license
b.	REDTag (tag & lock out system) PC and software license
c.	OSIsoft PI System & interfaces – Server and software[2]
d.	ABB Optimax

[2] SW license for OSI is assignable contingent on Purchaser agreeing to 1 year of software maintenance with OSIsoft.

Schedule 1.1(f) -

SCHEDULE 1.1(g)

PROJECT EMPLOYEES

1.	Brothers, Derek A.
2.	Cairns, David James
3.	Canillo, Jason John
4.	Comella, Patricia Susan
5.	Cooper, Randal J.
6.	Fuentes, Felix Armando
7.	Gillespie, Martin E.
8.	Guadarrama, Anthony
9.	Hankins, Adam Michael
10.	Jackson, Christopher S.
11.	Lubbe, Toni Ann
12.	McCallum, Ronald
13.	Millett, Thomas S.
14.	Newcomb, Kevin
15.	Olsen, Richard Warren
16.	Otero, Jose A., Jr.
17.	Poelma, John F.
18.	Reitz, Gregory Joseph
19.	Rettke, David J.
20.	Schmitt, Sean
21.	Seymour, Jimmy L.

Schedule 1.1(g) -

SCHEDULE 1.1(h)

STORES AND INVENTORY METHODOLOGY

New inventory parts are valued at cost.  Used parts follow a split valuation procedure in which parts that have been refurbished or repaired are separately identified/tagged and valued by the plant as a percentage (75%, 50% or 25%) of new part value based on the remaining usable life of such used parts.

Schedule 1.1(h) -

SCHEDULE 1.1(i)

TRANSFERRED PERMITS

1.	Items 1 – 5 and 8 (if transferable) set forth on Section 3.14(a) of Sellers’ Disclosure Schedule

2.	Those Permits set forth on Section 3.16(d) of Sellers’ Disclosure Schedule

Schedule 1.1(i) -

SCHEDULE 2.1.3

EXCLUDED ASSETS

1.	All trade names, trademarks, service marks or logos owned by Sellers or their Affiliates but excluding the name “Bighorn,” which will be transferred to Nevada Power Company

2.	Cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise) of Sellers, whether or not related to the Facility

3.	All certificates of deposit, shares of stock, securities, evidences of indebtedness, interest in joint ventures, partnerships, limited liability companies and other entities

4.	Contracts that are not Assigned Facility Agreements

5.
Any and all temporary structures and items of personal property owned by contractors and vendors providing services on or materials to the Site or for the Project (and any and all property of easement holders located on the easements)

6.	Books and Records not being transferred comprising solely of records of employees not hired by Purchaser, financial statements of Sellers, and records relating to Excluded Assets

7.
Any SCE RRSU Refund pursuant to the 2003 Settlement Agreement and the Amended and Restated 2003 Settlement Agreement and any refunds from overpayments made by Sellers into the trust accounts established under Revised MOU I and MOU II and Sellers’ share of any interest earned on the balance of such accounts, net of Sellers’ share of any trustee fees and out-of-pocket expenses deducted by trustee prior to distribution.

8.	Embarq local phone service

9.	Qwest long distance service

10.	PBX / VM maintenance from Shared Technologies

11.	Wide Area Network / ATT service

12.	Software License Agreements

a.	ABB Ranger
b.	SAP (FI - Financial, MM- Materials Management, WM - Work Management, HR- Human Resources)
c.	PowerGADS - Generation Performance and Reliability
d.	SharePoint Document Management System
e.	Reason - Root Cause Analysis
f.	Primavera
g.	nMarket
h.	GenTrader
i.	ENotify (PI Notification Tool)
j.	OSI ActiveView
k.	OSI RTPortal
l.	MS Office
m.	MS Exchange
n.	All corporately licensed Desktop and Server software
o.	LAN Server Operating System
p.	Trend Micro Virus Protection
q.	Tape Backup software
r.	Altiris Client Service software
s.	SmartSignal[3]

13.	Internally-Developed Owned Software

a.	Trader.ems
b.	Air Bulk Sampling System
c.	ATRisk
d.	CAMS "Comprehensive Allowance Management System”
e.	Drawings Index
f.	EGIS
g.	Power Generation Web
h.	Outage Scheduling System
i.	CMET - Contractor Time and Material
j.	Employee Training & Certification System
k.	Mobile Maintenance Services System
l.	Fuelworks System
m.	Welders Qualification System (WQS)
n.	ISO Bid Tools
o.	Scheduling & Settlements
p.	Commercial Systems

14.
Firm Transportation Service Agreement Contract No. 1716, dated May 29, 2001, between Kern River Gas Transmission Company and Reliant Energy Services, Inc., as amended by the First Amendment, dated July 13, 2001

3 Sellers will use commercially reasonable efforts to obtain the licensor's agreement to transfer divisibly to Purchaser the license to the software that is currently used at the Facility

Schedule 2.1.3 -

SCHEDULE 5.2(b)(iii)

MATERIAL ASSIGNED FACILITY AGREEMENTS

1.
Lease Agreement, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Primm 120 Limited Partnership, as amended by that First Amendment to Lease, dated November 28, 2007

2.	Amendment of Memorandum of Lease, dated November 28, 2007, between Primm 120 Limited Partnership and Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC

3.	Agreement Regarding Water, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Primadonna Company, LLC

4.
Stipulation and Agreement, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, The Primadonna Company, LLC, Primm South Real Estate Company and Primm 120 Limited Partnership

5.
Letter Update to Stipulation and Agreement, dated September 14, 2004, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, The Primadonna Company, LLC, Primm South Real Estate Company and Primm 120 Limited Partnership

6.
Easement Agreement, dated August 31, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Primm South Real Estate Company, Primm 120 Limited Partnership, as amended by that First Amendment, dated November 28, 2007

7.
Easement Agreement B-2, dated November 28, 2007, by and among Primm 120 Limited Partnership, Reliant Energy Wholesale Generation, LLC and Nevada Power Company, as amended by the side letter, dated November 28, 2007

8.
Private Road Crossing Easement Agreement, dated December 12, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

9.	Pipeline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

10.	Wireline Crossing Agreement, dated July 26, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Union Pacific Railroad Company

11.
Right-of-Way Grant N-74555, dated October 22, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management, as amended by that Partial Relinquishment and Amendment, dated September 15, 2004

12.	Cost Recovery Agreement, dated March 29, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management

13.	Facilities Agreement, dated July 31, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Kern River Gas Transmission Company

14.
Delivery Meter Station Facility Lease, dated July 31, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Kern River Gas Transmission Company

15.	Settlement and Mutual Release Agreement, dated as of February 1, 2007, between Reliant Energy Wholesale Generation, LLC and Alstom Power Inc.

Schedule 5.2.(b)(iii) -

SCHEDULE 5.2(d)

PERMITTED ACTIONS

1.
UEPA Application Permit to Construct the Reliant Energy Bighorn Electric Generating Station to El Dorado Substation Interconnect Project, dated January 22, 2007, before the Public Utilities Commission of Nevada

2.	Application with Bureau of Land Management Seeking a Right-of-Way Grant in connection with the El Dorado Substation Interconnect Project, dated November 6, 2006

3.	Any other matter reasonably necessary to the UEPA filing for the Eldorado connection.

Schedule 5.2(d) -

SELLERS’ DISCLOSURE SCHEDULE

Section 1.1(a):  Sellers’ Knowledge Persons

1.	Dick Dusenbury
2.	Matt Greek
3.	Rogers Herndon
4.	Mark Jacobs
5.	Bill Oldham
6.	Tamera Plocheck
7.	David Sladic; provided, however, that the inclusion of David Sladic herein shall not constitute a waiver of the attorney client privilege or the work product doctrine.

Sellers’ Disclosure Schedule
Section 1.1(a) -

Section 3.4:  Consents and Actions

1.
Tax Agreement among Reliant Energy Wholesale Generation, LLC, as a successor-in-interest to Reliant Energy Bighorn, LLC, Southern California Edison Company and Nevada Power Company, dated effective January 31, 2003

2.
Settlement Agreement among Reliant Energy Services, Inc., Reliant Energy Wholesale Generation, LLC, as a successor in interest to Reliant Energy Bighorn, LLC, Reliant Energy Arrow Canyon, LLC and Nevada Power Company, dated December 18, 2002 (only as to assignment of rights and obligations under §4(d))

3.	Contract Number 4600019951, dated January 1, 2006, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Siemens Power Generation Inc.

4.	Software License Agreements
a.	OSIsoft PI System & interfaces – Server and software
b.	ABB Optimax

Sellers’ Disclosure Schedule
Section 3.4 -

Section 3.5:  Approvals and Filings

1.	Federal Communications Commission Wireless Telecommunications Bureau Radio Station Authorization dated February 18, 2003
2.	Administrative permit amendment approval from Clark County Department of Air Quality and Environmental Management with respect to transfer:
a.	Title V, Part 70 Operating Permit No. 1550;
b.	Title IV Operating Permit No. 1550; and
c.	Site Air Permit - Authority to Construct/Operating Permit No. ATC/OP1550, Modification 2, Amendment 1
3.	Approval from Clark County Department of Air Quality and Environmental Management with respect to:
a.	Pending Application for Modification to Title V, Part 70 Operating Permit submitted May 2007
4.	Approval of administrative modification from Nevada Division of Environmental Protection with respect to transfer of:
a.	Stormwater General Permit No. NVR 050000 (Notice of Termination and Notice of Intent)
5.	Notification to Nevada Division of Water Resources with respect to Evaporation Pond Permit – Dam Permit No. J-547
6.	Notification to USEPA with respect to Risk Management Program filings for ammonia storage and handling.
7.	Notification to Nevada Division of Environmental Protection with respect to Chemical Accident Prevention Program Plan filings.
8.	Consent to assign from The Bureau of Land Management with respect to:
a.
Right-of-Way Grant N-74555, dated October 22, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management, as amended by that Partial Relinquishment and Amendment, dated September 15, 2004

9.
Notification by REWG to WECC and NERC (a) of transfer of ownership of Bighorn Generating Facility to Purchaser effective as of the Closing Date and (b) that effective as of the Closing Date, REWG is de-registered with WECC and NERC as a Generation Owner and Generation Operator for the Bighorn Generation Facility

10.	Those items listed on Section 3.4 of Sellers’ Disclosure Schedule

Sellers’ Disclosure Schedule
Section 3.5 -

Section 3.7:  Sellers' Legal Proceedings

None

Sellers’ Disclosure Schedule
Section 3.7 -

Section 3.10(d): Real Property – Material Liens

None

Sellers’ Disclosure Schedule
Section 3.10(d) -

Section 3.10(f):  Real Property – Commitments to or Agreements with any Governmental Authority Affecting the Use or Ownership of the Real Property

1.
Right-of-Way Grant N-74555, dated October 22, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management, as amended by that Partial Relinquishment and Amendment, dated September 15, 2004

2.	Cost Recovery Agreement, dated March 29, 2001, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and The Bureau of Land Management

3.	Meteorological Data Agreement CBE 419, dated February 21, 2006, between Reliant Energy Wholesale Generation, LLC and Clark County, Nevada

4.	Fire Suppression Water Quality Assurance Plan, dated June 5, 2003, between Clark County, Nevada Fire Department Fire Prevention Bureau and Reliant Energy Wholesale Generation, LLC

5.	Rate Schedule FERC No. 6, dated May 31, 2006 and approved July 20, 2006, between Reliant Energy Wholesale Generation, LLC and Nevada Power Corporation

6.	Settlement Agreement, dated May 31, 2006 and approved by FERC on July 20, 2006, by and among Reliant Wholesale Energy Generation, LLC and Nevada Power Company

7.	Perpetual Avigation Easement Grant of Easement between Primm 120 Limited Partnership and Clark County Nevada

8.	Risk Management Program for Bighorn Generating 100000182759 between Reliant Energy Wholesale Generation, LLC and United States Environmental Protection Agency

9.
Chemical Accident Prevention Program Plan for Aqueous Ammonia Storage and Use for Bighorn Generating Station between Reliant Energy Wholesale Generation, LLC and Nevada Division of Environmental Protection

10.	All Environmental Permits listed on Section 3.16(d) of Sellers’ Disclosure Schedule

11.	The Facility Permits listed on Section 3.14(a) of Sellers' Disclosure Schedule

Sellers’ Disclosure Schedule
Section 3.10(f) -

Section 3.10(g):  Real Property – Agreements for the Sale, Exchange, Encumbrance, Lease or Transfer of any of the Real Property or any Portion of the Same by Sellers

None

Sellers’ Disclosure Schedule
Section 3.10(g) -

Section 3.10(h):  Real Property – Notices of Non-Compliance with Applicable Material Conditions, Covenants and Restrictions that Encumber the Real Property

None

Sellers’ Disclosure Schedule
Section 3.10(h) -

Section 3.11:  Materials and Equipment; Tangible Personal Property

Materials and Equipment:

None

Tangible Personal Property

None

Sellers’ Disclosure Schedule
Section 3.11 -

Section 3.12:  Warranty Matters

1.
Program Parts, Shop Repairs and Scheduled Outage Services Contract, dated September 30, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Siemens Westinghouse Power Corporation, as amended by Amendment No. 1, dated June 17, 2005 and Amendment No. 2, dated October 1, 2006

2.	Settlement and Mutual Release Agreement, dated as of February 1, 2007, between Reliant Energy Wholesale Generation, LLC and Alstom Power Inc.

3.	Contract Number 4600019872, dated December 7, 2005, between Reliant Energy Wholesale Generation, LLC – Bighorn Station and Pall Advanced Separation Systems

Sellers’ Disclosure Schedule
Section 3.12 -

Section 3.14(a):  List of Facility Permits

1.	Federal Communications Commission Wireless Telecommunications Bureau Radio Station Authorization dated February 18, 2003
2.	Clark County Fire Department permits:
a.	Permit for Storage of Hazardous Materials No. C-03443-1-2007;
b.	Welding and hot work Permit No. C-05292-3-2004;
c.	Compressed Gases and Medical Gas Permit No. C-10825-1-2007; and
d.	Flammable Combustible Permit No. C-10826-1-2007.
3.	Nevada State Fire Marshall: Hazardous Material Storage Permit No. 51455-53266
4.	Fire Suppression Water Quality Assurance Plan, dated June 5, 2003, between Clark County, Nevada Fire Department Fire Prevention Bureau and Reliant Energy Wholesale Generation, LLC
5.	Nevada Department of Business & Industry:
a.	Boiler/Pressure Vessel Operating Permit No. 02-0243
b.	Boiler/Pressure Vessel Operating Permit No. 02-0244
c.	Boiler/Pressure Vessel Operating Permit No. 02-0695
6.	Clark County Business License No. 2000116-345, first licensed on July 20, 2004, issued to Reliant Energy Asset Management, LLC [Equipment Rental License]
7.	Clark County Business License No. 2000004.935, first licensed on January 11, 2006, issued to Reliant Energy Bighorn, LLC [Electric & Power License]
8.	Clark County Department of Development Services Certificate of Occupancy, Permit No. 02-12442, issued September 20, 2003
9.	[Fire protection water loop][4]

[4] Page will be replaced when proper name of permit is received.

Sellers’ Disclosure Schedule
Section 3.14(a) -

Section 3.14(b)(i):  Permit Parties

None

Sellers’ Disclosure Schedule
Section 3.14(b)(i) -

Section 3.14(b)(ii):  Compliance with and Status of Facility Permits

Fees paid, awaiting renewal:
1.	Nevada State Fire Marshall: Hazardous Material Storage Permit No. 51455-53266
2.	Nevada Division of Environmental Protection Stormwater General Permit No. NVR 050000

Certificate will not be issued until units have been observed running:
1.	Nevada Department of Business & Industry
a.	Boiler/Pressure Vessel Operating Permit No. 02-0243
b.	Boiler/Pressure Vessel Operating Permit No. 02-0244
c.	Boiler/Pressure Vessel Operating Permit No. 02-0695

Sellers’ Disclosure Schedule
Section 3.14(b)(ii) -

Section 3.15 List of Insurance Policies

Type of Policy	Coverage	Limits	Deductible	Policy Begin	Policy End
Auto Liability (NO CLAIMS)	Fronting policy - auto liability	$2,000,000	$2,000,000	1/1/2008	1/1/2009
Workers' Compensation (3 Total claims; 1 still open; total paid out $19,492.81 with $14,722 reserve outstanding on one open claim)	Workers' Compensation coverage including Employer's Liability, USL&H, OCS, FELA Large Deductible Program	Workers' Compensation – statutory Employer's Liability -- $1,000,000 each accident, bodily injury by disease; policy limit bodily injury by disease; each person	$500,000 each accident	1/1/2008	1/1/2009
Commercial Crime (NO CLAIMS)
Insuring Agreement 1 - Employee Theft
Insuring Agreement 2 - Forgery or Alteration
Insuring Agreement 2 - Forgery or Alteration
Insuring Agreement 3 - Inside Premises - Money and Securities
Insuring Agreement 4 - Inside Premises - Robbery and Safe Burglary
insuring Agreement 5 - Outside the Premise
		$15,000,000 per occurrence	$1,000,000 each wrongful act	3/15/2008	3/15/2009
Excess Liability (NO CLAIMS)	Third party liability including bodily injury, property damage, or personal injury caused by an occurrence. CLAIMS FIRST MADE POLICY. Includes Terrorism Coverage for first $35 Million only	$150,000,000 Per occurrence, except $150,000,000 aggregate limit of liability for product/completed operations, failure to supply hazard, and pollution hazard	$2,000,000 any one occurrence	3/15/2008	3/15/2009
Fiduciary & Employee Benefits Liability (NO CLAIMS)	Coverage for alleged wrongful acts, errors and/or omissions related to administration or handling of employee benefit plans.	$25,000,000 each wrongful act $25,000,000 aggregate limit of liability
$0 for each natural person who is an insured: and $0 annual aggregate for individuals
$1,000,000 aggregate for Sponsor Organization and all Employee Benefit Programs with respect to each Wrongful Act
$2,500,000 aggregate for any Claim in whole or in part
				3/15/2008	3/15/2009
Boiler & Machinery – Jurisdictional (NO CLAIMS)	Boiler & Machinery - jurisdictional loss control inspections	$5,000	$5,000	3/1/2008	3/1/2009
Property/Business Interruption (NO CLAIMS)	Operational Property, Boiler & Machinery and Business Interruption
For Physical Damage (PD) --  $450 Million total except California quake = $300 Million total
For Business Interruption (BI) -- $200 Million total except California quake = $50 Million total
Unscheduled Locations/Offsite Storage - $25 Million sublimit
			Physical Damage -- $10 Million PD each occurrence 5% effected property values as respects CA earthquake ($10 MM minimum ) and 2% effective property values a	5/1/2007	5/1/2008

NOTE: There are no specific policies on individual plants.  Coverage is placed at a corporate level and assets sold are eliminated from policies in force at the time of the sale

Sellers’ Disclosure Schedule
Section 3.15 -

Section 3.16:  Environmental Matters

None

Sellers’ Disclosure Schedule
Section 3.16 -

Section 3.16(d):  Material Environmental Permits

1.	Clark County Department of Air Quality and Environmental Management:
a.	Title V, Part 70 Operating Permit No. 1550;
b.	Title IV Operating Permit No. 1550;
c.	Site Air Permit - Authority to Construct/Operating Permit No. ATC/OP1550, Modification 2, Amendment 1; and
d.	Pending Application for Modification to Title V, Part 70 Operating Permit submitted May 2007
2.	Nevada Division of Environmental Protection:
a.	Authorization to Discharge Permit No. NEV2002500;
b.	Stormwater General Permit No. NVR 050000; and
c.	Hazardous Waste Storage ID
3.	Nevada Division of Water Resources: Evaporation Pond Permit – Dam Permit No. J-547
4.	Clark County Health District: Septic System Permit No. SM045-ZZZ-00

Sellers’ Disclosure Schedule
Section 3.16(d) -

Section 3.18(b): Seller Plans

1.	Reliant Energy, Inc. Savings Plan
2.	Reliant Energy, Inc. Group Welfare Benefits Plan
3.	Reliant Energy, Inc. Employee Stock Purchase Plan
4.	Reliant Energy, Inc. 2002 Stock Plan
5.	Reliant Energy, Inc. Annual Incentive Compensation Plan
6.	Reliant Energy, Inc. Deferral Plan
7.	Reliant Energy, Inc. 2003 Involuntary Severance Benefits Plan for Employees with Annual Base Pay Less than $150,000
8.	Reliant Energy, Inc. 2003 Involuntary Severance Benefits Plan for Employees with Annual Base Pay At Least $150,000 But Less Than $200,000

Sellers’ Disclosure Schedule
Section 3.18(b) -

Section 3.20(a):  Intellectual Property

None

Sellers’ Disclosure Schedule
Section 3.20(a) -

Section 3.20(b):  Infringement of Intellectual Property

None

Sellers’ Disclosure Schedule
Section 3.20(b) -

Section 5.11(a):  Support Obligations

1.	Guaranty Agreement, dated August 31, 2001, from Reliant Energy Power Generation for the benefit of Primm 120 Limited Partnership

2.	Amended and Restated Guaranty for $49,380,000, dated July 6, 2001, from Reliant Energy, Inc. for the benefit of Nevada Power Company

3.
Prepayments/cash collateral and deposit posted by Reliant Energy Services, Inc. to Nevada Power Company in connection with the Service Agreement No. 90 for Long-Term Firm Point-to-Point Transmission Service, dated July 5, 2001

4.	Guaranty for $10,298,550, dated July 31, 2002, from Reliant Energy, Inc. for the benefit of Kern River Gas Transmission Company

5.	Letter of Credit for $3,297,181 by Reliant Energy Wholesale Generation, LLC for the benefit of Kern River Gas Transmission Company

6.
Guaranty Agreement dated as of September 30, 2002 by Reliant Energy Power Generation, Inc. for the benefit of Siemens Westinghouse Power Corporation, to the extent such guaranty covers obligations of Reliant Energy Wholesale Generation, LLC under the Program Parts, Shop Repairs and Scheduled Outage Services Contract, dated September 30, 2002, between Reliant Energy Wholesale Generation, LLC, as successor-in-interest to Reliant Energy Bighorn, LLC, and Siemens Westinghouse Power Corporation, as amended

Sellers’ Disclosure Schedule
Section 5.11(a) -

Section 9.1:  Tax Matters Exceptions

Section (e): Tax Audits or Examinations.

For federal income tax purposes Sellers are disregarded entities of Reliant Energy Power Generation, Inc. (“REPG”). The federal consolidated income tax return of which REPG is a member is the consolidated return of REI.  REI is currently under audit by the IRS as the result of a Form 1139 filed to carryback an NOL from its October 1, 2002 to December 31, 2002 short tax year to the consolidated December 31, 1998 tax year of its former parent company, CenterPoint Energy, Inc.  This audit resulted in proposed adjustments to this NOL and those adjustments have been protested.  That protest is currently under review by the IRS Appellate Conferee in Houston, TX.

REI is currently under audit by the IRS for the tax periods ended December 31, 2003 and December 31, 2004.  This audit has been concluded and a Revenue Agent’s Report proposing certain adjustments was issued on April 30, 2007.  The proposed adjustments have been protested by REI.  That protest is currently under review by the IRS Appellate Conferee in Houston, TX.

REI is currently under audit by the IRS for the tax periods ended December 31, 2005 and December 31, 2006.  These audits are currently ongoing at the IRS Examination level and no adjustments have yet been proposed by the IRS.

CenterPoint Energy, Inc. (“CNP”) is currently under audit by the IRS for its consolidated tax year ending December 31, 2002, for part of which REPG was a member of that consolidated group (for the period from January 1, 2002 to September 30, 2002).  That audit has been concluded and a Revenue Agent’s Report proposing certain adjustments was issued on January 30, 2006.  The proposed adjustments have been protested by CNP.  That protest is currently under review by the IRS Appellate Conferee in Houston, TX.

Sellers’ Disclosure Schedule
Section 9.1 -

PURCHASER’S DISCLOSURE SCHEDULE

Section 1.1(a):  Purchaser’s Knowledge Persons

1.	William D. Rogers
2.	Naveed Mughal
3.	Jason Menzel
4.	Roberto Denis
5.	Colleen Rice; provided, however, that the inclusion of Colleen Rice herein shall not constitute a waiver of the attorney client privilege or the work product doctrine.

Purchaser’s Disclosure Schedule
Section 1.1(a) -

Section 4.5:  Approvals and Filings

1.	Registration by Purchaser with WECC and NERC as the Generation Owner and Generation Operator for the Bighorn Generation Facility effective as of the Closing Date.

Purchaser’s Disclosure Schedule
Section 4.5 -

Section 4.6:  Purchaser’s Legal Proceedings

None

Purchaser’s Disclosure Schedule
Section 4.5 -